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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

Molycorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(4)	Date Filed:

Molycorp, Inc.
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111

Dear Stockholder:

        It is my pleasure to invite you to attend the 2014 Annual Meeting of Stockholders of Molycorp, Inc., which will be held at the St. Andrew's Club & Conference Centre, 150 King Street West, 27th Floor, Toronto, Ontario, Canada M5H 1J9 on June 25, 2014, at 10:00 a.m. Eastern Time.

        You are asked to act upon proposals to: (1) elect three directors; (2) approve, on a non-binding advisory basis, the compensation of our named executive officers; (3) approve the Molycorp, Inc. Amended and Restated 2010 Equity and Performance Incentive Plan; (4) approve amendments to our Amended and Restated Certificate of Incorporation, as amended, and Bylaws to declassify the Board of Directors; (5) approve amendments to our Amended and Restated Certificate of Incorporation, as amended, and Bylaws to adopt majority voting in uncontested director elections; (6) approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock, $0.001 par value per share, from 350,000,000 to 700,000,000, which results in an increase in the total number of authorized shares of capital stock from 355,000,000 to 705,000,000; and (7) transact such other business as may properly come before the 2014 Annual Meeting of Stockholders. The Board of Directors recommends that you vote "FOR" the election of each director nominee and "FOR" each of the remaining proposals.

        On behalf of the Board of Directors, I would like to thank you for your continued support of Molycorp, Inc. The Company looks forward to seeing you at the 2014 Annual Meeting of Stockholders.

Sincerely,

Geoffrey R. Bedford President and Chief Executive Officer, Director

May 13, 2014

Molycorp, Inc.
5619 Denver Tech Center Parkway Suite 1000 Greenwood Village, Colorado 80111

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS JUNE 25, 2014

        The 2014 Annual Meeting of Stockholders of Molycorp, Inc., a Delaware corporation, will be held on Wednesday, June 25, 2014, at 10:00 a.m. Eastern Time, at the St. Andrew's Club & Conference Centre, 150 King Street West, 27th Floor, Toronto, Ontario, Canada M5H 1J9 for the following purposes: (1) to elect three directors; (2) to approve, on a non-binding advisory basis, the compensation of our named executive officers; (3) to approve the Molycorp, Inc. Amended and Restated 2010 Equity and Performance Incentive Plan; (4) to approve amendments to our Amended and Restated Certificate of Incorporation, as amended, and Bylaws to declassify the Board of Directors; (5) to approve amendments to our Amended and Restated Certificate of Incorporation, as amended, and Bylaws to adopt majority voting in uncontested director elections; (6) to approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock, $0.001 par value per share, from 350,000,000 to 700,000,000, which results in an increase in the total number of authorized shares of capital stock from 355,000,000 to 705,000,000; and (7) to transact such other business as may properly come before the 2014 Annual Meeting of Stockholders.

        The Company is taking advantage of Securities and Exchange Commission rules that allow it to furnish proxy materials via the Internet. The Company believes that this approach provides a convenient way for stockholders to access their proxy materials and vote their shares, while lowering the Company's printing and delivery costs and reducing the environmental impact associated with the 2014 Annual Meeting of Stockholders.

        Holders of record of (1) the Company's common stock and (2) the exchangeable shares issued by MCP Exchangeco Inc., a Canadian subsidiary of the Company, at the close of business on Thursday, May 1, 2014 are entitled to vote at the 2014 Annual Meeting of Stockholders.

        Your vote is very important. Whether or not you plan to attend the 2014 Annual Meeting of Stockholders, the Company hopes you will vote as soon as possible. Please vote before the 2014 Annual Meeting of Stockholders using the Internet, telephone or, if you received printed proxy materials, by signing, dating and mailing the proxy card in the prepaid envelope, to ensure that your vote will be counted. Please review the instructions on each of your voting options described in the accompanying proxy statement or, if applicable, in the Notice of Internet Availability of Proxy Materials, or Notice, you received in the mail. Your proxy may be revoked before the vote at the 2014 Annual Meeting of Stockholders by following the procedures outlined in the accompanying proxy statement or, if applicable, the Notice you received in the mail.

By Order of the Board of Directors
Alexander D. Caldwell Corporate Secretary

May 13, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 2014

The Notice, 2014 Proxy Statement and 2013 Annual Report
are available at http://www.edocumentview.com/MCP

Page
PROXY STATEMENT	1
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 2014	1
PROPOSAL ONE—ELECTION OF DIRECTORS	5
THE BOARD OF DIRECTORS AND ITS COMMITTEES	9
COMPENSATION DISCUSSION AND ANALYSIS	14
EXECUTIVE COMPENSATION AND OTHER INFORMATION	32
COMPENSATION COMMITTEE REPORT	45
BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK	46
LEGAL PROCEEDINGS	49
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	50
PROPOSAL TWO—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	51
PROPOSAL THREE—APPROVAL OF THE MOLYCORP, INC. AMENDED AND RESTATED 2010 EQUITY AND PERFORMANCE INCENTIVE PLAN	53
PROPOSAL FOUR—APPROVAL OF AMENDMENTS TO THE COMPANY'S A&R CERTIFICATE OF INCORPORATION AND BYLAWS TO DECLASSIFY THE BOARD OF DIRECTORS	71
PROPOSAL FIVE—APPROVAL OF AMENDMENTS TO THE COMPANY'S A&R CERTIFICATE OF INCORPORATION AND BYLAWS TO REQUIRE MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS	72
PROPOSAL SIX—APPROVAL OF AN AMENDMENT TO THE COMPANY'S A&R CERTIFICATE OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK	73
THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	74
SUBMISSION OF STOCKHOLDER PROPOSALS	76
SOLICITATION OF PROXIES	77
OTHER MATTERS	77

i

Molycorp, Inc.
5619 Denver Tech Center Parkway Suite 1000 Greenwood Village, Colorado 80111

PROXY STATEMENT

 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 2014

        The 2014 Annual Meeting of Stockholders, or Annual Meeting, of Molycorp, Inc., or the Company, will be held on Wednesday, June 25, 2014, at 10:00 a.m. Eastern Time, at the St. Andrew's Club & Conference Centre, 150 King Street West, 27th Floor, Toronto, Ontario, Canada M5H 1J9 for the following purposes: (1) to elect three directors; (2) to approve, on a non-binding advisory basis, the compensation of our named executive officers; (3) to approve the Molycorp, Inc. Amended and Restated 2010 Equity and Performance Incentive Plan; (4) to approve amendments to our Amended and Restated Certificate of Incorporation, as amended, which we refer to as our A&R Certificate of Incorporation, and Bylaws to declassify the Board of Directors of the Company, or Board; (5) to approve amendments to our A&R Certificate of Incorporation and Bylaws to adopt majority voting in uncontested director elections; (6) to approve an amendment to our A&R Certificate of Incorporation to increase the number of authorized shares of common stock, $0.001 par value per share, from 350,000,000 to 700,000,000, which results in an increase in the total number of authorized shares of capital stock from 355,000,000 to 705,000,000; and (7) to transact such other business as may properly come before the 2014 Annual Meeting of Stockholders.

General Information

        This proxy statement is furnished in connection with the solicitation by the Board of proxies to be used at the Annual Meeting. On or about May 13, 2014, the Company mailed to its stockholders entitled to vote at the Annual Meeting the Notice of Internet Availability of Proxy Materials, or Notice, or, for certain stockholders, including those stockholders who requested to receive printed proxy materials, this proxy statement, the accompanying proxy card and the annual report to stockholders for the fiscal year ended December 31, 2013. The Company's annual report contains financial and other information about the Company, but is not incorporated into this proxy statement and is not deemed to be a part of the proxy soliciting materials.

        You may access the following materials at http://www.edocumentview.com/MCP: the notice of the Annual Meeting; this proxy statement; the Company's annual report to stockholders for the fiscal year ended December 31, 2013; and the form of proxy card for the Annual Meeting. Holders of record who would like to receive a paper or e-mail copy of these documents free of charge must request one by sending an e-mail to investorvote@computershare.com, calling 1-866-641-4276, or by making a request online at www.envisionreports.com/MCP. You will have the opportunity to make a request to receive paper copies for all future meetings or only for the Annual Meeting. If your shares are held in "street name" by a broker or other nominee and you would like to receive a paper or e-mail copy of these documents free of charge, you must request one by following the instructions indicated on the Notice.

Voting Your Shares of Common Stock

        You may vote by proxy or in person at the Annual Meeting. Giving a proxy means that you authorize the persons named in the proxy card to vote your shares at the Annual Meeting in the manner directed.

        Shares of Record of Common Stock.    To vote shares of common stock by proxy, you may use one of the following methods if you are a record holder:

  •
  By Internet—You can vote over the Internet at www.envisionreports.com/MCP by entering the control number found on your proxy card;

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  By Telephone—You can vote by telephone by calling 1-800-652-VOTE (8683) and entering the control number found on your proxy card; or

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  By Mail—If you received your proxy materials by mail, you can vote by signing, dating and mailing the proxy card in the pre-paid enclosed envelope.

        Shares Held in "Street Name."    If your shares of common stock are held in "street name" by a broker or other nominee, you should review the voting instruction form provided by that firm to determine how you may vote your shares of common stock.

        Your Vote Is Important.    Accordingly, you should: (1) vote via the Internet or by telephone; or (2) sign, date and return the enclosed proxy card if you received it by mail; or (3) provide instructions to your broker or other nominee whether or not you plan to attend the Annual Meeting in person. Proxies submitted by the Internet, telephone or mail must be received by 11:59 p.m. Eastern Time on June 24, 2014. The Company requests that you vote as soon as possible.

        When the proxy is properly submitted, the shares of common stock represented by the proxy will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Proxies that are submitted by Internet or telephone, and proxy cards that are properly signed, without any indication of voting instructions, will be voted "FOR" the election of each director nominee, "FOR" each of the remaining proposals and as recommended by the Board with regard to any other matters or, if no recommendation is given, in the proxy holders' own discretion.

Voting Your Exchangeable Shares

        Holders of exchangeable shares, which we refer to as the "Exchangeable Shares", issued by MCP Exchangeco Inc., a Canadian subsidiary of ours ("Exchangeco"), are receiving these proxy materials in accordance with the provisions of the Exchangeable Shares and the Voting and Exchange Trust Agreement (the "Trust Agreement") dated June 6, 2012, among the Company, Exchangeco and Computershare Trust Company of Canada (the "Trustee"). The Exchangeable Shares are exchangeable for shares of the Company's common stock on a one-for-one basis.

        In accordance with the Trust Agreement, holders of Exchangeable Shares are effectively provided with voting rights for each Exchangeable Share that are nearly equivalent to the voting rights applicable to a share of the Company's common stock, and holders are entitled to instruct the Trustee as to how to vote their Exchangeable Shares. The Trustee holds one share of the Company's preferred stock designated as the "Special Voting Share." The Special Voting Share entitles the Trustee to vote on matters in which holders of the Company's common stock are entitled to vote. The Special Voting Share is entitled to a number of votes equal to the number of Exchangeable Shares outstanding on the record date (as defined below) for determining holders of the Company's common stock entitled to vote and for which the Trustee has received voting instructions from the holders of such Exchangeable Shares. The Special Voting Share shall vote together with the holders of the Company's common stock as a single class. All references to "common stock" in this proxy statement with respect to voting matters shall mean the Special Voting Share and the Company's common stock, voting together as a single class. Based upon the foregoing, the Trustee will be entitled to cast up to 143,381 votes at the Annual Meeting. However, the Trustee will exercise each vote attached to the Special Voting Share only on the basis of instructions received from the holders of record of the Exchangeable Shares. In the absence of instructions from a holder as to voting, the Trustee will not exercise any voting rights with respect to the Exchangeable Shares held by such holder.

        If you are a holder of record of Exchangeable Shares, there are two ways to vote your Exchangeable Shares:

  •
  By Mail—You may vote by signing and returning the enclosed voting instruction form to the Trustee. This form permits you to instruct the Trustee to vote at the Annual Meeting. The Trustee must receive your voting instruction by 11:59 p.m. Eastern Time on June 20, 2014, at the address indicated on the voting instruction form or for an adjourned meeting not less than 72 hours before the time set for the holding of the adjourned meeting. This will give the Trustee time to tabulate the voting instructions and vote on your behalf.

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  In Person—Alternatively, if you wish to attend the Annual Meeting and vote in person rather than have the Trustee exercise voting rights on your behalf, you may instruct the Trustee (by following the procedures set forth in the enclosed voting instruction form) to give you or your designee a proxy to exercise the voting rights personally at the Annual Meeting. You may also instruct the Trustee to give a proxy to a designated representative of the Company to exercise such voting rights.

        Only holders of Exchangeable Shares whose names appear on the records of Exchangeco as the registered holders of Exchangeable Shares on the record date are entitled to instruct the Trustee as to how to exercise voting rights in respect of their Exchangeable Shares at the Annual Meeting. If on the record date your Exchangeable Shares were held, not in your name, but rather in the name of a nominee, then you are the beneficial owner of shares held in "street name" and these proxy materials, if you have received them, are being forwarded to you by that nominee. The nominee holding your account is considered to be the stockholder of record for purposes of instructing the Trustee as to how to vote your Exchangeable Shares. As a beneficial owner, you have the right to direct your nominee on how to instruct the Trustee to vote your Exchangeable Shares in accordance with the instructions provided by your nominee.

Revocability of Proxies and Changes to a Stockholder's Vote

        You have the power to revoke your proxy or change your vote before the proxy is voted at the Annual Meeting. You can revoke your proxy or change your vote in one of four ways:

  •
  by sending a signed notice of revocation to the Company's Corporate Secretary to revoke your proxy;

  •
  by sending to the Company's Corporate Secretary a completed proxy card bearing a later date than your original proxy indicating the change in your vote;

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  by logging on to www.envisionreports.com/MCP in the same manner you would to submit your proxy electronically or calling 1-800-652-VOTE (8683), and, in each case, following the instructions to revoke or change your vote; or

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  by attending the Annual Meeting and voting in person, which will automatically cancel any proxy previously given. However, attendance at the Annual Meeting will not automatically revoke any proxy that you have given previously unless you request a ballot and vote in person.

        If you choose either of the first two methods, your signed notice of revocation or later dated proxy card indicating the change in your vote, as applicable, must be received by the Company's Corporate Secretary prior to 11:59 p.m. Eastern Time on June 24, 2014. If you choose the third method, you must take the described action prior to 11:59 p.m. Eastern Time on June 24, 2014. Once voting on a particular matter is completed at the Annual Meeting, you will not be able to revoke your proxy or change your vote. If your shares are held in street name by a broker or other nominee, you must contact that institution to change your vote. See "Shares Held in 'Street Name'" above. Holders of

Exchangeable Shares may revoke their voting instructions to the Trustee in accordance with the voting direction provided by the Trustee.

Stockholders Entitled To Vote and Quorum

        Holders of record of the Company's common stock and the Exchangeable Shares at the close of business on Thursday, May 1, 2014, referred to as the record date, will be entitled to vote at the Annual Meeting. On that date, 244,712,409 shares of the Company's common stock and 143,381 Exchangeable Shares were outstanding and entitled to vote. Each share of the Company's common stock is entitled to one vote. At the Annual Meeting, inspectors of election will determine the presence of a quorum and will tabulate the results of the vote of the stockholders. The holders of a majority of the total number of issued and outstanding shares of the Company's common stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Abstentions, as well as proxies held in street name by brokers that are not voted on all proposals to come before the Annual Meeting, referred to as broker non-votes, will be considered "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting.

Broker Non-Votes

        Brokers or other nominees who hold shares of common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of other matters which are "non-routine," without specific instructions from the beneficial owner.

        Proposal One—Election of Directors, Proposal Two—Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers, Proposal Three—Approval of the Molycorp, Inc. Amended and Restated 2010 Equity and Performance Incentive Plan, Proposal Four—Approval of Amendments to the Company's A&R Certificate of Incorporation and Bylaws to Declassify the Board of Directors and Proposal Five—Approval of an Amendment to the Company's A&R Certificate of Incorporation and Bylaws to Require Majority Voting in Uncontested Director Elections are considered to be non-routine matters, and without your instruction, your broker cannot vote your shares with respect to such proposals.

        Proposal Six—Approval of an Amendment to the A&R Certificate of Incorporation to Increase Number of Authorized Shares of Common Stock is considered to be a routine matter. Accordingly, the Company does not expect "broker non-votes" on this proposal.

Votes Required To Approve the Proposals

        The nominees for director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy will be elected. Accordingly, withhold votes and broker non-votes will have no impact on Proposal One—Election of Directors, except to the extent that the failure to vote for an individual may result in other nominees receiving a larger percentage of votes.

        Proposal Two—Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers requires the favorable vote of a majority of the shares entitled to vote, present in person or represented by proxy, for approval. Although this vote is advisory in nature and is not binding on the Company, the Board expects to consider the outcome of this vote in its future deliberations. Abstentions will have the same effect as a vote against Proposal Two and broker non-votes will have no effect on the outcome of Proposal Two.

        Proposal Three—Approval of the Molycorp, Inc. Amended and Restated 2010 Equity and Performance Incentive Plan requires the affirmative vote of at least a majority of the votes cast for approval, including abstentions, which will have the same effect as a vote against Proposal Three. Broker non-votes will have no effect on the outcome of Proposal Three.

        Proposal Four—Approval of Amendments to the Company's A&R Certificate of Incorporation and Bylaws to Declassify the Board of Directors requires the affirmative vote of the holders of at least 66 2/3% of the Company's outstanding common stock for approval. Abstentions and broker non-votes will have the same effect as a vote against Proposal Four.

        Proposal Five—Approval of Amendments to the Company's A&R Certificate of Incorporation and Bylaws to Require Majority Voting in Uncontested Director Elections requires the affirmative vote of the holders of at least 66 2/3% of the Company's outstanding common stock for approval. Abstentions and broker non-votes will have the same effect as a vote against Proposal Five.

        Proposal Six—Approval of an Amendment to the Company's A&R Certificate of Incorporation to Increase Number of Authorized Shares of Common Stock requires the affirmative vote of the holders of at least a majority of the Company's common stock for approval. Abstentions will have the same effect as a vote against Proposal Six.

        Stockholders have no right to cumulative voting as to any matter, including the election of directors.

Attending the Annual Meeting

        If you wish to attend the Annual Meeting in person, you will be asked to present the following:

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  All Stockholders—photo identification, such as a driver's license.

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  Holders of Record—the top half of the proxy card, which will serve as your admission ticket.

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  Holders in "street name"—proof of ownership, such as your admission ticket, a brokerage statement as of the record date, or a letter from your bank or broker indicating that you held the Company's common stock as of the record date. If you would like to vote your common stock held in "street name" in person, you must obtain a written proxy in your name from the broker, bank, or other nominee that holds your shares of common stock.

  •
  Guests—admission of persons who are not stockholders is subject to space limitations and to the discretion of management.

        For information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please contact the Company's Investor Relations department at IR@molycorp.com.

PROPOSAL ONE—ELECTION OF DIRECTORS

        The Board is currently divided into three classes (Class I, Class II and Class III). At each annual stockholders' meeting, one class of directors stands for election. The elected directors are elected to serve until the third annual meeting of stockholders following their election, with each director of each class to serve until such director's successor is elected and qualified or until such director's earlier resignation or removal. The exact number of members on the Board, which shall not be less than seven or more than eleven, will be determined by the Board from time to time by resolution of a majority of the full Board, or by the affirmative vote of 66 2/3% of the voting stock of the Company, voting together as a single class.

        At the Annual Meeting, three Class I directors are to be elected to serve until the third annual meeting of stockholders following their election and until their successors are elected and qualified or until their earlier resignation or removal. The Board has nominated three individuals for election this year to serve until the annual meeting of stockholders in 2017. The nominees are Russell D. Ball, Charles R. Henry and Dr. Michael Schwarzkopf. Each of Messrs. Ball, Henry and Schwarzkopf currently serves as a director, having been previously duly elected or appointed, and has agreed to serve as a director if elected. Dr. Schwarzkopf was identified as a director candidate and recommended to the Nominating and Corporate Governance Committee as a director by a third-party search firm. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board selected Dr. Schwarzkopf as a Class I Director of the Company to fill the vacancy created by the previously announced resignation of Jack E. Thompson in 2013, to serve until his successor is elected and qualified or until his earlier resignation or removal. If for some unforeseen reason a nominee becomes unwilling or unable to serve, proxies will be voted for a substitute nominee selected by the Board. Information regarding the nominees and each continuing director is set forth below.

Class I Director Nominees

        Russell D. Ball, age 46, has been a director since March 2010. Since May 2013, Mr. Ball has served as executive vice president, capital management for Goldcorp, Inc., a gold mining company. Previously, from July 2007 until May 2013, Mr. Ball served as chief financial officer and executive vice president of Newmont Mining Corporation, a gold mining and production company. Before becoming chief financial officer, Mr. Ball held a variety of senior positions with Newmont Mining Corporation, including vice president and controller from 2004 until 2007. Mr. Ball is both a chartered accountant in South Africa and a certified public accountant in the United States. Mr. Ball brings a unique and important understanding of finance and accounting in the global mining industry to the Board.

        Charles R. Henry, age 76, has been a director since August 2009. Mr. Henry is currently the president of CRH, Inc., a consulting firm specializing in federal government acquisition issues, and has been associated with CRH, Inc. since its formation in 1993. From 2005 to 2007, Mr. Henry was the chief operating officer of CEG Company, a leading producer of wiring harnesses for military vehicles. From October 2001 to January 2004, he organized and served as chief executive officer of the Veteran Corporation, a congressionally mandated non-profit organization designed to promote veteran business interests. He has served on the board of directors of Gaming Partners International, a gaming products company, since June 2006. In March 2013, he was appointed chairman of the board of directors of Imperatis, Inc., a service organization to America's defense, intelligence and civilian, as well as profit and non-profit, sectors. Mr. Henry is a retired two-star general who served 32 years in the U.S. Army. In 1990, Mr. Henry was chosen by the Bush Administration to consolidate all Department of Defense contract administration into one central business entity, resulting in increased efficiency and monetary savings. With his strong background in management, Mr. Henry brings significant organizational acumen to the Board.

        Dr. Michael Schwarzkopf, age 52, has been a director since August 2013. Dr. Schwarzkopf serves as chairman of the executive board of Plansee Holding AG, a private Austrian company that is a vertically integrated supplier of powder-metallurgical manufactured products made of molybdenum and tungsten. He has been a member of the Supervisory Board of Voestalpine AG since July 2004 and of Mayr-Melnhof Karton AG since April 2009. He also has served as a director at Molibdenos Metales S.A. since April 2011. He is a Mechanical Engineer with a Ph.D in materials science. Dr. Schwarzkopf's extensive and ongoing industry knowledge makes him a vital part of the Board.

Class II Directors with Terms Expiring in 2015

        Geoffrey R. Bedford, age 47, has been a director since December 2013. Mr. Bedford has served as the Company's President and Chief Executive Officer since December 2013. Previously, he served as the Company's Executive Vice President and Chief Operating Officer, which followed his role as Executive Vice President of the Company's Rare Earths and Magnetics segment. Mr. Bedford served as executive vice president and chief operating officer of Neo Material Technologies, or Neo Materials, until Molycorp acquired Neo Materials in June 2012. Prior to that, he served as executive vice president of the Performance Materials Division of Neo Materials from 2005 to 2011, and as executive vice president, finance, and chief financial officer, from 1999 to 2005. Before joining Neo Materials, Mr. Bedford held successively senior financial positions with The Woodbridge Group and Champion Road Machinery. He began his professional career with PricewaterhouseCoopers LLP and has a broad range of operating, management and financial experience. He is a Canadian Chartered Accountant holding a Bachelor of Science degree from the University of Western Ontario and a Masters of Business and Administration from Northwestern University, a graduate of the Kellogg-Schulich Executive Masters of Business Administration program. Mr. Bedford's broad management experience, comprehensive knowledge of the rare earths and magnetics industries and deep understanding of the operations of the Company, including Neo Materials, make him a valuable member of our management team and the Board.

        Brian T. Dolan, age 73, has been a director since September 2008. Until December 31, 2011, when he retired, Mr. Dolan served as a partner of Resource Capital Funds, a series of private equity funds investing in the mining and minerals industry, and RCF Management, L.L.C., a company that provides management services to the several Resource Capital Funds, from January 2002 until December 2011. From 1970 to 2001, Mr. Dolan practiced law with the firm Davis Graham & Stubbs LLP of Denver, Colorado, specializing in natural resources law. Mr. Dolan's extensive experience as a director of a wide spectrum of companies makes him a vital part of the Board.

        John Graell, age 59, has been a director since March 2012. Since 1992, Mr. Graell has served as the chief executive officer of Molibdenos y Metales S.A., or Molymet, a manufacturer and processor of molybdenum. Mr. Graell serves on the boards of directors of several private companies in the metals and mining industry. Mr. Graell also served as president of the International Molybdenum Association, a non-profit trade association, from 2001 through 2005. Mr. Graell holds a degree in Industrial Engineering from Universidad de Chile. Mr. Graell brings to the Board extensive and ongoing experience as a chief executive officer of a company and director of several private companies involved in the global mining and mineral processing industries.

Class III Directors with Terms Expiring in 2016

        James J. Jackson, age 64, has been a director since March 2014. Until his retirement in 2005, Mr. Jackson was senior vice president and chief financial officer of MobiFon S.A., a cellular telephone provider in Romania and a wholly-owned subsidiary of Vodafone Group plc, which purchased MobiFon from Telesystem Wireless International Inc. in 2005. As an employee of Telesystem Wireless International Inc., Mr. Jackson served in numerous senior financial roles from 1997 onwards, including, from July 2004 until the sale of Vodafone in 2005, as senior vice president corporate affairs, while he continued to act as MobiFon's senior vice president and chief financial officer. From 1995 to 1997, Mr. Jackson was vice chairman, finance, for Quadrant Amroq Bottling Co. Ltd., a venture capital firm holding the franchise for Pepsi-Cola in Romania. Prior to that time, he worked for fifteen years at Alcan Aluminium Ltd., an aluminum manufacturer. Mr. Jackson served on the board of directors of Neo Materials from November 2005 until Neo Materials' acquisition by Molycorp in June 2012, and was chair of Neo Materials' audit committee from August 2009 until June 2012. He also served as Neo Materials' chairman from April 2008 until August 2009. Mr. Jackson currently serves as a board member, chair of the audit committee and lead independent director of Duluth Metals Limited, a director of Miocene Metals Limited and a member of the Supervisory Council of Bite Lietuva, a mobile telephone company based in Lithuania, serving Lithuania and Latvia. Mr. Jackson is a member of the Institute of Chartered Accountants of Ontario, a registered Certified Public Accountant in the United States and a certified director as a graduate of the Institute of Corporate Directors. Mr. Jackson's broad international experience and deep understanding of the operations of Neo Materials makes him a valuable member of the Board.

        Constantine E. Karayannopoulos, age 53, has been a director since June 2012. He served as the Company's Vice Chairman from June 2012 until December 2012, and then as Interim President and Chief Executive Officer from December 2012 until December 2013. A professional engineer, he previously served as president and chief executive officer of Neo Materials from 2005 until Molycorp acquired Neo Materials in June 2012. Prior to that, Mr. Karayannopoulos was the executive vice president and chief operating officer of Neo Materials, and also served as vice president and general manager of Neo Materials' rare earths business unit and vice-president, sales. Before joining Neo Materials, Mr. Karayannopoulos was a manager of business development at Praxair Canada Inc., a manufacturer of industrial gases, and managed their new business acquisition efforts in Eastern Canada, as well as their commercial development activities in the chemical, petrochemical and refining industries across Canada. From 1986 to 1994, he was in the Linde Division of Union Carbide Canada (now, Praxair Canada Inc.) as a market development specialist, assuming successively more senior roles. Mr. Karayannopoulos is a director of the Canada China Business Council, a director of Lithium Americas Corp., and is a member of the Advisory Board at the University of Toronto's Department of Chemical Engineering and Applied Chemistry. He holds Bachelor and Master of Applied Science degrees in Chemical Engineering from the University of Toronto. Mr. Karayannopoulos brings broad management experience and a comprehensive knowledge of the rare earths and magnetics industries to the Board.

        Mark S. Kristoff, age 52, has been a director since September 2008. Since April 2005, Mr. Kristoff has been the chief executive officer of the Traxys Group, a global metal trading, marketing and distribution company. Before becoming chief executive officer, Mr. Kristoff was the chief operating officer of the Traxys Group from its founding in January 2003 until April 2005. Prior to the formation of the Traxys Group, Mr. Kristoff was the president of Considar Inc., a metals and ferroalloys supplier, from 1991 until 2003. Mr. Kristoff graduated from Cornell University with a B.A. in Economics in 1984. Mr. Kristoff's experience in global trading, financing, supply chain management, and distribution of metals and rare earth elements, or REEs, provides valuable insight to the Board regarding existing and potential opportunities in the rare earths markets.

        Alec Machiels, age 41, has been a director since September 2008. Mr. Machiels has served as a partner at Pegasus Capital Advisors, L.P., a private equity fund manager, since May 2006. Prior to becoming a partner at Pegasus, Mr. Machiels was vice president from June 2004 until May 2006, and an associate from August 2002 until June 2004. Mr. Machiels served as a member of the board of directors of Coffeyville Resources, LLC, an oil refinery and ammonia plant in Coffeyville, Kansas, from 2003 until 2005, as well as a member of the board of directors of Merisant Worldwide, Inc., a manufacturer and distributor of sugar substitute sweeteners, from 2005 until 2010. He has served on the board of directors of Traxys S.A., a metal trading and distribution company, since January 2006. He started his career as a financial analyst in the Financial Services Group at Goldman Sachs International in London and in the Private Equity Group at Goldman, Sachs & Co. in New York from July 1996 until June 1999. From July 2001 to July 2002, Mr. Machiels served as chief executive officer and chairman of Potentia Pharmaceuticals, Inc. Mr. Machiels received a M.B.A. from Harvard Business School in 2001. Mr. Machiels also received a masters in law from KU Leuven Law School in Belgium and a masters in international economics from Konstanz University in Germany. His strong background in financial management and investment in commodity-related businesses provides the Board with a valuable perspective on strategic, financial and capital raising matters.

Board Recommendation

        The Board recommends that stockholders vote "FOR" the election of each of the Class I Director Nominees.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Director Independence

        The Board reviews the independence of each director annually. In determining the independence of the Company's directors, the Board considered Section 303A of the listing standards of the New York Stock Exchange, or the NYSE, and broadly considered the materiality of each director's relationship with the Company. In making its determination, the Board also considered that (i) Mr. Karayannopoulos served as the Company's Interim President and Chief Executive Officer from December 2012 until December 2013 and (ii) the Company provides recycling services to Plansee, Holding AG, or Plansee, a privately held Austrian company that is wholly-owned by an Austrian trust, of which Dr. Schwarzkopf and other members of his family are beneficiaries, and determined that there was no impairment of Mr. Karayannopoulos' independence and Dr. Schwarzkopf's independence. Based upon the foregoing criteria, the Board has determined that the following directors are independent: Russell D. Ball, Brian T. Dolan, John Graell, Charles R. Henry, James J. Jackson, Constantine E. Karayannopoulos, Mark S. Kristoff, Alec Machiels and Dr. Michael Schwarzkopf. In addition, the Board determined that each of Ross R. Bhappu and Jack E. Thompson did qualify as an independent director within the meaning of Section 303A of the listing standards of the NYSE for the 2013 fiscal year prior to the termination of their respective service on the Board during 2013.

Board Meetings

        During fiscal year 2013, the Board held seven meetings. Each director who was serving as a director during fiscal year 2013 attended at least 75% of the total meetings of the Board and the committees on which he served during 2013.

Attendance at Annual Meeting

        While the Company does not have a policy on directors attending the annual meetings of stockholders, directors' attendance at the annual meetings is encouraged. Three of the directors who were serving as directors at the time of the 2013 annual meeting of stockholders attended that meeting.

Meetings of Non-Management Directors

        The non-management directors of the Company generally meet in executive session in conjunction with each regularly scheduled Board meeting. The non-management directors of the Company met in executive session in conjunction with five of the seven meetings. These meetings generally are chaired by the Chairman of the Board.

Committees

        The Board has four standing committees: the Audit and Ethics Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Health, Environment, Safety and Sustainability Committee. The members of such committees are as follows:

Audit and Ethics Committee	Compensation Committee
Russell D. Ball, Chair	Brian T. Dolan, Chair
Brian T. Dolan	Russell Ball
Charles R. Henry	Mark S. Kristoff
James J. Jackson

Nominating and Corporate Governance Committee	Health, Environment, Safety and Sustainability Committee
Mark S. Kristoff, Chair	Charles R. Henry, Chair
John Graell	Brian T. Dolan
Constantine E. Karayannopoulos	Constantine E. Karayannopoulos
Alec Machiels

        The Board has adopted a written charter for each of the Audit and Ethics Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Health, Environment, Safety and Sustainability Committee. Committee charters are reviewed annually. These charters, as well as the Company's Code of Business Conduct and Ethics and the Company's Corporate Governance Guidelines, are posted and available on the Company's website at www.molycorp.com. The information on or accessible through the Company's website is not a part of or incorporated by reference into this proxy statement.

  Audit and Ethics Committee

        The Audit and Ethics Committee held four meetings in 2013. The Audit and Ethics Committee, among other things, oversees the Company's accounting practices and processes, system of internal controls, independent auditor relationships, financial statement audits and audit and financial reporting processes. All the members of the Company's Audit and Ethics Committee are independent under the rules of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act. Each committee member is financially literate within the requirements of the NYSE and each of Mr. Ball and Mr. Jackson is an audit committee financial expert within the applicable rules of the Securities and Exchange Commission, or the SEC, and the NYSE.

  Compensation Committee

        The Compensation Committee held six meetings in 2013. The Compensation Committee establishes and administers the Company's policies, programs and procedures for compensating the Company's executive officers and directors. The Compensation Committee's duties include, among other things, reviewing and approving executive officer compensation and administering incentive compensation plans and equity-based plans. The Compensation Committee's processes and procedures for the consideration and determination of executive and director compensation are discussed further under the heading "Compensation Discussion and Analysis" below. All the members of the Company's Compensation Committee are independent under the rules of the NYSE.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee held five meetings in 2013. The Nominating and Corporate Governance Committee identifies individuals qualified to become board members, recommends director nominees, recommends board members for committee membership, develops and recommends corporate governance principles and practices, oversees the evaluation of the Board and its committees and formulates a description of the skills and attributes of desirable board members.

        Pursuant to the terms of a securities purchase agreement, dated January 31, 2012, or the Purchase Agreement, by and between the Company and Molymet, the Company agreed to increase the size of the Board, and Molymet was given the right to nominate a member of the Board to serve as a Class II director of the Company (i) effective as of the closing of the transaction on March 8, 2012, which the Company refers to as the Closing, and (ii) at every annual meeting of the stockholders of the Company at which Class II directors are generally elected, for so long as Molymet and its affiliates beneficially own, during the period from the Closing until the three-year anniversary thereof, at least 50% of the number of shares of the Company's common stock acquired pursuant to the Purchase Agreement, and, from and after the three-year anniversary of the Closing, at least five percent of the aggregate shares of the Company's common stock then outstanding. Pursuant to the terms of the Purchase Agreement, the Board increased the number of Class II directors of the Company from two to three and Mr. Graell was recommended to the Nominating and Corporate Governance Committee as a director nominee by Molymet. The Nominating and Corporate Governance Committee recommended to the Board that Mr. Graell be nominated as a Class II director and the Board elected Mr. Graell as a Class II director, and nominated him for election as a Class II director of the Company to serve until his successor is elected and qualified or until his earlier resignation or removal.

        The Nominating and Corporate Governance Committee will also consider candidates recommended by the Company's stockholders so long as the proper procedures are followed. The Nominating and Corporate Governance Committee has not established specific minimum qualifications that a candidate must have to be recommended to the Board. However, in determining qualifications for new directors, the Nominating and Corporate Governance Committee will consider potential members' qualifications to be independent under the NYSE listing standards, as well as other factors, including the knowledge, experience, integrity and judgment of each candidate. The Company's Bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of such nomination in writing. To be timely, a stockholder's notice generally must be delivered to or mailed and received by the Corporate Secretary of the Company at the Company's principal executive offices not less than 90 nor more than 120 calendar days prior to the first anniversary of the preceding year's annual meeting, subject to adjustment as provided in the Company's Bylaws in the event of advancement or delay of the Company's annual meeting. The Company's Bylaws also provide certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from making nominations for directors at an annual meeting of stockholders. A stockholder's notice must set forth, among other things, as to a nomination the stockholder proposes to bring before the meeting:

  •
  the name and address of the stockholder and the beneficial owner, if any, on whose behalf the proposal or nomination is made;

  •
  the class, series and number of shares that are owned of record or beneficially by the stockholder nominating the nominee or nominees;

  •
  a representation that the stockholder giving the notice is a holder of record of shares of the Company's voting stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;

  •
  whether such stockholder or beneficial owner intends to deliver a proxy statement and forms of proxy to holders of at least the percentage of shares of the Company's voting stock required to nominate such nominee or nominees;

  •
  any derivative interest in the Company's securities as such term is defined in the Company's Bylaws;

  •
  any voting arrangements pursuant to which such stockholder has the right to vote any shares of the Company or which has the effect of increasing or decreasing such stockholder's voting power;

  •
  any rights to certain dividends on shares of the Company that are separated or separable from the underlying shares of the Company and any entitlement to certain performance-related fees resulting from an increase or decrease in the value of shares of the Company or derivative interests; and

  •
  any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents in support of the nomination of the nominee or nominees.

        The stockholder's notice must also include, among other things, the name, age, business address, residence address and occupation of the nominee proposed by the stockholder and the signed consent of the nominee to serve as a director on the Board if so elected. The director nominee may also be required to present certain information and make certain representations and agreements at the Company's request. In addition, a stockholder must also comply with all other applicable requirements of the Exchange Act and the rules and regulations under the Exchange Act with respect to matters relating to nomination of candidates for directors.

        In addition to the formal procedure set forth in the Company's Bylaws for the nomination of directors by stockholders, the Nominating and Corporate Governance Committee has adopted a policy to consider stockholder recommendations of candidates for nomination to the Board who stockholders submit outside the process in the Company's Bylaws discussed above. Under this policy, the Nominating and Corporate Governance Committee will consider stockholder recommendations of candidates for nomination to the Board so long as the recommendation includes (1) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience and particular fields of expertise, (2) an indication of the nominee's consent to serve as a director of the Company if elected and (3) the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be a director of the Company. Such recommendations must be mailed to the Corporate Secretary of the Company at the Company's principal executive offices. The Nominating and Corporate Governance Committee will evaluate candidates proposed by stockholders using the same criteria that it uses for those candidates recommended by other sources.

        From time to time, the Nominating and Corporate Governance Committee engages a professional search firm to assist in identifying and evaluating potential nominees.

        All the members of the Company's Nominating and Corporate Governance Committee are independent under the rules of the NYSE.

  Health, Environment, Safety and Sustainability Committee

        The Health, Environment, Safety and Sustainability Committee held four meetings in 2013. The Health, Environment, Safety and Sustainability Committee establishes and oversees the administration of the Company's policies, programs and procedures for ensuring: the protection of the health and safety of the Company's employees, contractors, customers and the public; the protection of the environment; and the promotion of sustainable development and business practices.

Review and Approval of Related Party Transactions

        The Company's Audit and Ethics Committee is responsible for the review and approval of all related party transactions required to be disclosed to the public under SEC rules. This procedure is contained in the written charter of the Company's Audit and Ethics Committee. In addition, the Company maintains a written Code of Business Conduct and Ethics that requires all employees, including the Company's officers, to disclose to the Audit and Ethics Committee any material relationship or transaction that could reasonably be expected to give rise to a personal conflict of interest. Related party transactions are reviewed and approved by the Audit and Ethics Committee on a case-by-case basis.

Board Leadership Structure and Risk Management

        The Board leadership structure separates the office of Chairman of the Board and Chief Executive Officer, and the Chief Executive Officer reports to the Board. However, the Board has no policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board believes this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to consider it each time it elects the Chief Executive Officer. The Board has determined that its current leadership structure provides an appropriate framework for the Board to provide independent, objective and effective oversight of management. The Board may, however, make changes to its leadership structure in the future as it deems appropriate.

        The Board is responsible for the oversight of the Company and its business, including risk management. Together with the Board's standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, financial, operational, legal and compliance risks with the Company's senior management. The Audit and Ethics Committee has primary oversight responsibility for the review of major risk exposures (whether financial, operating or otherwise) and the guidelines and policies that management has put in place to govern the process of monitoring, controlling and reporting such exposures. The Audit and Ethics Committee also oversees compliance with legal and regulatory requirements and compliance with and enforcement of the Company's Code of Business Conduct and Ethics. The Audit and Ethics Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Nominating and Corporate Governance Committee oversees compliance with the Company's corporate governance principles, including consideration of possible conflicts of interest of directors and management. The Health, Environment, Safety and Sustainability Committee oversees the monitoring and enforcement of the Company's policies for the protection of the safety and health of employees, contractors, customers and the public and related procedures and practices, and reviews with management the quality of the Company's procedures for identifying, assessing, monitoring and managing the principal risks in the Company's business associated with safety and occupational health and the protection of the environment. Each of the committees reports to the Board regarding the areas of risk it oversees.

Report of the Audit and Ethics Committee

        The Audit and Ethics Committee has reviewed and discussed with the Company's management and PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, the Company's audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The Audit and Ethics Committee has also discussed with the Company's independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16.

        The Audit and Ethics Committee has received and reviewed the written disclosures and the independence letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the Audit and Ethics Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence.

        Based on the review and discussions referred to above, the Audit and Ethics Committee recommended to the Board (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 that was filed with the SEC.

  AUDIT AND ETHICS COMMITTEE
  Russell D. Ball, Chair
  Brian T. Dolan
  Charles R. Henry

Communications with Directors

        Stockholders and other interested parties who wish to communicate directly with the Board, a committee of the Board, the Company's non-management directors as a group or with an individual director regarding matters related to the Company should send the communication to:

  Molycorp, Inc.
  Attention: Corporate Secretary
  5619 Denver Tech Center Parkway Suite 1000
  Greenwood Village,
  Colorado 80111

        The Company will forward all such correspondence about the Company to the Board, a committee of the Board, the Company's non-management directors as a group or an individual director, as appropriate. However, any such communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to the Company's business or communications that relate to improper or irrelevant topics. In addition, please note that the Company will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.

Compensation Committee Interlocks and Insider Participation

        The members of the Company's Compensation Committee are Messrs. Dolan, Ball and Kristoff. None of the members of the Company's Compensation Committee is or has been an officer or employee of the Company. No executive officer of the Company served in the last year as a director or member of the compensation committee of another entity one of whose executive officers served as a member of the Company's Board or on the Company's Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        The following Compensation Discussion and Analysis (or CD&A) provides information about the 2013 compensation program for the Company's named executive officers, whose compensation is detailed in the 2013 Summary Compensation Table below and the other executive compensation tables and narratives contained in this proxy statement. The following information includes (1) the overall objectives of the Company's 2013 named executive officer compensation program and what it is designed to reward, (2) each element of compensation that was provided to the Company's named executive officers for 2013 and (3) an explanation of the Compensation Committee's key decisions, actions and rationale regarding the 2013 compensation of the Company's named executive officers, including how each compensation element and the Company's decisions regarding the element fit into the Company's overall compensation objectives.

        For 2013, the Company's named executive officers include the following three current executive officers:

Name	Title
Geoffrey R. Bedford	President and Chief Executive Officer
Michael F. Doolan	Executive Vice President and Chief Financial Officer
Kevin W. Johnson	Executive Vice President and General Counsel

        In addition, the following former executive officers are also considered among the Company's named executive officers for 2013:

Name	Title
Constantine E. Karayannopoulos	Chairman of the Board; Former Interim President and Chief Executive Officer
John F. Ashburn, Jr.	Former Executive Vice President and General Counsel
John L. Burba	Former Executive Vice President and Chief Technology Officer

        Amounts reported in this compensation disclosure for Messrs. Karayannopoulos, Doolan and Bedford are converted from Canadian dollars to U.S. dollars using the 2013 average exchange rate of CAD$1.00:USD$0.97.

Executive Summary

  2013 Executive Compensation Highlights

        The Company took the following specific actions with respect to the compensation of its named executive officers for 2013:

  •
  implemented a base salary rate reduction of 10% for named executive officers and other members of senior management effective January 1, 2013, which reduction continued to apply to base salary increases that went into effect for 2013 as described further below;

  •
  increased the base salaries for two of the Company's named executive officers in March 2013 by approximately 6% for Mr. Bedford and by 42% for Mr. Johnson in connection with their promotions to Executive Vice President and Chief Operating Officer and Executive Vice President and General Counsel, respectively;

  •
  authorized cash payouts under the 2013 annual incentive program for Messrs. Bedford, Doolan and Johnson at 45%, 25% and 45% of their respective target award opportunities based on the Compensation Committee's determination of corporate, segment and individual performance, and authorized the vesting of 56% of Mr. Karayannopoulos' 2013 performance-based restricted stock units (or PBRSUs) grant based on the Compensation Committee's determination of corporate and individual performance;

  •
  continued to grant long-term equity incentive awards in the form of time-based restricted stock units (or RSUs) to the Company's current named executive officers and Mr. Karayannopoulos and, with respect to the Company's currently-serving named executive officers, in the form of PBRSUs to serve as a balance to their time-based RSUs;

  •
  entered into a letter agreement with Mr. Karayannopoulos that set forth his compensation for serving in the role of the Company's Interim President and Chief Executive Officer until December 2, 2013, as described further in "—Executive Compensation and Other Information—Employment Agreements—Letter Agreement with Mr. Karayannopoulos" below;

  •
  entered into an employment agreement with Mr. Bedford that set forth his compensation for serving in the role of the Company's President and Chief Executive Officer from December 2, 2013, as described further in "—Executive Compensation and Other Information—Employment Agreements—Employment Agreement with Mr. Bedford" below;

  •
  upon Messrs. Ashburn, Jr. and Burba's terminations of employment that resulted from a corporate restructuring, effective March 22, 2013, the Company entered into separation agreements with each of Mr. Ashburn, Jr. and Mr. Burba pursuant to which the Company provided them primarily with separation payments and benefits mandated under their employment agreement, as described further in "—Executive Compensation and Other Information—Employment Agreements—Separation Agreement and General Release with Messrs. Ashburn, Jr. and Burba" below, as well as consulting agreements, as described further in "—Executive Compensation and Other Information—Employment Agreements—Consulting Agreement with Messrs. Ashburn, Jr. and Burba" below;

  •
  made changes to the Company's executive salary grade structure to align it more closely with a $1 billion market perspective rather than the previously-considered $2 billion market perspective;

  •
  amended the Company's severance plan to lower the minimum benefit for terminations covered under the policy to thirteen weeks of base salary and provide credit for prior service by a member at any entity the Company has acquired or will acquire in the future; and

  •
  continued developing a performance-based compensation culture and implementing compensation best practices, which included the Company's amendment of its insider trading policy to include an anti-hedging policy and the adoption of a separate clawback policy in August 2013.

  Triennial Say-on-Pay Voting Results from 2011

        The Company conducts its non-binding advisory vote regarding the compensation of its named executive officers (or say-on-pay vote) on a triennial basis. The Company last held a say-on-pay vote at its 2011 annual meeting of stockholders. The result was that the Company received approval for its named executive officer compensation from more than 97% of the votes cast on the say-on-pay vote. The Company is holding its next say-on-pay vote in connection with its 2014 annual meeting of stockholders. The Compensation Committee reviewed and considered the 2011 voting results in its remaining 2011 meetings, and viewed the strong support for the Company's say-on-pay proposal as evidence of the Company's stockholders' support for the named executive officer compensation decisions and actions that the Compensation Committee had been making. As a result, the Compensation Committee made no material changes in the structure of the Company's named executive officer compensation program for 2011, 2012 or 2013 that were motivated by the results of the Company's say-on-pay vote in 2011.

        The following discussion and analysis of the Company's named executive officer compensation and benefits program should be read together with the compensation tables and related disclosures that follow this CD&A section.

Recent Executive Officer Transitions

        During 2013, the Company experienced several key executive officer transitions. Mr. Karayannopoulos completed his term as the Company's Interim President and Chief Executive Officer on December 2, 2013 when Mr. Bedford commenced serving as the Company's President and Chief Executive Officer (Mr. Karayannopoulos had held the position of Interim President and Chief Executive Officer since December 10, 2012). Mr. Bedford previously served as Executive Vice President and Chief Operating Officer of the Company since March 2013, and prior to that time, was Executive

Vice President, Rare Earths and Magnetics, from June 2012 until March 2013. On March 22, 2013, Mr. Burba ceased serving as the Company's Executive Vice President and Chief Technology Officer and Mr. Ashburn, Jr. ceased serving as the Company's Executive Vice President and General Counsel. On March 22, 2013, Mr. Johnson commenced serving as the Company's Executive Vice President and General Counsel.

        As a result of these transitions, the Company's CD&A and the related compensation tables and narratives cover six named executive officers for 2013 (only three of whom were serving as our executive officers as of December 31, 2013) and analyze a variety of compensation decisions and actions, some of which were made specifically in reaction to or reflect these transition events. Not all of the named executive officers participated in or received all of the compensation elements described in this CD&A. For example, Mr. Karayannopoulos did not participate in some of the programs in which the Company's other named executive officers participated. When discussing each compensation element in this CD&A, the Company explains the degree to which each named executive officer participated in or was eligible for the described elements. In general, any compensation decisions that the Company's Compensation Committee makes for the Company's executive officers for 2014 are expected to affect only Messrs. Bedford, Doolan and Johnson (the Company's currently serving named executive officers), as well as any new executive officers added during 2014, as applicable.

Compensation Committee's Philosophy on Named Executive Officer Compensation

        The Company's compensation and benefits program for the Company's named executive officers is intended to attract and retain talented and qualified individuals to manage and lead the Company, and to motivate these executives to pursue the Company's long-term business objectives and create long-term stockholder value. The Company also uses executive compensation as a tool to emphasize the Company's goals within its mission, business strategy, values and culture.

        In 2013, the Company's compensation program for the current named executive officers primarily consisted of a mix of cash and equity-based components. This mix provided a competitive total compensation package that rewarded individual and company performance.

        For 2013, the Company implemented this philosophy by:

  •
  recognizing and rewarding individuals for their experience, expertise, level of responsibility, leadership, individual accomplishments and other contributions to the Company with base salaries that are competitive with those offered by companies with whom the Company competes in hiring and retaining talented individuals;

  •
  recognizing, rewarding and encouraging eligible individuals for work that helps increase the Company's value through the use of equity awards that derive increased value as the Company's stock price increases and the majority of which are earned based on performance; and

  •
  providing compensation packages, including health and welfare and retirement benefits, that are competitive with those offered by companies with whom the Company competes in hiring and retaining talented individuals.

The 2013 Pay Setting Process

  The Role of the Board and the Compensation Committee in Determining 2013 Named Executive Officer Compensation

        The Company's Compensation Committee has responsibility for overseeing the Company's executive compensation and benefits programs. The Board has retained the final approval for certain key matters, such as the adoption of, or any material amendment to, any equity plan. In compliance with the rules of the NYSE, the Compensation Committee is composed entirely of independent directors. In addition, all members of the Compensation Committee are:

  •
  "Non-Employee Directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act; and

  •
  "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

        Under its charter, the Compensation Committee has the primary responsibility for, among other things:

  •
  determining the Company's President and Chief Executive Officer's compensation and compensation for the Company's other executive officers;

  •
  working with members of the Company's management to report the Company's executive compensation practices and policies to the Company's stockholders; and

  •
  administering the equity and incentive compensation plans in which the Company's executive officers participate.

        The Compensation Committee is also responsible for evaluating and administering the Company's compensation program to ensure that it sufficiently motivates the Company's executive officers and aligns the Company's executive officers' compensation interests with the achievement of the Company's operational and financial performance goals. The Compensation Committee does this while guarding against any potential risks to the Company created by its compensation policies. The Company does not believe that there are any risks arising from its compensation policies and programs that are reasonably likely to have a material adverse effect on the Company.

        During 2013, the Compensation Committee:

  •
  evaluated the Company's pay philosophy and refined the Company's benchmarking framework;

  •
  evaluated the link between the Company's pay and performance;

  •
  evaluated the Company's compensation programs for any risk-encouraging factors;

  •
  reviewed and revised employment agreements with certain of the Company's named executive officers;

  •
  reviewed market practices with respect to CEO compensation; and

  •
  granted equity incentive awards for 2013 under the Company's 2010 Equity and Performance Incentive Plan to certain named executive officers.

        In fulfilling its duties and responsibilities, the Compensation Committee received input in the form of:

  •
  reports and updates from the Company's executive officers on Company and individual executive performance that was measured against quantitative and qualitative performance goals established to help determine individual performance and business success;

  •
  recommendations from the Company's Interim President and Chief Executive Officer and the Company's current President and Chief Executive Officer regarding the compensation for the Company's executive officers; and

  •
  advice from its independent compensation consultant, Towers Watson & Co., which the Company refers to as Towers Watson.

        The Compensation Committee was not bound by the input it received from the Company's Interim President and Chief Executive Officer or any other executive officer or consultant. Instead, the Compensation Committee exercised independent discretion when making executive compensation decisions for 2013. The Board has the power to change, at any time, the size and membership of the Compensation Committee, to remove Compensation Committee members and to fill vacancies on the Compensation Committee, so long as any new member satisfies the requirements of the Compensation Committee's charter and any other applicable requirements.

        The Role of Outside Executive Compensation Consultants in Determining 2013 Named Executive Officer Compensation

        The Compensation Committee engaged Towers Watson as its independent compensation consultant for 2013. During the year, Towers Watson made recommendations on adjustments to the peer group companies used in developing the Company's compensation practices, performed the Company's peer group benchmarking analysis, assisted with establishing the Company's annual incentive program and the Company's long-term incentive program (or LTIP), reviewed award agreements related to the Company's 2010 Equity and Performance Incentive Plan (or 2010 Plan) and assisted with other issues in which independent advice was sought by the Compensation Committee, including developing the Company's letter agreement with Mr. Karayannopoulos and the employment agreement between Molycorp Canada, which is one of our subsidiaries, and Mr. Bedford. Other than the services provided to the Compensation Committee, Towers Watson did not provide any other services to the Company.

        The Compensation Committee has assessed the independence of Towers Watson as required under applicable NYSE listing rules. In addition, the Compensation Committee has considered and assessed all relevant factors, including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to any of the compensation consultants described above. Based on this review, the Company is not aware of any conflict of interest that has been raised by the work performed by Towers Watson.

  The Role of Executive Officers in Determining 2013 Named Executive Officer Compensation

        At various times throughout 2013, Mr. Karayannopoulos provided the Compensation Committee with recommendations regarding all key elements of the 2013 compensation for the Company's named executive officers other than himself, and Towers Watson assisted Mr. Karayannopoulos in preparing his recommendations. In early 2014, Mr. Bedford, in his role as President and Chief Executive Officer, provided the Compensation Committee with recommendations regarding final payouts for 2013 under the Company's annual incentive program.

  Peer Group Evaluations for 2013

        Since becoming a publicly traded company in 2010, the Compensation Committee has considered market pay established by various industry peer groups as well as more broadly representative data from published and proprietary compensation surveys to establish a general understanding of market pay levels for the key elements of the compensation for certain named executive officers. The composition of the peer groups and survey participants has varied over time in accordance with our growth by acquisition or otherwise, production estimates, and prevailing rare earth prices.

        Throughout most of 2011 and 2012, the Compensation Committee considered the pay practices of two industry peer groups: (1) the $1 billion peer group (a group of metals, mining and other industrial companies with revenues below or above $1 billion that, together, approximated $1 billion), which was determined to be consistent with the Company's revenue level at mid-2011 projected production levels and three-year average trailing rare earth prices; and (2) the $2 billion peer group (a group of metals, mining and other industrial companies with revenues below or above $2 billion that, together, approximated $2 billion), which was viewed as consistent with the Company's revenue level at 2012 projected production levels and prevailing rare earth prices. By the end of 2012, the Committee observed that the $2 billion group had become less relevant given the erosion in rare earth prices. As a result, pay decisions made in 2013 generally reflected the desire to begin moving pay toward a $1 billion market standard while recognizing the legacy pay practices associated with the $2 billion target. The following are the members of the $1 billion peer group and the $2 billion peer group:

$1 Billion Peer Group	$2 Billion Peer Group
A.M. Castle & Co.	Allegheny Technologies Incorporated
Amcol International Corporation	Cabot Corporation
Carpenter Technology Corporation	Carpenter Technology Corporation
Compass Minerals International, Inc.	Chemtura Corporation
Globe Specialty Metals, Inc.	Compass Minerals International, Inc.
H.B. Fuller Company	Cytec Industries Inc.
Innospec Inc.	Ferro Corporation
Kaiser Aluminum Corporation	Kaiser Aluminum Corporation
Materion Corporation	Materion Corporation
Metals USA Holdings Corp.	Metals USA Holdings Corp.
Minerals Technologies Inc.	Minerals Technologies Inc.
OM Group, Inc.	Rockwood Holdings, Inc.
Quaker Chemical Corporation	Walter Energy, Inc.
Thompson Creek Metals Company Inc.	Worthington Industries, Inc.
Stillwater Mining Company	W.R. Grace & Co.

        In August 2013, the Compensation Committee approved refinements to the $1 billion peer group for 2013. The Compensation Committee removed two of the largest peers in Carpenter Technology Corporation and H.B. Fuller Company and replaced Metals USA Holdings Corp. with Minerals Technologies Inc., as Metals USA had been acquired by another company in early 2013. In addition, the Compensation Committee included OMNOVA Solutions Inc., LSB Industries Inc. and RTI International Metals, Inc. as new entities to better balance the peer group. Estimated 2013 revenues for this group (see below) ranged between approximately $500 million and $1.4 billion. The revised group consisted of:

A.M. Castle & Co.	Minerals Technologies Inc.
Amcol International Corporation	OM Group, Inc.
Compass Minerals International, Inc.	OMNOVA Solutions Inc.
Globe Specialty Metals, Inc.	Quaker Chemical Corporation
Innospec Inc.	RTI International Metals, Inc.
Kaiser Aluminum Corporation	Stillwater Mining Company
LSB Industries Inc.	Thompson Creek Metals Company Inc.
Materion Corporation

        The relative size of this peer group is summarized at the respective medians of the group in the table below, which medians can be compared to Molycorp's 2012 revenue of $529 million, $3.0 billion in assets as of December 31, 2012 and market capitalization of $1.3 billion as of December 31, 2012:

Peer Group	2012 Revenue	Total Assets as of December 31, 2012	Market Capitalization as of December 31, 2012
Modified $1 Billion Peer Group	$942 million	$937 million	$803 million

        Based on advice from Towers Watson, the Compensation Committee viewed these median values as useful comparables given its long-term estimates of Molycorp's projected size with respect to revenue, assets and market capitalization.

Elements of 2013 Named Executive Officer Compensation

        In 2013, the Company's compensation program consisted of the following key components:

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  base salaries;

  •
  annual incentive program awards;

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  equity-based awards under the Company's LTIP;

  •
  health and welfare benefits; and

  •
  retirement benefits.

        For 2013, the Company determined that a substantial portion of the total compensation for the Company's named executive officers should be variable and tied to the Company's performance to align their compensation interests with the achievement of the Company's business objectives and the long-term investment interests of the Company's stockholders. At the same time, the Company strives to attract and retain high-caliber executives through the measured use of competitive fixed compensation. The Company's program of both fixed and at-risk compensation is offered at levels that the Company believes are competitive within its industry and appropriate for 2013 during its integration of post-acquisition executives.

        The Company believes the compensation program, when evaluated on a component-by-component basis and in total, effectively achieves the Company's compensation philosophy and objectives described above. The following table summarizes the key components of the Company's compensation program for 2013:

Component	Primary Purpose and Objectives
Base Salary	Base salary compensates an individual in cash for his or her responsibilities, skills, experience and performance. The levels of base salaries are intended to attract and retain a high-quality management team, especially when combined with the other components of the Company's compensation program. The levels of base salary for the Company's named executive officers are designed to reflect each executive officer's scope of responsibility, accountability and industry experience.
Annual Incentive Program Awards

The Company's annual incentive program awards are used to align the Company's named executive officers' compensation interests with the overall business objectives and the short-term investment interests of the Company's stockholders by rewarding the Company's named executive officers for superior performance. Corporate goals were established and approved by the Board in May 2013 and performance was evaluated after year-end. Payments with respect to the 2013 annual incentive program awards were generally made in cash in the first quarter of 2014. However, Mr. Karayannopoulos' annual award was granted in the form of PBRSUs, which were settled at 56% of the target award in shares in the first quarter of 2014, as further described below.

Long-Term Incentive Program Awards

Equity awards under the Company's 2010 Equity and Performance Incentive Plan generally align the Company's executives' compensation interests with the long-term investment interests of the Company's stockholders and promote retention.

Health and Welfare Benefits

Broad-based and customary health and welfare benefits provide for basic health, life and income security needs of the Company's named executive officers and their dependents. These health and welfare benefits are competitive with industry practices and help attract and retain executives.

Retirement Benefits

The Company's 401(k) plan for named executive officers who reside in the United States and the Company's Canada Group Retirement Savings Plan for the Company's Canadian-based named executive officers encourage and reward long-term service by providing market-based benefits upon retirement. All U.S.-based employees are eligible to participate in the Company's 401(k) plan and employees who are Canadian residents are eligible to participate in the Company's Canada Group Retirement Savings Plan. The Company's nonqualified deferred compensation plan provides a tax-efficient vehicle to accumulate retirement savings for the Company's U.S. resident named executive officers. In addition, the plan promotes share ownership by allowing participants to convert all or a portion of their cash bonus into RSUs and receive additional matching RSUs. The plan also promotes retention, because the matching RSUs vest over a three-year term. Retirement benefits are competitive with industry practices and help attract and retain executives.

Analysis of 2013 Executive Compensation Program Decisions and Actions

  2013 Base Salaries

        General Decisions.    In February 2013, the Compensation Committee reconsidered the base salary rates for the named executive officers other than Mr. Karayannopoulos in connection with its review of the Company's executive salary grade structure. Based on its consideration of internal pay equity among the named executive officers, input from Mr. Karayannopoulos, and advice from Towers Watson compared to both the $2 billion peer group and the $1 billion peer group, the Compensation Committee determined to maintain the annual base salary rates for the following named executive officers at the following levels that were in effect at the end of 2012: Mr. Bedford, CAD$400,000 (approximately $388,000); Mr. Doolan, CAD$425,000 (approximately $412,250); Mr. Johnson, $275,000; Mr. Ashburn, Jr., $400,000; and Mr. Burba, $400,000. However, actual salaries paid to these named executive officers during 2013 were reduced by 10% from these base salary rate levels under an initiative implemented by the Compensation Committee and agreed to by the named executive officers. The purpose of this initiative was to further link pay with the Company's recent performance. In particular, the Company's senior management team agreed to this 10% salary payout reduction in light of the Company's lagging performance results in the face of lower rare earths prices and continued delays in the development of the Company's Mountain Pass production facility.

        Mr. Bedford.    In March 2013, Mr. Bedford's annual base salary rate was increased by approximately 6% to CAD$425,000 (approximately $412,250) in connection with his promotion to the position of Executive Vice President and Chief Operating Officer. The Compensation Committee made this adjustment based primarily on consideration of internal pay equity among the named executive officers, input from Mr. Karayannopoulos, and market data previously compiled by Towers Watson for both the $2 billion peer group and the $1 billion peer group. In December 2013, in connection with his promotion to the position of President and Chief Executive Officer of the Company, Mr. Bedford's annual base salary rate was further increased by approximately 46% to $600,000 (approximately CAD$618,560). The Compensation Committee made this adjustment based on negotiation with Mr. Bedford and advice from Towers Watson in consideration of the modified $1 billion peer group. In connection with its analysis, the Compensation Committee took note of guidance from Towers Watson that Mr. Bedford's new base salary rate was established approximately 20% below market median for the modified $1 billion peer group. Mr. Bedford's actual paid salary for 2013, however, was subject to the 10% reduction described above.

        Mr. Karayannopoulos.    On May 29, 2013, the Company entered into a letter agreement with Mr. Karayannopoulos that set forth his compensation arrangement as Interim President and Chief Executive Officer of the Company. For 2013, Mr. Karayannopoulos' base salary rate was set by the Compensation Committee at an annual level of $425,000 (approximately CAD$438,145) (as set forth in the May 2013 letter agreement between the Company and Mr. Karayannopoulos), which rate was established as half of the annual base salary rate for Mr. Mark Smith, the Company's former President and Chief Executive Officer. In addition, Mr. Karayannopoulos received $11,718 in director fees from the Company earned for his service as a non-employee director between December 2, 2013 and the end of 2013 (consisting of the pro-rata portion of $70,000 in director fees and the pro-rata portion of a Chairman fee of $75,000).

        Mr. Johnson.    On March 22, 2013, Mr. Johnson's annual base salary rate was increased by about 42% to $390,000 in connection with his promotion to the position of Executive Vice President and General Counsel. Mr. Johnson's actual paid salary for 2013, however, was subject to the 10% reduction described above.

        Messrs. Doolan, Ashburn, Jr. and Burba.    Mr. Doolan's annual base salary rate was established at CAD$425,000 (approximately $412,250) and not increased during 2013, and the base salary rates for

Messrs. Ashburn, Jr. and Burba (who did not receive base salary rate increases for 2013) were established at $400,000 as a result of their 2012 employment agreements with the Company. Messrs. Doolan, Ashburn, Jr., and Burba's actual paid salaries for 2013, however, were subject to the 10% reduction described above.

        Additional Information.    While specific benchmarking was not the determining factor in the case of each base salary rate adjustment described above, peer group information provided by Towers Watson was in each case used to provide the Compensation Committee with a general understanding of the current compensation practices for comparable positions in the appropriate market.

  2013 Annual Incentive Program Awards

        2013 Annual Incentive Program Award Opportunities.    In May 2013, the Compensation Committee established the cash-based annual incentive program award opportunities (denominated as a percentage of 2013 annualized base salary) listed in the following table. Due to their departure from the Company in March 2013, Messrs. Ashburn, Jr. and Burba did not participate in the 2013 annual incentive program:

Participating Named Executive Officer	Threshold	Target	Maximum
Mr. Bedford	30%	60%	120%
Mr. Doolan	32.5%	65%	130%
Mr. Johnson	30%	60%	120%

        These potential payout levels were determined by the Compensation Committee in consideration of Towers Watson's market analysis. They reflect increases to the target opportunities by 5% for Messrs. Bedford and Johnson, and by 10% for Mr. Doolan, over 2012 levels.

        Mr. Karayannopoulos did not receive a cash-based annual incentive program award opportunity for 2013; instead, under the terms of his May 2013 letter agreement with the Company, Mr. Karayannopoulos received 2013 annual incentive compensation in the form of 159,474 target PBRSU, as described and explained further below. This number of PBRSUs was determined based on dividing a target value of $850,000 by $5.33, which was the average closing sale price for the Company's common stock for the 15-day period ending April 26, 2013. This valuation methodology was implemented to moderate the potential impact of changes in the Company's common stock price leading up to the date of grant for Mr. Karayannopoulos' PBRSU grant. Under the terms of this grant, Mr. Karayannopoulos had the opportunity to earn as few as zero or as many as 200% of the target PBRSUs depending on performance during the applicable performance period, as further described below. In addition, Mr. Karayannopoulos was generally required to remain in the Company's continuous employ during the performance period, unless his employment terminated without cause, by reason of retirement, death or disability or in certain cases in connection with a change of control of the Company.

        2013 Annual Incentive Program Metrics and Goals.    In support of the 2013 annual incentive program awards, the Company's management developed, and Mr. Karayannopoulos presented to the Compensation Committee, corporate-level performance metrics and target goals—including both qualitative and quantitative criteria—that were reviewed and considered in part by the Compensation Committee in evaluating the participating named executive officers' performance during (and payouts for the annual incentive program award opportunities for) the one-year performance period (January 1, 2013 through December 31, 2013). In May 2013, after review and adjustment of the proposed metrics and target goals by the full Board based on its annual plan, the Compensation Committee approved the following corporate performance metrics and target goals, and relative weightings, for the 2013 annual incentive program:

Corporate Metric/Goal	Weighting
Financial Performance Goals:
• Adjusted consolidated EBITDA of $45 million	35%
• Positive operational cash flow in fourth quarter of 2013
Mountain Pass Completion Goals:
• Demonstrate Mountain Pass production level compared to design capacity of 19,050 mt/year	35%
• Achieve Mountain Pass production costs of $7.00/kg
Health, Environment, Safety and Sustainability (or HESS) Goals:
• Total reportable incident rate (TRIR) performance improvement of 5%	10%
• Complete 2013 phase of sustainability program

        Although the Compensation Committee approved the above-listed performance metrics and target goals, and their relative weightings, the Compensation Committee did not determine any specific threshold (in other words, minimum) or maximum goals above or below the target goals, and the Compensation Committee did not commit to any particular method (formulaic or otherwise) for determining goal achievement or funding percentages for each metric under the 2013 annual incentive program. Instead, the Compensation Committee explicitly retained subjective discretion throughout and after the performance period to determine both actual performance in light of these criteria and final 2013 annual incentive award payouts based on these and other relevant factors and considerations, as further described below.

        In addition to the corporate metrics and goals described above, which were designed to account for approximately 80% of each named executive officer's annual incentive award, the Compensation Committee intended to take into account the personal performance of each named executive officer, weighted at an approximately 20% level, in the form of a subjective performance evaluation (of the Chief Executive Officer by the Compensation Committee and of each other named executive officer by the Chief Executive Officer).

        Specifically with respect to Mr. Karayannopoulos' PBRSU award, the following matrix was designed to apply to performance with respect to each of the corporate metrics described above and his personal performance (subject to mathematical straight-line interpolation between levels):

Performance Level	Corporate/Personal Performance Results Scoring	Percentage of PBRSUs Earned for Corporate/Personal Performance
Below Threshold	Less than 80%	0%
Threshold	80%	50%
Target	100%	100%
Maximum	120%	200%

        2013 Annual Incentive Program Evaluations and Payouts.    For annual incentive program evaluation purposes, the Compensation Committee has historically deemed threshold performance to be achievement of approximately 80% of target goals, target performance to be achievement of approximately 100% of target goals and maximum performance to be achievement of approximately 120% of target goals for each of the corporate, segment and personal performance metrics. For 2013, however, the Compensation Committee relied much more on its subjective consideration and evaluation of actual financial and operational results compared to the pre-established goals (plus the reasons for those results, and other important considerations) to determine the extent to which it deemed the named executive officers to have performed and earned their 2013 annual incentive awards.

        More specifically, during its February 2014 meeting, the Compensation Committee assessed the Company's 2013 performance relative to the pre-established corporate metrics and goals and the personal achievements of the named executive officers. In so doing, the Compensation Committee did not use a formulaic approach or specifically determine relative achievement for each of the corporate metrics and goals according to their respective weightings. Instead, the Compensation Committee reviewed the following levels of achievement regarding the corporate metrics and goals on a holistic basis, and subjectively determined that the corporate portion of Messrs. Bedford, Doolan and Johnson's 2013 annual incentive awards had been earned at a 25% level:

Corporate Metric Category/Goal	Weighting Within Metric Category	Actual Achievement
Adjusted consolidated EBITDA of $45 million	35%	$(20) million
Positive operational cash flow in fourth quarter 2013		Negative operational cash flow
Demonstrate Mountain Pass production level compared to design capacity of 19,050 mt/year	35%	Demonstrated monthly production level of approximately 433 mt
Achieve Mountain Pass production costs of $7.00/kg		Achieved production costs of approximately $21.00/kg
TRIR performance improvement of 5%	10%	No improvement
Complete 2013 phase of sustainability program		Completed

        In addition to the achievement versus corporate goals described above, during its February 2014 meeting, the Compensation Committee also took into account the following factors when making its subjective determination to reward corporate-level performance at a 25% level:

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  the negative impact that severe decreases in commodity prices during 2013 and other factors outside the control of either the Company or its named executive officers had on the Company's financial results;

  •
  its desire to recognize the named executive officers personally for their work during 2013 even though it failed to significantly boost the Company's bottom line in 2013; and

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  the appropriateness and long-term value in recognizing and rewarding the named executive officers for their 2013 work—specifically in light of the Compensation Committee's decision in 2013 to exercise discretion and reduce the Company's 2012 named executive officers' annual incentive awards for 2012 to zero—to encourage the Company's active named executive officers to work for success in 2014 and future years.

        In terms of the personal performance evaluations, the Compensation Committee subjectively determined to fund the annual incentive awards for Messrs. Karayannopoulos and Bedford at the full 20% level based on its subjective review and evaluation of their individual performance during 2013 (no one particular consideration carried material weight in this evaluation). In addition, based on informal input provided by Messrs. Karayannopoulos and Bedford to the Compensation Committee regarding the other named executive officers, the Compensation Committee subjectively determined to fund the annual incentive awards for Mr. Doolan at 0% and for Mr. Johnson at the full 20% level for the personal portion of the 2013 annual incentive awards.

        During its February 2014 meeting, the Compensation Committee also subjectively determined that, based on its consideration of Company achievement versus the corporate metrics and goals described above, the overall aggregate level of achievement for the corporate and personal performance aspects of the 2013 annual incentive award was 56% for Mr. Karayannopoulos (attributed 36% to achievement under the corporate metrics and 20% to the achievement of his personal metrics). In addition, the aggregate level of achievement for the other named executive officers was 45% for Messrs. Bedford and Johnson (attributed 25% to achievement under the corporate metrics and 20% to the achievement of their personal metrics), and 25% for Mr. Doolan under the corporate metrics. In particular, the Compensation Committee considered Mr. Bedford's final 2013 annual incentive award payout to be consistent under internal pay equity considerations with that determined for Mr. Johnson. Therefore, based on the Compensation Committee's assessment of the achievement of the 2013 annual incentive program award metrics, the incentive amounts earned by each named executive officer for 2013 were paid during the first quarter of 2014 as follows:

Participating Named Executive Officer	Aggregate Metric Achievement	Final Incentive Award
Mr. Karayannopoulos	56%	89,305 earned PBRSUs
Mr. Bedford	45%	$123,628
Mr. Doolan	25%	$67,057
Mr. Johnson	45%	$96,940

        Final award amounts for Messrs. Bedford and Doolan were paid in Canadian dollars (CAD$127,326 and CAD$69,063, respectively).

  2013 Equity Awards

        The Company maintains the 2010 Plan, which is an omnibus equity plan under which the Company has historically granted equity awards to its executives, including the named executive officers. The Company operates the 2010 Plan to promote ownership of the Company's common stock among its executives, which ownership aligns the Company's executives' financial interests with the long-term investment interests of the Company's stockholders and encourages the executives to have a long-term view of the Company's success. The Board has delegated administrative authority regarding the 2010 Plan to the Compensation Committee.

        2013 Long-Term Incentive Program Equity Awards.    On May 7, 2013, the Compensation Committee approved 2013 LTIP awards (with a grant date of May 13, 2013) for the named executive officers (other than Messrs. Ashburn, Jr. and Burba, who were no longer employed by the Company at such time), which awards were initially denominated in dollars as a percentage of their 2013 annualized base salaries (excluding the 2013 10% salary reduction). For Mr. Karayannopoulos, 100% of the value of his 2013 LTIP award opportunity was granted in the form of time-based RSUs, pursuant to the terms of his May 2013 letter agreement with the Company. For each of Messrs. Bedford, Doolan and Johnson, 50% of the value of his 2013 LTIP award opportunity was granted in the form of time-based RSUs and the remaining 50% in value was granted in the form of PBRSUs. All 2013 LTIP awards granted to the named executive officers were issued under and pursuant to the terms and conditions of the 2010 Plan.

Named Executive Officer	Award Target (in dollars and as a percentage of 2013 annualized base salary)	Number of RSUs	Number of PBRSUs
Mr. Bedford	$526,511 / 125%	49,367	56,743
Mr. Karayannopoulos	$1,000,000 / 235%	187,523	—
Mr. Doolan	$526,511 / 125%	49,367	56,743
Mr. Johnson	$487,500 / 125%	45,709	52,539
Mr. Ashburn, Jr.	—	—	—
Mr. Burba	—	—	—

        In determining each of the participating named executive officers' specific 2013 aggregate LTIP award opportunities (other than for Mr. Karayannopoulos), the Compensation Committee decided to leave LTIP award targets generally unchanged from 2012 levels (except for Mr. Johnson, for whom the LTIP award opportunities reflect an approximate 80% increase based on his 2013 promotion to Executive Vice President and General Counsel) based on its review of market compensation levels.

        The RSUs granted to Mr. Karayannopoulos were awarded to compensate him for his service to the Company as Interim President and Chief Executive Officer during 2013. The number of RSUs was based on dividing a target value of $1,000,000 by approximately $5.33, which was the average closing sale price for the Company's common stock for a 15-day period ended on April 26, 2013 (or Average Closing Price). This valuation methodology was implemented to moderate the potential impact of changes in the Company's common stock price leading up to the date of grant for this RSU grant. Under the terms of this grant, Mr. Karayannopoulos was generally required to remain in the Company's continuous employ until December 31, 2013 (or such earlier time as the Compensation Committee determined that his services as interim Chief Executive Officer of the Company were no longer needed), unless his employment terminated by reason of death or disability or in certain cases in connection with a change of control of the Company. Mr. Karayannopoulos earned these RSUs in full on December 31, 2013, and the RSUs were settled in an equivalent number of shares.

        The RSUs granted to the other named executive officers are generally subject to a three-year time-based vesting period. The number of RSUs awarded to each named executive officer was determined based on dividing his target RSU value by the Average Closing Price described previously. In general, each participating named executive officer is required to remain in the Company's continuous employ until the applicable vesting dates for his RSUs to vest on the vesting date, unless his employment terminates without cause, by reason of retirement, death or disability or in connection with a change of control of the Company.

        The PBRSUs granted to the other named executive officers are generally subject to vesting after the completion of a three-year performance period (January 1, 2013 through December 31, 2015) and will be earned based on our total shareholder return (or TSR) relative to two separate groups of companies. The payout opportunities for the participating named executive officers' PBRSU awards (subject to mathematical straight-line interpolation between levels) were 15% at the threshold (in other words, minimum) level, 100% at the target level, and 150% at the maximum level of performance.

        The use of two groups to evaluate TSR performance with respect to the PBRSUs for 2013 is a change from our 2012 program, in which PBRSUs were earned based on TSR performance relative to just one group—the SPDR S&P Metals and Mining ETF index (or Metals Index). For 2013, in connection with the evolving scope of operations following our acquisition of Molycorp Canada, the Compensation Committee added a second group—the S&P Composite Specialty Chemicals Index (or Chemicals Index)—to add a chemicals perspective to evaluating Molycorp's long-term performance. Under the 2013 PBRSU program, performance relative to the Metals Index was weighted 30% in terms of final achievement and performance relative to the Chemicals Index was weighted 70% in terms of final achievement.

        Settlement of these PBRSUs will be made in shares of the Company's common stock. TSR performance relative to that of the companies in these two indices (or RTSR) will determine how many shares are earned based on the following matrix:

Performance Level	RTSR vs. Each Comparison Index	PBRSUs Earned For Chemicals Index RTSR	PBRSUs Earned For Metals Index RTSR
Below Threshold	Below 25th percentile	0%	0%
Threshold	At 25th percentile	35%	15%
Target	At 50th percentile	70%	30%
Maximum	Highest	105%	45%

        If the Company's TSR for the performance period is negative, however, any earned PBRSUs will be capped at the target level. Performance achievement between the threshold, target and maximum performance levels will result in a straight-line interpolation of PBRSU achievement. In addition, each participating named executive officer is generally required to remain in the Company's continuous employ until the applicable vesting date for his PBRSUs to be earned, unless his employment terminates without cause, by reason of retirement, death or disability or in connection with a change of control of the Company.

        Other 2013 Equity Awards.    In May 2013, the Compensation Committee also approved additional equity awards for Messrs. Bedford and Doolan that were intended to provide them with value equivalent to what they would have received had they been granted a pro-rata LTIP award during 2012 based on their 2012 annualized base salary rate (neither of Messrs. Bedford and Doolan had been granted LTIP awards in 2012 after joining the Company after the Company's acquisition of Neo Materials). These awards were granted on May 13, 2013, and for each of Messrs. Bedford and Doolan, 75% of the intended award value was granted in the form of time-based RSUs and the remaining 25% of intended award value was granted in the form of PBRSUs (consistent with the breakdown for other Company employees for 2012 LTIP awards). The specific number of PBRSUs awarded to each participating named executive officer was determined with input from Towers Watson based on an estimated value of a PBRSU.

        The following table provides more information about these grants:

Participating Named Executive Officer	Award Target (in dollars and as a percentage of pro- rated 2012 annualized base salary)	Number of RSUs	Number of PBRSUs
Mr. Bedford	$273,495 / 125%	38,465	14,738
Mr. Doolan	$290,588 / 125%	40,869	15,659

        The payout opportunities for the participating named executive officers' PBRSU awards are as follows (subject to mathematical straight-line interpolation between levels):

Participating Named Executive Officer	Threshold	Target	Maximum
Mr. Bedford	50%	100%	150%
Mr. Doolan	50%	100%	150%

        These RSU and PBRSU awards for Messrs. Bedford and Doolan otherwise operate substantially on the same terms and conditions as described above for their 2013 LTIP awards of RSUs and PBRSUs.

        On May 7, 2013, the Compensation Committee also approved a May 13, 2013 grant of 13,133 time-based RSUs to Mr. Karayannopoulos, which grant was awarded to compensate him for his service to the Company as a non-employee director from June 2012 through December 10, 2012, when he became interim President and Chief Executive Officer. This RSU grant covered the same number of shares as corresponding grants made to the Company's non-employee directors who were also serving and receiving compensation for their services during 2012. This number of RSUs was determined based on dividing a target value of $70,000 by the Average Closing Price described previously. Under the terms of this grant, Mr. Karayannopoulos had the opportunity to earn the RSUs depending generally on his continued service as a director through May 13, 2016 (subject to accelerated vesting under certain circumstances, including if his service as a director terminates under circumstances acceptable to the Board, or by reason of death or disability, or in connection with a change of control of the Company).

  Limited Personal Benefits and Perquisites

        The Company provided the named executive officers with limited personal benefits and perquisites during 2013 as part of their comprehensive compensation packages. These benefits were provided to help attract and retain these officers. Messrs. Karayannopoulos, Doolan and Bedford receive the benefit of a minimal life insurance premium payment under the Company's Canadian employee benefit plan, parking expense reimbursement and a contribution to a qualified retirement benefit plan. Mr. Karayannopoulos also received an automobile expense reimbursement. Mr. Johnson receives a contribution to a qualified retirement benefit plan and a minimal life insurance premium payment. These payments and benefits are described in more detail below in the "All Other Compensation" column of the 2013 Summary Compensation Table.

        In February 2013, the Compensation Committee approved up to $2,500 in personal tax reporting services for non-resident directors and the named executive officers (only Mr. Karayannopoulos utilized this benefit for 2013).

  Employee Stock Purchase Plan

        In 2012, the Company's stockholders approved the Molycorp, Inc. 2012 Employee Stock Purchase Plan (or ESPP) pursuant to which the Company's domestic employees can purchase common stock of the company at a 15% discount through monthly payroll deductions. Although the first enrollment period began December 10, 2012, it was not available to residents of Canada until the third offering period under the plan, which commenced on December 1, 2013. The named executive officers have not yet begun contributing to the ESPP. It is expected that some of them will participate in 2014.

  Severance Pay Plan

        On December 7, 2011, the Compensation Committee approved the Severance Pay Plan for Management Employees (or Severance Plan) pursuant to which employees salary grade 13 or higher (other than employees who are parties to employment, severance or other similar agreements with the Company) are entitled to receive certain severance payments in connection with certain terminations of employment. On March 7, 2013, the Company amended the Severance Pay Plan to lower the minimum benefit for terminations covered under the Plan to thirteen weeks of base salary and provide credit for service by a member of senior management at any entity the Company has acquired or will acquire. Messrs. Doolan, Johnson, and Bedford would be entitled to receive severance payments pursuant to this plan in connection with certain terminations of employment. For more information about the Severance Plan, see "—Executive Compensation and Other Information—Potential Payments upon Termination or Change in Control" below.

  Health and Welfare Benefits

        Each of the Company's current named executive officers is entitled to participate in the Company's employee benefit plans (including medical, dental and life insurance benefits) on the same basis as other employees.

  Retirement Benefits

        The Company has established a tax-qualified defined contribution 401(k) plan for the Company's U.S. employees that encourages and rewards long-term service by providing market-based benefits upon retirement. Three of the Company's named executive officers, Messrs. Johnson, Ashburn, Jr. and Burba, were entitled to participate in the Company's 401(k) plan and to receive Company safe harbor matching contributions on the same basis as other employees during 2013. Only Mr. Johnson is eligible to receive non-elective discretionary contributions, up to $10,200 per year. For more information on the Company's 401(k) plan, please see "—Executive Compensation and Other Information—Retirement Plans" below. The named executive officers residing in Canada participate in a similar program known as a Canadian Group Retirement Savings Plan and the Company made contributions to this plan as described in the 2013 Summary Compensation Table below.

        The Company's nonqualified deferred compensation plan, the Amended and Restated Management Incentive and Compensation Plan, as amended (or MICP), provides a tax-efficient vehicle to accumulate retirement savings for the Company's U.S. employees. During 2013, none of the named executive officers contributed to the MICP. No discretionary contributions were approved for the MICP for 2013. For more information on the MICP, please see "—Executive Compensation and Other Information—Nonqualified Deferred Compensation."

Employment Agreements, Separation Agreements and Consulting Agreements

        During 2013, the Company entered into a letter agreement with Mr. Karayannopoulos and Molycorp Canada became a party to an employment agreement with Mr. Bedford. On March 22, 2013, the Company entered into separation agreements and general releases, and consulting agreements, with Messrs. Ashburn, Jr. and Burba. For more information on these agreements, and the payments and benefits provided by the Company under these agreements, see "—Executive Compensation and Other Information—Employment Agreements" below.

Tax and Accounting Considerations

        The Board and the Compensation Committee are aware of the potential effects of Section 162(m) of the Code on the compensation paid to the Company's executive officers. Section 162(m) generally disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Company's President and Chief Executive Officer and the next three most highly compensated executive officers (specifically excluding the Company's Chief Financial Officer) unless compensation is "qualified performance-based compensation." Prior to the Company's initial public offering, the Board did not take the deductibility limit imposed by Section 162(m) into consideration in setting compensation. The Compensation Committee may, where reasonably practicable and desired from time to time by the Committee, seek to qualify the variable compensation paid to the Company's executive officers for an exemption from the deductibility limitations of Section 162(m). However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate, including to attract, retain and motivate executive talent.

Stock Ownership Guidelines

        In an effort to align the compensation interests of the Company's directors and executive officers with the long-term investment interests of the Company's stockholders, the Board adopted stock ownership guidelines for the Company's directors and executive officers. Under the stock ownership guidelines, the Company's directors and executive officers are required to hold the following values in the form of Company stock within five years of becoming a director or executive officer:

  •
  Directors—four times the value of their annual cash retainers;

  •
  President and Chief Executive Officer—six times his annual base salary; and

  •
  Chief Financial Officer and Executive Vice Presidents—three times their annual base salaries.

        If an executive officer's ownership requirement increases because of a change in title or if a new executive officer or director is added, the five-year period to achieve the stock ownership requirement begins in January of the year following the year in which the officer's title changed or the new officer or director began service. In addition, if a director's employment or business affairs preclude him from participating in the Company's equity awards or if he is prohibited from personally acquiring the Company's stock, the guideline will not apply to that director. As of December 31, 2013, the five-year phase-in period was still in effect, so not all of the Company's directors and executive officers were yet in compliance with these stock ownership guidelines. The Compensation Committee reviewed the stock ownership guidelines during 2013, but no changes were made.

Anti-Hedging and Clawback Policies

        In August 2013, the Company amended its insider trading policy to include an anti-hedging policy and adopted a separate clawback policy. The insider trading policy now expressly bars ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning the Company's stock. The Company also prohibits officers and directors from pledging the Company's securities as collateral for loans.

        The Company's clawback policy provides that the Company may recover incentive-based compensation (either short-term or long-term) that was paid to certain officers of the Company, including the named executive officers, in the event that the Company is required to prepare an accounting restatement due to the Company's material non-compliance with any financial reporting requirement under the U.S. federal securities laws and the executive is determined to have willfully committed an act of fraud, dishonesty or recklessness in the performance of his duties that contributed to the non-compliance that resulted in the obligation to prepare a restatement. The recovery period under the Company's clawback policy expires 36 months after the payment of incentive-based compensation to the executive.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

        The following table sets forth compensation information regarding the Company's President and Chief Executive Officer, the Company's former interim President and Chief Executive Officer, the Company's Chief Financial Officer, and the Company's three other most highly compensated executive officers, only one of whom was still serving as of December 31, 2013. Amounts reported for Messrs. Karayannopoulos, Doolan and Bedford are converted using the 2013 average exchange rate of CAD$1.00:USD$0.97.

2013 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Geoffrey R. Bedford	2013	397,085	—	1,113,640	—	123,507	12,520	1,646,752
President and Chief Executive Officer	2012	219,853	2,141,409	—	—	—	12,880	2,374,142
Constantine E. Karayannopoulos	2013	373,175	—	2,479,552	—	—	54,642	2,907,369
Former Interim President and Chief Executive Officer	2012	167,596	3,963,918	—	—	—	17,488	4,149,002
Michael F. Doolan	2013	403,536	—	1,136,997	—	66,991	12,520	1,620,044
Executive Vice President and Chief Financial Officer	2012	233,594	2,084,508	—	—	—	13,264	2,331,366
Kevin W. Johnson Executive Vice President and General Counsel	2013	333,718	—	685,088	—	96,940	15,598	1,131,344
John F. Ashburn, Jr.	2013	79,890	—	—	—	—	849,564	929,454
Former Executive Vice President and	2012	400,000	—	463,389	—	—	20,000	883,389
General Counsel	2011	313,072	—	398,320	64,708	258,285	24,200	1,058,585
John L. Burba	2013	79,890	—	—	—	—	821,427	901,317
Former Executive Vice President and	2012	400,000	—	463,389	—	—	20,000	883,389
Chief Technology Officer	2011	313,072	—	398,320	64,708	258,285	43,800	1,078,185

(1)
The amount reported in this column for Mr. Karayannopoulos includes the following: (a) director fees in the amount of $11,718 paid by the Company for his service as a non-employee director between December 2, 2013 and the end of 2013 (consisting of the pro-rata portion of $70,000 in director fees and the pro-rata portion of a Chairman fee of $75,000); and (b) $361,457 paid for services rendered as interim President and Chief Executive Officer during 2013.

(2)
The amounts reported in this column for 2012 with respect to Messrs. Karayannopoulos, Doolan and Bedford represent the amounts paid as retention awards in connection with the acquisition of Molycorp Canada.

(3)
The amounts reported in this column for 2013 reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, of stock awards granted during 2013, including the value of the 2013 LTIP RSUs and PBRSUs, and other RSUs and/or PBRSUs, granted in May 2013 to Messrs. Bedford, Karayannopoulos, Doolan and Johnson, which are further described in the 2013 Grants of Plan-Based Awards Table below. PBRSU awards are reported for purposes of this column based on probable outcome of the applicable performance conditions. If the PBRSU awards were instead earned based on maximum performance, the value of such awards would be as follows: Mr. Bedford, $585,591 and $152,096, respectively; Mr. Karayannopoulos, $2,117,815; Mr. Doolan, $585,591 and $161,604, respectively; and Mr. Johnson, $542,206. The Company notes that these reported values may not reflect amounts actually earned by the named executive officers for their RSU and/or PBRSU awards. Assumptions used in the calculation of the amounts reported in this table are included in Note 18 to the financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 3, 2014.

(4)
The amounts reported in this column for 2013 reflect cash amounts earned by the named executive officers under the 2013 annual incentive program in settlement of 2013 award opportunities. Mr. Karayannopoulos' 2013 annual incentive compensation was provided in the form of a PBRSU award, the grant date fair value of which is reflected in the "Stock Awards" column. See "Compensation Discussion and Analysis—Analysis of 2013 Executive Compensation Program Decisions and Actions—2013 Annual Incentive Program Awards" for more information on the 2013 annual incentive program.

(5)
The amounts reported in this column for 2013 includes:

•
for Mr. Bedford, contribution by the Company under the Canadian Group Retirement Savings Plan of $11,553 and a life insurance premium of $967;

•
for Mr. Karayannopoulos, contribution by the Company under the Canadian Group Retirement Savings Plan of $11,553, a life insurance premium of $967, automobile expense (lease costs, fuel, maintenance, parking and insurance) reimbursement of $32,418, and costs for an executive physical, parking expense reimbursement, spousal travel and tax preparation services;

  •
  for Mr. Doolan, contribution by the Company under the Canadian Group Retirement Savings Plan of $11,553 and a life insurance premium of $967;

  •
  for Mr. Johnson, contribution by the Company under the Company's 401(k) plan of $15,300 and a life insurance premium of $298;

  •
  for Mr. Ashburn, Jr., cash severance payments of $720,322 under the terms of his separation agreement, which includes a cash severance payment of $620,000, a cash payment of $7,921 in satisfaction of Mr. Ashburn, Jr.'s 2012 PBRSUs under the terms of his separation agreement, COBRA payments of $8,938 and a cash payment of $83,463 for accrued but unused vacation through March 22, 2013 under the terms of his separation agreement, and a cash payment of $125,297 under the terms of his consulting agreement, and a Company retirement contribution of $3,945; and

  •
  for Mr. Burba, cash severance payments of $693,384 under the terms of his separation agreement, which includes a cash payment of $7,921 in satisfaction of Mr. Burba's 2012 PBRSUs under the terms of his separation agreement and a cash payment of $65,463 for accrued but unused vacation through March 22, 2013 under the terms of his separation agreement, and a cash payment of $125,297 under the terms of his consulting agreement, and a Company retirement contribution of $2,746.

2013 GRANTS OF PLAN-BASED AWARDS TABLE

        The following table sets forth information with respect to non-equity and equity incentive plan awards and other plan-based awards granted to the Company's named executive officers during 2013.

										All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(8)
			Date of Compensation Committee Approval
Name	Grant Date			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Bedford	—(1)		—	—	397,085	794,170	—	—	—	—	—	—	—
	5/13/2013	(2)	5/7/2013	—	—	—	—	—	—	49,367	—	—	349,518
	5/13/2013	(3)	5/7/2013	—	—	—	8,511	56,743	85,115	—	—	—	390,392
	5/13/2013	(4)	5/7/2013	—	—	—	—	—	—	38,465	—	—	272,332
	5/13/2013	(5)	5/7/2013	—	—	—	2,211	14,738	22,107	—	—	—	101,397
Mr. Karayannopoulos	5/13/2013	(2)	5/7/2013	—	—	—	—	—	—	187,523	—	—	1,327,663
	5/29/2013	(6)	5/29/2013	—	—	—	79,737	159,474	318,948	—	—	—	1,058,907
	5/13/2013	(7)	5/7/2013	—	—	—	—	—	—	13,133	—	—	92,982
Mr. Doolan	—(1)		—	—	262,299	524,597	—	—	—	—	—	—	—
	5/13/2013	(2)	5/7/2013	—	—	—	—	—	—	49,367	—	—	349,518
	5/13/2013	(3)	5/7/2013	—	—	—	8,511	56,743	85,115	—	—	—	390,392
	5/13/2013	(4)	5/7/2013	—	—	—	—	—	—	40,869	—	—	289,353
	5/13/2013	(5)	5/7/2013	—	—	—	2,349	15,659	23,489	—	—	—	107,734
Mr. Johnson	—(1)		—	—	200,231	400,461	—	—	—	—	—	—	—
	5/13/2013	(2)	5/7/2013	—	—	—	—	—	—	45,709	—	—	323,620
	5/13/2013	(3)	5/7/2013	—	—	—	7,881	52,539	78,809	—	—	—	361,468
Mr. Ashburn, Jr.	—		—	—	—	—	—	—	—	—	—	—	—
Mr. Burba	—		—	—	—	—	—	—	—	—	—	—	—

(1)
The awards reported in these rows reflect the named executive officer's 2013 annual incentive program opportunities established in May 2013. Amounts for Messrs. Doolan and Bedford are converted using the 2013 average rate of $1.00 CAN:$0.97 USD. For Messrs. Bedford, Doolan and Johnson, the target values are equal to 60%, 65% and 60%, respectively, of their actual (non-reduced) base salary rate for 2013, and the threshold and maximum values are equal to 50% and 200%, respectively, of the target value for each officer. The amounts actually earned by these named executive officers for 2013 for this award are included in the "Non-Equity Incentive Plan Compensation" column of the 2013 Summary Compensation Table above. See "Compensation Discussion and Analysis—Analysis of 2013 Executive Compensation Program Decisions and Actions—2013 Annual Incentive Program Awards" above for additional information about the 2013 annual incentive program.

(2)
The awards reported in this row reflect the RSU grants under the 2013 LTIP made to Messrs. Bedford, Karayannopoulos, Doolan and Johnson in May 2013. See "Compensation Discussion and Analysis—Analysis of 2013 Executive Compensation Program Decisions and Actions—2013 Equity Awards" above for additional information about this equity award.

(3)
The awards reported in this row reflect the threshold, target and maximum award opportunities for PBRSUs covering the January 1, 2013 through December 31, 2015 performance period granted under the 2013 LTIP to Messrs. Bedford, Doolan and Johnson in May 2013. See "Compensation Discussion and Analysis—Analysis of 2013 Executive Compensation Program Decisions and Actions—2013 Equity Awards" for additional information about this equity award.

(4)
The awards reported in this row reflect the RSU grants under the LTIP made to Messrs. Bedford and Doolan in May 2013 as a pro-rata grant for services provided in 2012. See "Compensation Discussion and Analysis—Analysis of 2013 Executive Compensation Program Decisions and Actions—2013 Equity Awards" above for additional information about this equity award.

(5)
The awards reported in this row reflect the threshold, target and maximum award opportunities for PBRSUs covering the January 1, 2013 through December 31, 2015 performance period granted to Messrs. Bedford and Doolan in May 2013 as a pro-rata grant for services provided in 2012. See "Compensation Discussion and Analysis—Analysis of 2013 Executive Compensation Program Decisions and Actions—2013 Equity Awards" for additional information about this equity award.

(6)
The award reported in this row reflects the threshold, target and maximum award opportunities for PBRSUs covering the January 1, 2013 through December 31, 2013 performance period granted as 2013 annual incentive program compensation to Mr. Karayannopoulos in May 2013. See "Compensation Discussion and Analysis—Analysis of 2013 Executive Compensation Program Decisions and Actions—2013 Equity Awards" for additional information about this equity award.

(7)
The award reported in this row reflects the RSUs granted to Mr. Karayannopoulos to compensate him for his service to the Company as a non-employee director from June 2012 through December 10, 2012, when he became interim President and Chief Executive Officer. See "Compensation Discussion and Analysis—Analysis of 2013 Executive Compensation Program Decisions and Actions—2013 Equity Awards" for additional information about this equity award.

(8)
Amounts disclosed in this column for equity awards are computed in accordance with FASB ASC Topic 718.

  Employment Agreements

        During 2013, the Company was a party to an employment letter with Mr. Karayannopoulos and an employment agreement with Mr. Johnson. Molycorp Canada entered into an employment agreement with Mr. Bedford. These agreements are described below.

        Employment Agreement with Mr. Bedford.    On December 2, 2013, Molycorp Canada entered into an employment agreement with Mr. Bedford (which is referred to as the Bedford Agreement), which sets forth the terms of his compensation as President and Chief Executive Officer of the Company. The initial term of the Bedford Agreement commenced on December 2, 2013 and expires on March 31, 2017. The Bedford Agreement will then continue to renew for additional one year terms (or Additional One-Year Terms) unless either party delivers a written notice of an intent not to renew the Bedford Agreement at least ninety days before the beginning of the end of the initial term or each Additional One-Year Term. However, in the event of a change of control (as defined in the Bedford Agreement), the term will be extended for a period of 24 months from the date of such change of control.

        The Bedford Agreement provides for an initial base salary of $600,000 (to be paid in Canadian dollars), which may be increased during the term at the discretion of the Company. Mr. Bedford is also entitled to participate in any long-term or short-term cash bonus programs that the Company adopts or maintains for the Company's senior executives and will be assigned a target bonus in respect of the short-term cash bonus program of no less than 100% of his base salary, with the payment conditions for such bonus to be established by the Board of Directors. In addition, he is eligible to participate in the Company's long-term incentive program at a target level of not less than 220% of his base salary, with the payment conditions for such awards to be established by the Board of Directors. Mr. Bedford is also entitled to participate in the health, welfare and retirement benefit programs provided to the Company's senior executives.

        For a period of one year after Mr. Bedford's employment terminates for any reason, he will not directly or indirectly engage in any business that competes with the Company or its affiliates. In addition, Mr. Bedford is prohibited during the same time period from soliciting, influencing or inducing any employee of the Company or its affiliates to leave his or her employment or disrupting the relationship between the Company and any of its consultants, agents, representatives or vendors.

        If the Bedford Agreement is terminated by Molycorp Canada without Cause or by Mr. Bedford for Good Reason (as such initially capitalized terms are defined below), Mr. Bedford will be entitled to severance payments and other benefits, which include the following:

  •
  Continued payment of his base salary in installments for one year plus one additional month for every full year of service with Molycorp Canada, the Company, and Neo Material Technologies Inc. since July 1999, not to exceed 24 months (the "Severance Period");

  •
  A lump sum cash payment consisting of one times his target annual bonus opportunity for the year of termination;

  •
  Pro-rata portions of each time-based equity award and each performance-based equity award that is outstanding as of the termination date; and

  •
  Continued coverage under the medical and dental plans of Molycorp Canada for the Severance Period.

        If Mr. Bedford's employment is terminated without Cause or by Mr. Bedford for Good Reason within two years following a Change of Control, he will receive the payments and other benefits set forth above, except that the lump sum cash payment will equal two times his target annual bonus opportunity for the year of termination, the terms of the outstanding equity awards will continue to govern, and health and dental converge will continue for two years after the termination of employment. If Mr. Bedford's employment is terminated without Cause after the term of the Bedford Agreement is not renewed by Molycorp Canada, then Mr. Bedford will be entitled to receive severance benefits as set forth in the Company's severance plan as in effect at the time Mr. Bedford signed his employment agreement.

        Under the Bedford Agreement, "Cause" is defined generally as: (1) willful misconduct or malfeasance relative to Mr. Bedford's duties, or the Company or Molycorp Canada's business; (2) conviction of Mr. Bedford of a crime that results in a sentence of imprisonment or involves theft, embezzlement, dishonesty or breach of securities or financial laws or regulations; or (3) activities by Mr. Bedford (other than those required by law of Company policy) that are materially injurious to the Company or its affiliates. Under the Bedford Agreement, "Good Reason" is defined generally as: (1) any materially adverse change in Mr. Bedford's title or any material diminution in his authority, duties, or responsibilities, unless otherwise agreed to in writing by Mr. Bedford; (2) a relocation of Mr. Bedford's principal office in Toronto, Canada to a location that is more than 50 miles from its location as of December 2, 2013; or (3) any material decrease in the amount of Mr. Bedford's salary or bonus opportunities, unless otherwise agreed to in writing by Mr. Bedford.

        Employment Agreement with Mr. Johnson.    The Company entered into an employment agreement with Mr. Johnson on June 30, 2011 (which is referred to as the Johnson Agreement), which sets forth the terms of his compensation as Deputy General Counsel of the Company. The initial term of the Johnson Agreement commenced on June 30, 2011 and expires on June 30, 2014 unless the term is renewed in writing by mutual agreement of Mr. Johnson and the Company.

        The Johnson Agreement provides for a base salary at a rate of not less than $250,000 per year, which may be increased during the term at the discretion of the Company. Mr. Johnson is also entitled to participate in any long-term or short-term cash bonus program that the Company adopts or maintains for the Company's officers and directors as well as the Company's Management Incentive Compensation Plan. In addition, Mr. Johnson is entitled to participate in the health, welfare and retirement benefit programs provided to the Company's employees.

        For a period of two years after Mr. Johnson's employment terminates for any reason, he will not directly or indirectly engage in any business that competes with the Company or its affiliates. In addition, Mr. Johnson is prohibited during the same time period from soliciting, influencing or inducing any employee of the Company or its affiliates to leave his or her employment or disrupting the relationship between the Company and any of its consultants, agents, representatives or vendors.

        If the Johnson Agreement is terminated by the Company without Cause or by Mr. Johnson for Good Reason (as such initially capitalized terms are defined below), Mr. Johnson will be entitled to a lump sum cash payment equal to one year of his base salary in addition to payment of any accrued, but unused vacation.

        Under the Johnson Agreement, "Cause" is defined generally as: (1) misconduct, malfeasance or negligence relative to Mr. Johnson's duties, or the Company's business; (2) Mr. Johnson's failure or refusal to perform the services required or as requested by the Chief Executive Officer of the Company, or Mr. Johnson's refusal to carry out or perform proper directions or instructions from the Company or the Chief Executive Officer with respect to the services rendered hereunder; (3) conviction of Mr. Johnson of a crime that results in a sentence of imprisonment or involves theft, embezzlement, dishonesty or breach of securities or financial laws or regulations; (4) activities by Mr. Johnson that are injurious to the Company, its affiliates or their reputation; or (5) any conduct constituting "cause" under applicable law. Under the Johnson Agreement, "Good Reason" is defined generally as Mr. Johnson's termination of employment within the two-year period following a Change of Control (as defined in the Johnson Agreement) as a result of: (1) any material diminution in Mr. Johnson's authority, duties, or responsibilities; or (2) a relocation of Mr. Johnson's principal office to a location that is more than 50 miles from its location as of June 30, 2011.

        Letter Agreement with Mr. Karayannopoulos.    On May 29, 2013, the Company entered into a letter agreement with Mr. Karayannopoulos (which is referred to as the Karayannopoulos Agreement) to confirm the compensation that the Company agreed to provide Mr. Karayannopoulos while serving as President and Chief Executive Officer of the Company. The term of the Karayannopoulos Agreement began December 10, 2012 and ended on the date on which Mr. Karayannopoulos ceased to serve in such role, which was December 2, 2013.

        The Karayannopoulos Agreement provided for an annual base salary of $425,000, effective as of January 1, 2013. Mr. Karayannopoulos was also eligible to receive, as target annual incentive compensation under the 2010 Plan, a grant of stock-settled RSUs with a target value equal to approximately $850,000, subject to the achievement of both corporate and individual goals during a performance period that ran from January 1, 2013 through December 31, 2013 (referred to as the Karayannopoulos PBRSUs). The Karayannopoulos PBRSUs were granted on May 13, 2013 for 159,474 shares, and were earned and settled by the issuance of 89,305 shares of Company common stock during the first quarter of 2014. In addition, Mr. Karayannopoulos received long-term compensation in the form of a grant of 187,523 stock-settled RSUs (referred to as the Karayannopoulos RSUs). The Karayannopoulos RSUs were also granted pursuant to the terms of the 2010 Plan and a separate grant agreement. The Karayannopoulos RSUs vested on December 31, 2013 and were settled in shares of Company common stock shortly thereafter. Although Mr. Karayannopoulos elected not to participate in the health, welfare and retirement benefit programs provided to the Company's other senior executives, he was entitled to retain benefits set forth in a letter agreement between Molycorp Canada and Mr. Karayannopoulos dated July 20, 2012. Mr. Karayannopoulos is not entitled to any severance payments pursuant to the Karayannopoulos Agreement.

        Separation Agreement and General Release with Messrs. Ashburn, Jr. and Burba.    On March 22, 2013, the Company entered into a separation agreement and general release with each of Messrs. Ashburn, Jr. and Burba to set forth the terms and conditions of the termination of service from the Company and a consulting agreement to set forth the terms and conditions of his ongoing transitional consulting services to the Company. As memorialized in the separation agreements, Mr. Ashburn, Jr.'s service as the Company's Executive Vice President and General Counsel, and Mr. Burba's service as the Company's Executive Vice President and Chief Technology Officer, ceased on March 22, 2013, and each executive resigned from all positions he held as an officer and/or director of the Company's subsidiaries and affiliates, as applicable, effective as of March 22, 2013.

        The separation agreements provide that each executive will release the Company and certain other parties from any and all claims, causes of action and demands arising on or prior to March 22, 2013.

        Under the separation agreement, each of the executives received certain payments and other benefits from the Company pursuant to his employment agreement and his PBRSU agreement. These payments (less withholding for taxes) and benefits include:

  •
  A lump sum cash payment equal to $220,000, consisting of one times his target annual bonus opportunity for 2013 as required by the employment agreement;

  •
  An amount in cash equal to $400,000, consisting of one year of base salary to which he is entitled pursuant to the employment agreement;

  •
  $7,921 in satisfaction of his PBRSUs under the PBRSU agreement; and

  •
  If the executive elects continuation coverage under the Company's medical plan under COBRA, reimbursement for the Executive's COBRA payments until the earlier of (1) his eligibility for any such coverage under another employer's or any other medical plan or (2) the date that is twelve months following the Executive's separation from service date.

        As required under the terms of the executives' employment agreements, they also received lump sum cash payments of $83,463 for Mr. Ashburn, Jr. and $65,463 for Mr. Burba with respect to their accrued but unused vacation time and all accrued but unpaid base salary through March 22, 2013.

        The executives affirmed in the separation agreements that they will be subject to the non-competition, non-solicitation and confidentiality provisions in the employment agreements, that they will abide by mutual non-disparagement covenants entered into with the Company, and that they will continue to cooperate with the Company in any litigation or similar proceedings relating to their service with the Company.

        Consulting Agreement with Messrs. Ashburn, Jr. and Burba.    The consulting agreement provides that each executive will provide transitional consulting services to the Company as requested by the Chief Executive Officer or his designee for an initial term ending on March 31, 2014. In respect of the consulting services, which will consist of at least 80 hours per calendar quarter (unused hours will roll forward to the next calendar quarter), each executive will receive a quarterly retainer equal to $31,324, plus $187.50 per hour for any quarterly consulting services in excess of the base 80-hour requirement.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END TABLE

        The following table provides information about outstanding equity awards for each of the Company's named executive officers as of December 31, 2013.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mr. Bedford	5/13/2013	—	—	—	—	49,367	(2)	277,443	—		—
	5/13/2013	—	—	—	—	—		—	8,511	(5)	47,832
	5/13/2013	—	—	—	—	38,465	(2)	216,173	—		—
	5/13/2013	—	—	—	—	—		—	2,211	(5)	12,426
Mr. Karayannopoulos	5/13/2013	—	—	—	—	13,133	(3)	73,807	—		—
Mr. Doolan	5/13/2013	—	—	—	—	49,367	(2)	277,443	—		—
	5/13/2013	—	—	—	—	—		—	8,511	(5)	47,832
	5/13/2013	—	—	—	—	40,869	(2)	229,684	—		—
	5/13/2013	—	—	—	—	—		—	2,349	(5)	13,201
Mr. Johnson	7/1/2011	—	—	—	—	835	(4)	4,693	—		—
	2/28/2012	—	—	—	—	2,586	(2)	14,533	—		—
	2/28/2012	—	—	—	—	—		—	362	(5)	2,034
	5/13/2013	—	—	—	—	45,709	(2)	256,885	—		—
	5/13/2013	—	—	—	—	—		—	7,881	(5)	44,291
Mr. Ashburn, Jr.	—	—	—	—	—	—		—	—		—
Mr. Burba	—	—	—	—	—	—		—	—		—

(1)
These amounts were calculated based on $5.62 per share, which was the closing price of the Company's common stock on December 31, 2013.

(2)
These RSUs will vest in full on the third anniversary of the grant date, subject generally to continued employment by the recipient during the three-year period following the grant date, subject to certain exceptions described in the award agreement for the RSUs.

(3)
These RSUs will vest in full on May 13, 2016, subject generally to continued service as a director of the Company, subject to certain exceptions described in the award agreement for the RSUs.

(4)
These restricted shares will vest in full on the third anniversary of the grant date, subject generally to continued employment by the recipient during the three-year period following the grant date, subject to certain exceptions described in the award agreement for the restricted shares.

(5)
These PBRSUs, reported at threshold levels, will vest between 0% and 150% of the target PBRSUs upon the completion of a three-year performance period, subject generally to the achievement of specified relative performance and continued employment by the recipient during the performance period, subject to certain exceptions described in the award agreement for the PBRSUs.

2013 OPTION EXERCISES AND STOCK VESTED TABLE

Stock Awards
	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(3)
Mr. Bedford	—		—
Mr. Karayannopoulos	187,523	(1)	1,053,879
	89,305	(2)	501,894
Mr. Doolan	—		—
Mr. Johnson	—		—
Mr. Ashburn, Jr.	—		—
Mr. Burba	—		—

(1)
Of the 187,523 shares of common stock to be issued to Mr. Karayannopoulos, 86,819 were withheld at his request to cover his tax liability.

(2)
Of the 89,305 shares of common stock to be issued to Mr. Karayannopoulos, 41,080 were withheld at his request to cover his tax liability.

(3)
Computed by multiplying the number of RSUs vesting by the closing price of a share of the Company's common stock on the applicable date of vesting.

  Retirement Plans

        The Company's U.S. based named executive officers are eligible to participate in the Company's tax-qualified Molycorp Minerals, LLC 401(k) Plan on the same basis as other employees under the plan. Each year, the Company may make three types of contributions to each participant's account. First, the Company makes non-elective discretionary contributions in which the Company contributes to a participant's account an amount equal to 4% of the participant's eligible compensation. Second, the Company makes a safe-harbor matching contribution to a participant's account in which the Company contributes an amount equal to 100% of a participant's contributions during the plan year, limited to 3% of the participant's eligible compensation, plus 50% of the participant's contributions during the plan year between 3% and 5% of the participant's eligible compensation. Finally, the Company may make discretionary profit-sharing contributions in which the Company may contribute to a participant's account an amount equal to a percentage of the participant's eligible compensation that the Company determines each year up to 4% of the participant's eligible compensation. For 2013, the Company made safe-harbor matching and non-elective discretionary contributions, but did not make profit-sharing contributions.

        Our Canadian-based named executive officers are eligible to participate in the Canadian Group Retirement Savings Plan where the Company makes a matching contribution to their accounts equal to 100% of their contribution, limited to 5.0% of their eligible compensation. The 2013 Summary Compensation Table above reflects the actual dollar amounts contributed to the Company's retirement plans on each named executive officer's behalf in the "All Other Compensation" column.

  Nonqualified Deferred Compensation

        The following table reflects the amounts credited under the Company's MICP on behalf of the Company's named executive officers who reside in the U.S. The Company does not maintain any other nonqualified deferred compensation plan.

2013 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings/ (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Mr. Bedford(1)	—	—	—	—	—
Mr. Karayannopoulos(1)	—	—	—	—	—
Mr. Doolan(1)	—	—	—	—	—
Mr. Johnson	—	—	1,072	—	5,679
Mr. Ashburn, Jr.(2)	—	—	3,631	34,070	0
Mr. Burba(2)	—	—	(7,728)	67,907	0

(1)
Messrs. Bedford, Karayannopoulos and Doolan, as residents of Canada, do not qualify to participate in the MICP.

(2)
Messrs. Ashburn, Jr. and Burba elected to liquidate their holdings prior to December 31, 2013.

(3)
The amount reported in this column has not previously been reported in prior years' Summary Compensation Tables.

        On April 1, 2009, the Company established the MICP, which is a nonqualified deferred compensation plan for the purpose of providing deferred compensation benefits for a select group of management or highly compensated U.S. employees. Under the MICP, a participant may defer his or her base salary and any bonus, commission or other extraordinary compensation that is supplemental to the participant's base salary and is dependent upon achievement of individual or Company performance goals. Participants may also defer the receipt of any shares subject to RSUs granted under the Company's LTIP. In addition, if a participant elects to defer any of the cash portion of the bonus he or she earns under the annual incentive program, he or she may convert a percentage of that cash portion into RSUs (the Converted RSUs), which are credited to his or her account under the plan. If a participant converts any of his or her cash bonus into RSUs, then the Company will credit his or her account with Matching RSUs at an amount equal to 25% of the number of Converted RSUs. Converted RSUs are immediately vested. However, any Matching RSUs credited to a participant's account will vest on the third anniversary of the date of grant of the Matching RSUs, so long as the participant remains in the Company's continuous employ or retires prior to the vesting date.

        Under the MICP, the Company establishes for each participant a cash account to which the Company credits any cash deferrals the participant elects, as well as any fractional balance of Converted RSUs or Matching RSUs that are converted into cash, an RSU account to which the Company credits any deferrals elected with respect to RSUs, an RSU account to which the Company credits any deferrals elected with respect to Converted RSUs, and a matching RSU account to which the Company credits any Matching RSUs credited to the participant. Participants may elect to have their cash accounts paid in a lump-sum or over a fixed schedule. Participants may also elect to have their accounts paid on a specified future date, upon their separation from service or upon the earlier of the two. Accounts are automatically paid out, or begin paying out, upon the participant's death or disability, or upon a change of control of the Company. In May 2011, the MICP was amended to allow participants to make a mid-year deferral election with respect to performance-based awards granted to the participant in accordance with the provisions of Internal Revenue Code Section 409A.

        From time to time, the Compensation Committee may make discretionary contributions to a participant's account, which is used to reward the participant for achievement of superior operating performance. Participants are always fully vested in any discretionary contribution credited to his or her account. The Company intends for the MICP to constitute an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended. As mentioned above, no discretionary contributions were made to the MICP in 2013.

        During 2013, only Mr. Johnson was eligible to participate in the deferral programs mentioned above, but no deferrals or discretionary contributions were made.

  Potential Payments upon Termination or Change in Control

        The Company has entered into certain agreements and the Company maintains certain plans or programs that will require the Company to provide compensation and other benefits to the named executive officers in the event of such executive's termination of employment under certain circumstances or a change in control of the Company occurring during the executive's term of employment.

        The following table sets forth the amounts payable to each named executive officer, if such executive's employment had terminated under different scenarios, and/or a change of control of the Company had occurred, on December 31, 2013. For information about the actual termination and related payments to Messrs. Ashburn, Jr. and Burba, see the section above entitled "—Executive Compensation and Other Information—Employment Agreements—Separation Agreement and General Release with Messrs. Ashburn, Jr. and Burba".

        The Company maintains a Severance Pay Plan for Management Employees, which plan covers the Company's named executive officers who are not parties to employment agreements with the Company. The plan was amended on March 7, 2013 to reduce the minimum benefit for terminations of employment covered under the plan and provide credit for service at any entity that the Company has acquired or will acquire in the future. Under the amended version of the Severance Pay Plan, if the Company terminates the named executive's employment without cause or if the executive terminates his or her employment for good reason, and such termination does not occur within the twenty-four month period following a change of control of the Company, the cash severance is in an amount equal to the greater of (1) two times the executive's weekly base pay times the executive's years of service and (2) thirteen times the executive's weekly base pay (capped at fifty-two times the executive's weekly base pay). Under the Severance Pay Plan, if the Company terminates the named executive's employment without cause or if the executive terminates his or her employment for good reason, and such termination occurs within the twenty-four month period following a change of control of the Company, the cash severance is in an enhanced amount equal to the greater of (1) two times the executive's weekly base pay times the executive's years of service and (2) thirty-nine times the executive's weekly base pay (capped at fifty-two times the executive's weekly base pay).

        The table below does not include certain payments or benefits that do not discriminate in favor of the Company's named executive officers and that generally would be available to any salaried employee of the Company or its operating subsidiaries upon termination of employment, or upon a change of control of the Company. Except as otherwise expressly indicated, the amounts set forth in the following table do not represent the actual sums a named executive officer would receive if his or her employment were terminated or there were a change of control of the Company. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that the named executive officers who were employed by the Company or any of its subsidiaries on December 31, 2013 would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the named executive officers, the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 31, 2013, and for Mr. Karayannopoulos assume that his RSU and PBRSU grants for service as Interim President and Chief Executive Officer were earned at the beginning of December 31, 2013. Payments which the Company may make in the future upon an employee's termination of employment or upon a change of control of the Company will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of the Company's benefit plans and agreements as of December 31, 2013.

Potential Payments Upon Termination of Employment and/or a Change of Control Table

Name	Benefits and Payments	Voluntary Termination	Retirement	Without Cause or Good Reason Termination(1)	Without Cause or Good Reason Termination (Change of Control)(2)	For Cause Termination	Termination due to Death or Disability	Change of Control(3)
Mr. Bedford	Cash Severance(9)	$0	$0	$1,597,085	$1,994,170	$0	$0	$0
	Unvested RSUs(7)	$0	$0	$104,488	$493,616	$0	$493,616	$493,616
	Unvested PBRSUs(8)	$0	$0	$85,036	$401,723	$0	$78,113	$401,723
	Continued Health Benefits(5)	$0	$0	$11,975	$11,975	$0	$0	$0
	TOTAL:	$0	$0	$1,798,584	$2,901,484	$0	$571,729	$895,339
Mr. Karayannopoulos	Unvested RSUs(7)	$0	$0	$0	$73,807	$0	$73,807	$73,807
	TOTAL:	$0	$0	$0	$73,807	$0	$73,807	$73,807
Mr. Doolan	Cash Severance(4)	$0	$0	$126,846	$309,187	$0	$0	$0
	Unvested RSUs(7)	$0	$0	$0	$507,126	$0	$507,126	$507,126
	Unvested PBRSUs(8)	$0	$0	$79,119	$406,899	$0	$79,119	$406,899
	TOTAL:	$0	$0	$205,965	$1,223,212	$0	$586,245	$914,025
Mr. Johnson	Cash Severance(10)	$0	$0	$390,000	$390,000	$0	$0	$0
	Unvested Restricted Stock(6)	$0	$0	$0	$4,693	$0	$4,693	$4,693
	Unvested RSUs(7)	$0	$0	$0	$271,418	$0	$271,418	$271,418
	Unvested PBRSUs(8)	$0	$0	$59,900	$299,338	$0	$59,900	$299,338
	TOTAL:	$0	$0	$449,900	$965,449	$0	$336,011	$575,449

(1)
The amounts in this column are based on the assumption that, on December 31, 2013, the executive was terminated by the Company without cause or the executive terminated his or her employment with the Company for good reason, and such termination did not occur within the twenty-four month period following a change in control of the Company. In addition, these amounts assume all accrued base salary, benefits and vacation, including then unused accrued vacation, have been paid.

(2)
The amounts in this column with respect to cash severance are based on the assumption that, on December 31, 2013, the executive was terminated by the Company without cause or the executive terminated his or her employment with the Company for good reason and such termination occurred during the twenty-four month period following a change in control. The amounts in this column with respect to restricted stock, RSUs and PBRSUs are based on the assumption that, on December 31, 2013, a change in control of the Company occurred, the restricted stock and RSUs were assumed in connection with the change in control, and that the executive's employment was terminated without cause or that the executive terminated his or her employment for good reason within two years after a change in control. In addition, these amounts assume all accrued base salary, benefits and vacation, including then unused accrued vacation, have been paid and that none of the outstanding restricted stock, RSU or PBRSU awards are assumed, continued or replaced in connection with the change in control, so such awards were accelerated at the time of the change in control.

(3)
The amounts in this column are based on the assumption that a change in control of the Company occurred on December 31, 2013, that the restricted stock, RSUs and PBRSUs were not assumed in connection with the change in control, and that the executive's employment continued after such date. These amounts are also included in the column to which footnote two applies and should not be double-counted in that regard.

(4)
Reported amounts were calculated pursuant to the terms of the Severance Pay Plan for Management Employees in effect on December 31, 2013. These amounts assume all accrued base salary, benefits and vacation, including then unused accrued vacation, have been paid. Amounts for Mr. Doolan are converted using the 2013 average rate of CAD$1.00:USD$0.97.

(5)
These amounts reflect up to two years of continued health and welfare benefits as provided for in Mr. Bedford's employment agreement.

(6)
Reported amounts consist of the value of the nonforfeitability of the unvested shares of restricted stock, based on the Company's closing stock price on December 31, 2013 of $5.62 per share, assuming such awards are not assumed, continued or replaced in connection with a change in control.

(7)
Reported amounts consist of the value of the nonforfeitability of unvested time-based RSUs, based on the Company's closing stock price on December 31, 2013 of $5.62 per share, assuming such awards are not assumed, continued or replaced in connection with a change in control

(8)
Reported amounts consist of the value of the nonforfeitability of unvested PBRSUs (assuming target performance for the performance period), based on the Company's closing stock price on December 31, 2013 of $5.62 per share. Payouts for termination without cause or termination due to death or disability assume a pro-rata payout at target based on the portion of the performance period during which the officer was employed (and the execution of a release of claims for retirement or termination without cause). Payouts for scenarios involving a change in control assume full payout for the PBRSUs at target and that the PBRSUs are not assumed, continued or replaced in connection with a change in control.

(9)
Reported amounts were calculated pursuant to the terms of Mr. Bedford's employment agreement in effect on December 31, 2013. Under the Bedford Agreement, if Molycorp Canada terminates his employment without cause or if the executive terminates his employment for good reason, and such termination does not occur within the twenty-four month period following a change in control of the Company, the cash severance is in an amount equal one times his base salary in effect on December 31, 2013 plus one additional month for every full year of service with the Company, Molycorp Canada and Neo Material Technologies Inc. (up to a total of two years of base salary—for Mr. Bedford, this amount is two years) and one times his target incentive amount under the 2013 annual incentive program. Under the Bedford Agreement, if Molycorp Canada terminates Mr. Bedford's employment without cause or if he terminates his employment for good reason, and such termination occurs within the twenty-four month period following a change in control of the Company, the cash severance is in an enhanced amount equal to one times his base salary in effect on December 31, 2013 plus one additional month for every full year of service with the Company, Molycorp Canada and Neo Material Technologies Inc. (up to a total of two years of base salary—for Mr. Bedford, this amount is two years) and two times his target incentive amount under the 2013 annual incentive program.

(10)
Reported amounts were calculated pursuant to the terms of Mr. Johnson's employment agreement in effect on December 31, 2013. Under the Johnson Agreement, if the Company terminates his employment without cause or Mr. Johnson terminates his employment for good reason, the cash severance is in an amount equal to one times his base salary.

2013 Director Compensation

        The following table sets forth information with respect to the compensation paid by the Company to each of the Company's non-employee directors (excluding Mr. Karayannopoulos) during 2013:

2013 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Russell D. Ball	84,000	103,471	187,471
Ross. R. Bhappu	—	—	—
Brian T. Dolan	79,000	92,982	171,982
John Graell Moore	70,000	92,982	162,982
Charles R. Henry	77,000	92,982	169,982
Mark S. Kristoff	77,000	112,217	189,217
Alec Machiels	—	—	—
Jack E. Thompson	47,570	92,982	140,552
Michael Schwarzkopf	27,849	69,994	97,843

(1)
The following portions of the fees listed in this column for the following directors were deferred into RSUs under the Nonemployee Director Deferred Compensation Plan: Mr. Ball, $42,000; and Mr. Kristoff, $77,000.

(2)
The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted during 2013, which grants consisted of, with respect to the applicable director, the following amounts:

•
Mr. Ball: $92,982 in value for 13,133 RSUs granted on May 13, 2013 and $10,489 in value for 1,829 Matching RSUs acquired in connection with his deferral of director fees;

•
Mr. Kristoff: $92,982 in value for 13,133 RSUs granted on May 13, 2013 and $19,235 in value for 3,354 Matching RSUs acquired in connection with his deferral of director fees;

•
Mr. Schwarzkopf: $69,994 in value for 10,144 RSUs granted on August 12, 2013; and

•
Each of Messrs. Dolan, Graell, Henry and Thompson: $92,982 in value for 13,133 RSUs granted on May 13, 2013.

  The non-employee directors had the following unvested stock awards outstanding as of December 31, 2013: Mr. Ball—19,271 RSUs; Mr. Henry—16,609 RSUs; Mr. Kristoff—21,523 RSUs; Mr. Schwarzkopf—10,144 RSUs; Mr. Thompson—16,586 RSUs; and Messrs. Dolan and Graell—15,443 RSUs each.

        In 2013, all non-employee directors received an annual cash retainer in the amount of $70,000 and an annual equity award of time-based RSUs with a value equal to $70,000. The time-based RSUs will generally vest in full on the third anniversary of the grant date, subject to certain exceptions described in the award agreement for the RSUs. In addition, the additional annual cash retainers to be provided to the Board committee chairmen are listed below:

Chairman	Additional Cash Retainer
Chairman of the Board	$75,000
Audit and Ethics Committee Chairman	$14,000
Compensation Committee Chairman	$9,000
Health, Environment, Safety and Sustainability Committee Chairman	$7,000
Nominating and Corporate Governance Committee Chairman	$7,000

        On January 13, 2011, the Board, upon recommendation by the Compensation Committee, adopted the Molycorp, Inc. Nonemployee Director Deferred Compensation Plan, which is a nonqualified deferred compensation plan for the purpose of providing deferred compensation benefits to U.S. members of the Board who are not the Company's employees. Under the Nonemployee Director Deferred Compensation Plan, a participant may defer his or her annual fees and the receipt of any shares subject to RSUs granted under the Company's 2010 Equity and Performance Incentive Plan. In addition, if a participant elects to defer any of the cash portion of his or her annual fees, he or she may convert a percentage of those fees into RSUs, the Converted RSUs, which are credited to his or her account under the plan. If a participant converts any of his or her annual fees into RSUs, then the Company will credit his or her account with Matching RSUs at an amount equal to 25% of the number of Converted RSUs the participant received. Converted RSUs are immediately vested. However, any Matching RSUs credited to a participant's account will vest on the third anniversary of the date of grant of the Matching RSUs, so long as the participant provides continuous service to the Company or retires prior to the vesting date.

        Under the Nonemployee Director Deferred Compensation Plan, the Company establishes for each U.S. participant a cash account to which the Company credits any cash deferrals the participant elects, an RSU account to which the Company credits any deferrals elected with respect to RSUs, an RSU account to which the Company credits any deferrals elected with respect to Converted RSUs, and a matching RSU account to which the Company credits any Matching RSUs credited to the participant. Participants may elect to have their cash accounts paid in a lump-sum or over a fixed schedule. Participants may also elect to have their accounts paid on a specified future date, upon their separation from service or upon the earlier of the two. Accounts are automatically paid out, or begin paying out, upon the participant's death or disability, or upon a change of control of the Company.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section above and, based on this review, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC.

  COMPENSATION COMMITTEE

  Brian T. Dolan, Chairman
  Mark S. Kristoff
  Russell D. Ball

Equity Compensation Plan Information as of December 31, 2013

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by security holders	1,658,858	$48.87	(1)	2,309,731	(2)
Equity compensation plans not approved by security holders	—	—		—
Total	1,658,858	$48.87	(1)	2,309,731	(2)

(1)
Does not take into account restricted stock units, or RSUs, or performance-based RSUs, as those awards do not have an exercise price.

(2)
Reflects 2,061,287 shares available for issuance under the 2010 Equity and Performance Incentive Plan, including for awards other than stock options or stock appreciation rights, such as restricted stock, RSUs, performance shares, performance units or other stock-based awards (performance-based RSUs are reported at target for purposes of this table). Also reflects 248,444 shares available for issuance under Molycorp, Inc. 2012 Employee Stock Purchase Plan. The number of shares reported in this column assumes performance-based RSU awards will be settled at target levels, which may overstate actual expected dilution caused by those awards when actually settled.

BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK

        Set forth in the following table is the beneficial ownership of the Company's common stock as of May 1, 2014 (except as otherwise indicated) held by (i) the Company's directors, principal executive officers, principal financial officers and three other most highly compensated executive officers during 2013, (ii) all of the Company's executive officers and directors as a group and (iii) each person who is known to the Company to be the beneficial owner of more than five percent of the Company's common stock. Beneficial ownership has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. For purposes of calculating the percentage of shares of common stock beneficially owned, there were 244,712,409 shares of the Company's common stock outstanding as of May 1, 2014. Except as indicated by the footnotes below, the Company believes, based on the information furnished to it, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own.

	Number of Shares	Percent of Class
Non-Officer Directors
Russell D. Ball(1)	27,324	*
Brian T. Dolan(2)	37,399	*
John Graell	60,000	*
Charles R. Henry(1)(3)	187,894	*
James J. Jackson	7,462	*
Mark S. Kristoff(1)(4)	3,930,392	1.61%
Alec Machiels	—	—
Dr. Michael Schwarzkopf	—	—
Named Executive Officers
Geoffrey R. Bedford(2)(3)(5)	70,473	*
Michael F. Doolan(2)(3)(5)	67,464	*
Kevin W. Johnson	935	*
Constantine E. Karayannopoulos(1)(2)(3)(5)	219,272	*
John F. Ashburn, Jr.(6)	189,352	*
John C. Burba(7)	223,505	*
All directors and executive officers as a group (including the named executive officers) (14 persons)	5,021,472	2.05%
Beneficial Owners of More than 5% of Common Stock
Molibdenos y Metales S.A.(8)	49,478,478	20.22%
Resource Capital Funds(9)	16,760,529	6.85%
Pegasus Capital LLC(10)	11,358,305	4.64%

*
Less than 1% of common stock.

(1)
Includes the following shares of the Company's common stock issuable upon the exercise of RSUs, each of which represents the right to receive one share of the Company's common stock, that are fully vested and are payable after the person's separation from service as a director or employee of the Company, as applicable: Mr. Ball—12,824 shares; Mr. Henry—108 shares; Mr. Kristoff—23,572 shares; and Mr. Karayannopoulos—148,929 shares.

(2)
Includes the following shares of the Company's common stock issuable upon the conversion of the Company's 6.00% Convertible Senior Notes due 2017 that are convertible at any time prior to the close of business on the second scheduled trading day immediately preceding September 1, 2017 at an initial conversion rate of 83.3333 shares of common stock per $1,000 principal amount of notes: Mr. Dolan—20,833 shares; Mr. Bedford—12,500 shares; Mr. Doolan—16,666 shares; and Mr. Karayannopoulos—8,333 shares.

(3)
Includes the following shares of the Company's common stock issuable upon the conversion of the 5.50% Convertible Senior Notes due 2018 that are convertible at any time prior to the close of business on the second scheduled trading day immediately preceding February 1, 2018 at an initial conversion rate of 138.8889 shares of common stock per $1,000 principal amount of notes: Mr. Henry—50,693 shares; Mr. Bedford—13,888 shares; Mr. Doolan—13,888 shares; and Mr. Karayannopoulos—13,888 shares.

(4)
Includes 3,388,232 shares of the Company's common stock held by Traxys S.à.r.l. Mr. Kristoff is the chief executive officer of Traxys S.à.r.l. and serves on its board of managers. Mr. Kristoff disclaims beneficial ownership of the shares of the Company's common stock held by Traxys S.à.r.l., except to the extent of his pecuniary interest therein, if any.

(5)
Includes the following shares of the Company's common stock issuable upon the exchange of the securities of MCP Exchangeco Inc., a British Columbian subsidiary of the Company. The securities of MCP Exchangeco, Inc. have no expiration date; however, the MCP Exchangeco, Inc. securities are subject to the right of the Company and MCP Callco, Inc., a British Columbian subsidiary of the Company, to (i) call such shares upon an anticipated liquidation, dissolution or winding up of MCP Exchangeco, Inc., or upon certain changes in law, and (ii) redeem such shares on or after the six-year anniversary of their issuance upon the occurrence of certain enumerated events. Mr. Bedford—12,498 shares; Mr. Doolan—11,910 shares; and Mr. Karayannopoulos—18,190 shares (including 3,866 shares held by Mr. Karayannopoulos's wife).

(6)
Beneficial ownership information for Mr. Ashburn is provided as of March 22, 2013, the effective date of his termination of service as an executive officer of the Company, based on his Form 4 filing with the SEC on November 21, 2012. Includes 100 shares of the Company's common stock held as custodian for his son. Mr. Ashburn disclaims beneficial ownership of the shares of the Company's common stock held as custodian for his son, except to the extent of his pecuniary interest therein, if any.

(7)
Beneficial ownership information for Mr. Burba is provided as of March 22, 2013, the effective date of his termination of service as an executive officer of the Company, based on his Form 4 filing with the SEC on June 17, 2011.

(8)
As reported on Schedule 13D/A filed by Molibdenos Y Metales S.A. on March 10, 2014, includes $20,000,000 principal amount of 5.50% Convertible Senior Notes due 2018, which notes are convertible into 2,777,778 shares of the Company's common stock. The address of Molibdenos y Metales S.A. is Camino Nos a Los Morros 66, San Bernardo, Santiago, Chile.

(9)
As reported on Schedule 13D/A filed on September 7, 2012 and Schedule 13D filed on April 7, 2014, includes (a) 11,042,605 shares of the Company's common stock held by Resource Capital Fund IV L.P., of which Resource Capital Associates IV L.P. is the general partner (RCA IV GP L.L.C. is the general partner of Resource Capital Associates IV L.P.) and (b) 5,301,258 shares of the Company's common stock held by Resource Capital Fund V L.P., of which Resource Capital Associates V L.P. is the general partner (RCA V GP Ltd. is the general partner of Resource Capital Associates V L.P.). The sole members of each of RCA IV GP L.L.C. and RCA V GP Ltd. are Messrs. Ryan T. Bennett, Ross R. Bhappu, Russ Cranswick, James McClements and Henderson G. Tuten and Ms. Sherri Croasdale (collectively, the "Principals"). Also includes 416,666 shares of the Company's common stock issuable upon conversion of $5,000,000 aggregate principal amount of the Company's 6.00% Convertible Senior Notes due 2017 (the "Notes") held by Resource Capital Fund V L.P. The conversion rate for the Notes is initially 83.3333 shares of Company common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of $12.00 per share of Company common stock), subject to adjustment, pursuant to the terms of the Notes. The businesses of each of RCA IV GP L.L.C. and RCA V GP Ltd. are directed by the officers of each general partner. The Principals serve as executive officers. RCA IV GP L.L.C. may be deemed to have sole voting and dispositive power over 11,042,605 shares of the Company's common stock and RCA V GP Ltd. may be deemed to have sole voting and dispositive power over 5,301,258 shares of the Company's common stock, as well as any of the 416,666 shares of common stock issuable upon conversion of the Notes. The address of RCA IV GP L.L.C. and RCA V GP Ltd. is 1400 Sixteenth Street, Suite 200, Denver, Colorado 80202

(10)
As reported on Schedule 13D/A filed by Pegasus Partners IV, L.P. on December 2, 2011, includes: (a) 4,335,721 shares of the Company's common stock held by PP IV Mountain Pass II, LLC; (b) 2,100,144 shares of the Company's common stock held by PP IV MP AIV 1, LLC; (c) 767,104 shares of the Company's common stock held by PP IV MP AIV 2, LLC; (d) 767,104 shares of the Company's common stock held by PP IV MP AIV 3, LLC; and (e) 3,388,232 shares of the Company's common stock held by Traxys S.à.r.l. Pegasus Capital LLC may be deemed to beneficially own the shares of the Company's common stock held by PP IV Mountain Pass II, LLC, PP IV MP AIV 1, LLC, PP IV MP AIV 2, LLC, and PP IV MP AIV 3, LLC (collectively, the "Pegasus Entities") and Traxys S.à.r.l. Accordingly, each of Craig Cogut and Pegasus Capital LLC may be deemed to have sole voting and dispositive power over all 11,358,305 shares. Each of Craig Cogut and Pegasus Capital LLC disclaims beneficial ownership of any of the Company's securities held by the Pegasus Entities and Traxys S.à.r.l., except to the extent of any pecuniary interest therein. The address of each of the Pegasus Entities is 505 Park Avenue, 21st Floor, New York, New York 10022. The address of Traxys S.à.r.l. is 19-21 route d'Arlon, Immeuble Serenity, Batiments C+D, 2nd Floor, L-8009 STRASSEN, Grand-Duchy of Luxembourg.

LEGAL PROCEEDINGS

        In February 2012, a purported class action lawsuit was filed in the U.S. District Court for the District of Colorado against us and certain of our current and former executive officers alleging violations of the federal securities laws. The Consolidated Class Action Complaint filed on July 31, 2012 also names current and former Board members and some of our stockholders as defendants, along with other persons and entities. That Complaint alleges 18 claims for relief arising out of alleged: (1) securities fraud in violation of the Exchange Act, during the proposed class period from February 11, 2011 through November 10, 2011; and (2) materially untrue or misleading statements in registration statements and prospectuses for our public offering of preferred stock in February 2011 and of common stock in June 2011, in violation of the Securities Act of 1933. Our motion to dismiss that Complaint was filed in October 2012 and is pending. We believe that this lawsuit is without merit, and we intend to vigorously defend ourselves against these claims.

        A consolidated stockholder derivative lawsuit filed purportedly on our behalf against us (as a nominal defendant) and certain of our current and former directors, executive officers and stockholders is pending in the Delaware Court of Chancery. In August 2012, a consolidated amended stockholder derivative complaint was filed, asserting causes of action for alleged: (1) breach of fiduciary duty, including the duties of loyalty and due care; (2) breach of fiduciary duty not to trade on or misuse material non-public information; (3) unjust enrichment; and (4) aiding and abetting a breach of fiduciary duty. On our behalf, the plaintiffs in the consolidated derivative action seek, among other things, monetary damages, restitution, and an accounting. The defendants filed motions to dismiss and motions to stay that action in October 2012. Pursuant to an order dated May 15, 2013, the Delaware Court of Chancery stayed the derivative lawsuit pending final disposition of the purported class action lawsuit. On October 9, 2013, certain plaintiffs, on our behalf, filed a Motion to Lift the Stay and for Leave to File an Amended Complaint. All briefs in respect of this motion have been filed, and a hearing on the motion was held on February 7, 2014. Two additional stockholder derivative lawsuits that were filed in the U.S. District Court in Colorado have been dismissed, but the plaintiffs in those cases pursued an appeal of that ruling in the U.S. Court of Appeals for the Tenth Circuit. On August 20, 2013, the Tenth Circuit remanded these cases back to the Colorado District Court. Both we and the plaintiffs have filed their respective briefs in the remanded proceeding and the decision of the Colorado District Court is pending. Subsequently, a different stockholder filed purportedly on our behalf a new stockholder derivative lawsuit in the U.S. District Court in Colorado on November 20, 2013. On December 11, 2013, the Colorado District Court sua sponte consolidated the new derivative lawsuit with the two remanded lawsuits, and permitted the plaintiff in the new derivative lawsuit to file a brief in the remanded proceeding. On December 27, 2013, the plaintiff in the new derivative lawsuit filed its brief in the remanded proceeding, and filed a motion to vacate the consolidation order. The decision of the Colorado District Court on each of the remanded proceeding and the motion to vacate the consolidation order is pending. Pursuant to an order the Colorado District Court entered on January 7, 2014, the defendants need not respond to the new derivative lawsuit until the Colorado District Court decides the defendants' motion to dismiss or stay the remanded proceeding.

        In August 2013, two purported class action lawsuits were filed in the U.S. District Court for the Southern District of New York against us and certain of our current and former executive officers, alleging violations of the federal securities laws. The purported class action lawsuits allege claims for relief arising out of alleged securities fraud in violation of the Exchange Act during the proposed class period from August 2, 2012 through August 7, 2013. Pursuant to stipulations and orders of the court dated September 25, 2013 and September 27, 2013, among other things, the deadlines for us and our current and former executive officers to respond to the lawsuits were stayed pending appointment of a lead plaintiff under the Private Securities Litigation Reform Act. Pursuant to an order dated April 2, 2014, the U.S. District Court for the Southern District of New York consolidated the two purported class action lawsuits and appointed a lead plaintiff. The lead plaintiff has until May 19, 2014 to file its consolidated amended complaint in the consolidated claims. We believe that the lawsuits are without merit, and we intend to vigorously defend ourselves against these claims.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and the NYSE. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based upon the review of the copies of Section 16(a) forms received by the Company, and upon written representations from reporting persons concerning the necessity of filing a Form 5 Annual Statement of Changes in Beneficial Ownership, the Company believes that, during 2013, all filing requirements applicable to reporting persons were met.

PROPOSAL TWO—APPROVAL, ON AN ADVISORY BASIS, OF THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        Consistent with our stockholders' preference as indicated at our 2011 Annual Meeting, our stockholders are given an opportunity to vote, on a non-binding advisory basis, to approve the compensation of our named executive officers on a triennial basis. At the 2011 Annual Meeting, our stockholders approved the compensation of our named executive officers, with over 97% of shares cast voting in favor of approving such compensation. The next non-binding advisory vote to approve the compensation of our named executive officers is expected to take place at our 2017 Annual Meeting.

Why You Should Approve our Executive Compensation Program

        In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, referred to as the Dodd-Frank Act, and Section 14A of the Exchange Act, we are asking you to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation program.

        The guiding principle of the compensation program for senior management employees, including named executive officers, is the maintenance of a strong link between an employee's compensation, individual performance and Molycorp's performance. The primary objectives of our compensation program are:

  •
  to attract, motivate and retain the best people possible;

  •
  to align compensation with the achievement of established company or individual objectives; and

  •
  to encourage executives to work toward Molycorp's long-term success.

        We encourage stockholders to read the Compensation Discussion and Analysis of this proxy statement and the compensation tables for a more detailed discussion of our compensation programs and policies. We believe our compensation programs and policies are appropriate and effective in implementing our compensation philosophy and in achieving our goals, and that they are aligned with stockholder interests.

        We believe that stockholders should also consider the following factors in determining whether to approve this proposal:

Compensation is Highly Aligned with Stockholder Value

        We believe our compensation program, when evaluated on a component-by-component basis and in total, effectively achieves our compensation philosophy and objectives described above. In 2013, our compensation program consisted of a mix of cash and equity-based components. This mix provided a competitive total compensation package that rewarded individual and company performance. Our Compensation Committee evaluates and administers our compensation program to ensure that it properly motivates our executive officers and appropriately drives our operational and financial performance. Our compensation program is designed such that a substantial portion of the total compensation of our executive officers is variable and is tied to our performance so that compensation is aligned with the achievement of our business objectives.

Strong Pay-for-Performance Orientation

        A substantial portion of the compensation for our executives depends on the particular executive officer's scope of responsibility and accountability. For example, our annual bonus payments for each year reflect, in part, an executive officer's superior performance in successfully achieving our corporate goals for such year.

        Our compensation program includes significantly reduced compensation for results that do not meet or exceed our corporate goals. In years when we have weaker financial results, payouts under the incentive compensation plans will generally be lower. In years when we have stronger financial results, payouts under the incentive compensation plans will generally be greater.

Our Compensation Program Has Appropriate Long-Term Orientation

        Our compensation program promotes a long-term view of our performance. The purpose of our long-term incentive compensation is to motivate our executives to pursue our long-term business objectives. For example, under our long-term incentive program executives may receive equity awards to align their interests with our stockholders' interests and for working toward our long-term success. Additionally, we have instituted a stock ownership policy for our directors and officers, which promotes a long-term view of our performance. Moreover, we promote retention and a long-term view of our success through grants of restricted stock and restricted stock units that vest on the third anniversary of the date of grant. With this three-year vesting period, the ultimate value of the restricted stock and restricted stock units that our executives will realize is directly related to their long-term contributions to us.

        Therefore, stockholders are asked to cast a non-binding, advisory vote to address the following resolution that will be submitted for a stockholder vote at the meeting:

        "RESOLVED, that our stockholders approve, on an advisory basis, the compensation of our named executive officers as such compensation is disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures, in this proxy statement."

        You have the opportunity to vote for or against, or to abstain from voting on, this resolution.

Board Recommendation

        The Board recommends that you vote "FOR" Proposal Two to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, as such compensation is disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures, in this proxy statement.

 PROPOSAL THREE—APPROVAL OF THE MOLYCORP, INC. AMENDED AND
RESTATED 2010 EQUITY AND PERFORMANCE INCENTIVE PLAN

General

        On April 14, 2014, upon recommendation of the Compensation Committee, the Board unanimously approved and adopted, subject to the approval of our stockholders at the Annual Meeting, the Molycorp, Inc. Amended and Restated 2010 Equity and Performance Incentive Plan, or Amended Plan. The Amended Plan continues to afford us the ability to design compensatory awards that are responsive to our needs, and includes authorization for a variety of awards designed to advance our interests and long-term success by encouraging stock ownership among our officers, other employees, and non-employee directors.

        The Amended Plan amends and restates in its entirety the Molycorp, Inc. 2010 Equity and Performance Incentive Plan, or Current Plan. If the Amended Plan is approved by stockholders, it will become effective on the day of the Annual Meeting. Outstanding awards under the Current Plan will continue in effect in accordance with their terms. If the Amended Plan is not approved by our stockholders, no awards will be made under the Amended Plan. In addition, our ability under the Current Plan to make certain performance awards to certain participants will be limited.

        Our principal reason for amending and restating the Current Plan is to increase the number of shares of common stock available for issuance. The Amended Plan will increase the maximum number of shares available for awards from 4,112,685 to 16,112,685, an increase of 12,000,000 shares of common stock (or 4.90% of our outstanding common stock as of April 17, 2014). Stockholder approval of the Amended Plan is also intended to constitute approval of the material terms for qualified performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (or the Code) to preserve our ability to potentially design certain types of awards under the Amended Plan so that they may be able to satisfy the requirements for "performance-based compensation," and may permit us to benefit from certain tax deductions, under Section 162(m) of the Code.

        The Amended Plan also includes various other substantive changes and non-substantive and conforming changes. The material substantive changes are described in the "Summary of Material Changes" below, which is followed by a description of the highlights of the Amended Plan and a summary description of the entire Amended Plan.

        The affirmative vote of a majority of the shares of our common stock entitled to vote on this proposal and represented and voting at the Annual Meeting is required to approve the Amended Plan.

        The actual text of the Amended Plan is attached to this proxy statement as Appendix A. The following description of the Amended Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.

Why We Believe You Should Vote for Proposal Three

  Share Increase

        The Amended Plan authorizes the Compensation Committee to provide equity-based compensation in the form of stock options, stock appreciation rights (or SARs), restricted stock, restricted stock units (or RSUs), performance shares, performance units, and dividend equivalents for the purpose of providing our non-employee directors, officers and other key executives and employees (and those of our subsidiaries), and certain non-employees who perform employee functions, incentives and rewards for performance. Some of the key features of the Amended Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.

        We believe that our future success depends in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the Amended Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use stock-based awards to recruit and compensate our non-employee directors and officers and other employees.

        The use of common stock as part of our compensation program is also important to our continued success because we believe it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe that equity compensation motivates directors and employees to create stockholder value because the value such individuals realize from their equity compensation is based on our stock price performance. Equity compensation also aligns the compensation interests of our directors and employees with the investment interests of our stockholders and promotes a focus on long-term value creation, because our equity compensation awards are subject to vesting and/or performance criteria.

        As of April 17, 2014, 620,294 shares remained available for issuance for new awards under the Current Plan, as described below. If the Amended Plan is not approved, we may be compelled to increase significantly the cash component of our non-employee director and employee compensation, which may not necessarily align director or employee compensation interests with the investment interests of our stockholders as well as equity-based awards. Replacing equity awards with cash would also increase cash compensation expense and use cash that would be better utilized if reinvested in our businesses or returned to our stockholders.

        The following includes information, as of April 17, 2014, regarding the total number of shares and dilution associated with existing outstanding awards under the Current Plan. In addition, the information includes, as of April 17, 2014, the total shares subject to existing awards under the Current Plan, plus the proposed shares available for issuance under the Amended Plan assuming it is approved by stockholders at the Annual Meeting. This information discusses performance-based restricted stock units at target levels. As of April 17, 2014, there were approximately 244,707,392 shares of common stock outstanding:

  •
  Outstanding full-value awards (restricted stock, restricted stock units and target performance-based restricted stock units): 3,465,775 shares (1.42% of our outstanding common stock);

  •
  Outstanding stock options: 26,616 shares (0.01% of our outstanding common stock) (outstanding stock options have a weighted average exercise price of $48.87 and an average remaining term of 3.04 years);

  •
  Total shares of common stock subject to outstanding awards, as described above (full-value awards and stock options): 3,492,391 shares (1.43% of our outstanding common stock);

  •
  Total shares of common stock available for future awards under the Current Plan: 620,294 shares (0.25% of our outstanding common stock);

  •
  The total number of shares of common stock subject to outstanding awards (3,492,391 shares), plus the total number of shares available for future awards under the Current Plan (620,294 shares), represents a current overhang percentage of 1.68% (in other words, the potential dilution of our stockholders represented by the Current Plan);

  •
  Proposed additional shares of common stock available for future issuance under the Amended Plan: 12,000,000 shares (4.90% of our outstanding common stock—this percentage reflects the dilution of our stockholders that would occur if the Amended Plan is approved); and

  •
  The total shares of common stock subject to outstanding awards (3,492,391 shares), plus the total shares available for future awards under the Current Plan as of that date (620,294 shares), plus the proposed additional shares available for future issuance under the Amended Plan

    (12,000,000 shares), represent a total number of 16,112,685 shares (6.58%), assuming the Amended Plan is approved by stockholders.

        Based on the closing price on the NYSE for our common stock on April 17, 2014 of $4.77 per share, the aggregate market value as of that date of the 12,000,000 additional shares of common stock requested for issuance under the Amended Plan was $57,240,000.

        In 2011, 2012 and 2013, we granted awards under the Current Plan covering a maximum of 144,792, 308,672 and 2,455,044 shares of common stock, respectively.

        In determining the number of shares to request for approval under the Amended Plan, our management team worked with Towers Watson, the Compensation Committee's independent compensation consultant, and the Compensation Committee to evaluate a number of factors including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Amended Plan.

        If the Amended Plan is approved, we intend to utilize the shares authorized under the Amended Plan to continue our practice of incentivizing key individuals through annual equity grants. We currently anticipate that the shares requested in connection with the approval of the Amended Plan combined with the shares available for future awards will last for about five years, based on our historic grant rates and the approximate current stock price, but could last for a shorter period of time if actual practice does not match historic rates or our stock price changes materially. As noted in "Other Amended Plan Highlights" and elsewhere below, our Compensation Committee would retain full discretion under the Amended Plan to determine the number and amount of awards to be granted under the Amended Plan, subject to the terms of the Amended Plan, and future benefits that may be received by participants under the Amended Plan are not determinable at this time.

        We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute stockholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.

  Section 162(m) Amendments

        In addition to increasing the maximum number of shares available under the Current Plan, the Amended Plan also enables us to structure certain awards so that they could qualify as "performance-based compensation" under Section 162(m) of the Code. If our equity awards qualify as "performance-based compensation" for purposes of Section 162(m) of the Code, then we would be able to receive a federal income tax deduction for certain compensation paid to our Chief Executive Officer and the other three most highly compensated executive officers (other than our Chief Financial Officer) in excess of $1 million for any taxable year. While we believe it is in the best interests of us and our stockholders to have the ability to grant "performance-based compensation" under Section 162(m) of the Code, we may decide to grant compensation that will not qualify as "performance-based compensation" for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as "performance-based compensation" for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation ultimately will be deductible by us.

        With respect to restricted stock awards and performance awards, in order to satisfy the "performance-based compensation" exception to the deduction limitation of Section 162(m) of the Code, the vesting of the award must be contingent solely on the attainment of one or more performance goals determined by a committee of two or more outside directors. The award must also be granted pursuant to a stockholder approved plan containing (1) the material terms of the performance criteria pursuant to which the performance goals may be established, (2) the individuals eligible to receive awards under the plan, and (3) a specified limit on the number of shares or value a participant may receive within a certain time period or periods. Stockholder approval of this proposal is intended to satisfy the stockholder approval requirements under Section 162(m) of the Code.

        In particular, the Amended Plan revised the Current Plan to meet the Section 162(m) requirements relating to performance criteria and specified individual grant limits for performance awards. The Amended Plan includes the types of performance measures upon which the Compensation Committee may condition a grant or vesting of a performance award granted pursuant to the Amended Plan. When the Current Plan was originally adopted, it did not include any performance measures or criteria. The performance measures that were added in the Amended Plan are as follows:

  •
  Profits (e.g., operating profit or income, EBIT, EBT, net income, earnings per share, residual or economic earnings);

  •
  Cash Flow (e.g., EBITDA, operating cash flow, total cash flow, or free cash flow);

  •
  Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

  •
  Working Capital (e.g., working capital divided by sales, days' sales outstanding, days' sales inventory, and days' sales in payables, total inventory, total receivables, inventory turns or any combination thereof);

  •
  Margins (e.g., operating profit, EBIT, EBITDA or gross profit divided by revenues or value added revenues);

  •
  Liquidity Measures (e.g., debt-to-debt-plus-equity, debt-to-capital, debt-to-equity, debt-to-EBITDA, total debt ratio, EBIT-to-interest expense);

  •
  Sales, Value-Added Sales, Sales Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, new product sales growth, new product value-added sales growth, value-added sales, growth in value added sales, stock price appreciation, total return to shareholders (on absolute or relative basis), sales and administrative costs divided by sales, sales and administrative costs divided by value-added sales, sales per employee, value-added sales per employee, cost targets, expense or debt reduction levels or any combination thereof); and

  •
  Strategic Initiative Key Deliverable Metrics (e.g., product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, increase in yield and productivity and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures).

        In addition to adding performance measures, the Amended Plan also added individual grant limits for all types of equity or incentive awards that can be granted pursuant to the Amended Plan. Under the Amended Plan:

  •
  The aggregate number of shares of common stock actually issued or transferred upon the exercise of incentive stock options, or ISOs, will not exceed 8,050,000 shares of common stock;

  •
  No participant will be granted stock options or SARs, in the aggregate, for more than 1,000,000 shares of common stock during any calendar year;

  •
  No participant will be granted awards of restricted stock, RSUs, performance shares, performance units or other stock-based awards that are intended to qualify as "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code, in the aggregate, for more than 1,000,000 shares of common stock during any calendar year; and

  •
  No participant in any calendar year will receive an award payable in cash that is intended to qualify as "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code having an aggregate maximum value in excess of $8,000,000.

        We are seeking stockholder approval of the performance measures and individual grant limits under the Amended Plan, as well as the individuals eligible to receive awards under the Amended Plan, to have the flexibility to grant performance-based awards under the Amended Plan that may be fully deductible for federal income tax purposes. If our stockholders approve the Amended Plan and the material terms for qualified performance-based compensation under the Amended Plan, assuming that all other Section 162(m) requirements are met, we may be able to obtain tax deductions with respect to awards issued under the Amended Plan to our Section 162(m) executive officers without regard to the limitations of Section 162(m) through the 2019 annual meeting of shareholders (in other words, for five years). If our stockholders do not approve the proposal, we generally will be able to grant awards under the Amended Plan to our Section 162(m) executive officers, but we may be limited in our ability to make certain performance-based awards.

        In evaluating this Proposal Three, stockholders should consider the factors set forth under "Summary of Other Material Changes" and "Other Amended Plan Highlights" below, plus the remaining information in this Proposal Three.

Summary of Other Material Changes

        The Amended Plan makes the following other material changes to the Current Plan:

        Increase in the Number of Available Shares.    The Current Plan authorizes the issuance or transfer of an aggregate of 4,112,685 shares of common stock, par value $0.001 per share. The Amended Plan increases the total aggregate number of shares available for issuance or transfer under the Amended Plan by 12,000,000 shares to 16,112,685 shares. The number and kind of shares available under the Amended Plan are subject to adjustment for stock dividends and stock splits and in certain other situations as further described in the Amended Plan.

        Change in Control Definition.    The Amended Plan adds a definition of "change in control," which definition is further described below.

        Administration by Compensation Committee.    The Amended Plan clarifies that the Compensation Committee will generally administer the Amended Plan, except for certain tasks such as amendments to the Amended Plan and awards to non-employee directors, which will be approved by the full Board.

        Design of Performance Awards.    The Amended Plan provides that, for qualified performance-based awards for Section 162(m) purposes, management objectives will be objectively determinable as required under Section 162(m) and, unless otherwise determined by the Compensation Committee, will exclude the effects of certain designated items identified at the time of the grant of such awards.

        Clarification on Share Counting Provisions.    The Amended Plan clarifies that if stock appreciation rights are settled in shares, whether or not all shares covered by the award are actually issued, the total number of shares covered by the stock appreciation rights will be considered issued or transferred under the Amended Plan.

        Net Exercise of Stock Options.    The Amended Plan now expressly provides that the option price for stock options may be paid through a net exercise arrangement on such conditions and terms established by the Compensation Committee.

        Clarification on Permissible Adjustments for Certain Performance Awards Under Section 162(m).    The Amended Plan provides that adjustments to performance-based restricted stock or restricted stock units awards, performance shares or performance units may not be made in the case of an award intended to qualify as qualified performance-based compensation under Section 162(m) of the Code if such action would result in the loss of the otherwise available exemption for the award under Section 162(m) of the Code.

        No Current Dividends on Performance-Based Awards.    The Amended Plan clarifies that dividends or other distributions on performance-based restricted stock, shares underlying performance-based restricted stock unit awards and performance shares must be deferred until, and paid contingent upon, the achievement of the applicable management objectives.

        Extension of Term.    The Current Plan provides that no grants will be made under the Current Plan after the tenth anniversary of the date on which it was approved by the Company's stockholders. The Amended Plan extends this date until ten years from the date on which the Amended Plan is expected to be approved by the Company's stockholders.

        Allowances for Conversion Awards and Assumed Plans.    Subject to the Amended Plan's share counting rules, common stock covered by awards granted under the Amended Plan will not be counted as used unless and until the shares are actually issued or transferred. However, the Amended Plan adds a new section providing that common stock issued or transferred under awards granted under the Amended Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs or other stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added back to) the aggregate share limit or other Amended Plan limits. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Amended Plan, under circumstances further described in the Amended Plan, but will not count against the aggregate share limit or other Amended Plan limits.

Other Amended Plan Highlights

        Administration.    The Amended Plan will be administered by the Compensation Committee (except for awards made to our non-employee directors, in which case the Board will administer the Amended Plan regarding such awards). The Compensation Committee may delegate its authority under the Amended Plan to a subcommittee of the Compensation Committee. The Compensation Committee (or a subcommittee of the Compensation Committee) may delegate to one or more of its members or to one or more of our officers, agents or advisors, administrative duties or powers, and may authorize one or more officers to do one or both of the following (subject to certain limitations described in the Amended Plan):

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  designate employees to receive awards under the Amended Plan; and

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  determine the size of any such awards.

        Reasonable Amended Plan Limits.    Subject to adjustment as described in the Amended Plan, total awards under the Amended Plan are limited to 16,112,685 shares (4,112,685 of which were approved by our stockholders in 2010 and 12,000,000 of which will be added upon approval by our stockholders in 2014), plus any shares of common stock relating to awards that expire or are forfeited, cancelled or settled in cash under the Amended Plan. The Amended Plan also provides that, subject to adjustment as described in the Amended Plan, the aggregate number of shares of common stock actually issued or transferred upon the exercise of incentive stock options, or ISOs, will not exceed 8,050,000 shares of common stock.

        Limited Share Recycling Provisions.    Subject to the Amended Plan's share counting rules, common stock covered by awards granted under the Amended Plan will not be counted as used unless and until the shares are actually issued or transferred. The number of shares available under the Amended Plan is generally not reduced by shares of common stock relating to awards that expire or are forfeited or canceled. In addition, if an award granted under the Amended Plan is settled for cash, any shares of common stock that are covered by that award will be available for awards under the Amended Plan. The following shares of common stock will count against the aggregate share limit under the Amended Plan: (1) if shares of common stock that are tendered or otherwise used in payment of an option's exercise price, the total number of shares of common stock covered by the option right, and (2) shares withheld by us to satisfy tax withholding obligations. Shares that are repurchased by us with stock option proceeds will not be added to the aggregate plan limit described above. Also, the number of shares of common stock covered by a SAR, to the extent that it is exercised and settled in common stock, whether or not all shares of common stock covered by the award are actually issued to the participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the Amended Plan. Further, if a participant in the Amended Plan elects to give up the right to receive compensation in exchange for common stock based on fair market value, the shares of common stock will not count against the aggregate share limit under the Amended Plan.

        No Repricing Without Stockholder Approval.    We have never repriced underwater stock options or SARs, and the repricing of options and SARs (outside of certain corporate transactions or adjustment events described in the Amended Plan) is prohibited without stockholder approval under the Amended Plan.

        Change in Control Definition.    The Amended Plan includes a definition of "change in control." Generally, unless otherwise prescribed by the Compensation Committee, a change in control will be deemed to have occurred if:

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  A person or group (excluding certain purchases directly from us or by us, by us or our subsidiaries' employee benefit plans or related trusts, or by any person or group that constitutes a "business combination" as described in the second-to-last bullet of this paragraph) acquires beneficial ownership of 50% or more of the combined voting power of our outstanding securities entitled to vote generally in the election of our directors (which we refer to as voting power);

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  Individuals who as of the date the Amended Plan is approved by our stockholders constituted our entire Board (which we refer to as the incumbent Board) cease for any reason (other than death or disability) to constitute at least a majority of our Board, unless their replacements are approved as described in the Amended Plan;

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  We consummate a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of our assets (which we refer to as a business combination) unless generally (1) owners of our voting power before the business combination generally own a majority of the outstanding common stock and voting power of the resulting entity in the same relative proportions, (2) no person or group (excluding certain entities) beneficially owns 50% or more of the outstanding common stock or voting power of the resulting entity (except to the extent that such ownership existed prior to the business combination), and (3) a majority of the board of the resulting entity were members of our incumbent Board when the initial agreement for the business combination was signed or our Board approved the business combination; or

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  Our stockholders approve a complete liquidation or dissolution of the company.

  Other Features.

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  The Amended Plan also provides that, except with respect to converted, assumed or substituted awards as described in the Amended Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of our common stock on the date of grant;

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  The Amended Plan contains an annual award limit on common stock awards and cash-based awards to our non-employee directors, which limits are established at lower levels than those for employee participants in the Amended Plan. The Amended Plan provides that, subject to the Amended Plan's adjustment provisions, in no event will any non-employee director receive in any calendar year common stock-based awards under the Amended Plan for, in the aggregate, more than 100,000 shares of common stock or cash-based awards under the Amended Plan having an aggregate maximum value as of their respective dates of grant in excess of $500,000; and

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  The Amended Plan is designed to allow awards made under the Amended Plan to qualify as "qualified performance-based compensation" under Section 162(m) of the Code.

Summary of the Other Provisions of the Amended Plan

        Shares Available Under the Amended Plan.    Subject to adjustment as provided in the Amended Plan, the number of shares of common stock that may be issued or transferred:

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  upon the exercise of stock options or SARs;

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  in payment of restricted stock and released from substantial risks of forfeiture thereof;

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  in payment of restricted stock units;

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  in payment of performance shares or performance units that have been earned;

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  as awards to non-employee directors;

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  in stock or other stock-based awards; or

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  in payment of dividend equivalents paid with respect to awards made under the Amended Plan will not exceed in the aggregate 16,112,685 shares of common stock. The Amended Plan also provides for the ISO limit discussed above.

        Eligibility.    Officers and other key employees of the company or one or more of its subsidiaries or any person who has agreed to commence serving in any of those capacities within 90 days of the date of grant (estimated to be 80 persons as of April 1, 2014) may be selected by the Compensation Committee to receive benefits under the Amended Plan. Any person who provides services to us or a subsidiary that are substantially equivalent to those typically provided by an employee may also be eligible to participate in the Amended Plan. In addition, our non-employee directors may receive awards under the Amended Plan. The Compensation Committee (or regarding our non-employee directors, the Board) determines which persons will receive awards and the number of shares subject to or amount of such awards.

        Stock Options.    The Compensation Committee may grant stock options that entitle the optionee to purchase a specified number of shares of common stock at (except with respect to converted, assumed or substituted awards as described in the Amended Plan) a price not less than market value per share on the date of grant. Any grant of stock options will specify whether the option price is payable:

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  in cash, or by check or wire transfer at the time of exercise;

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  by the transfer to us of common stock owned by the participant having a value at the time of exercise equal to the option price;

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  subject to any conditions or limitations established by the Compensation Committee, our withholding of common stock otherwise issuable pursuant to a "net exercise" arrangement;

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  by a combination of such payment methods; or

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  by such other methods as may be approved by the Board.

        To the extent permitted by law, the Board may permit payment of the exercise price in a broker-assisted process by which the proceeds of a sale through a broker of some or all of the option shares are forwarded to us in payment of the exercise price.

        Stock options will be evidenced by an award agreement (or other evidence of award) containing such terms and provisions as the Board may approve. No stock option may be exercisable more than ten years from the date of grant. Each grant will specify the period of continuous service that is necessary before the stock options become exercisable. A grant of stock options may provide for the earlier exercise of such stock options, including in the event of a grantee's retirement, death or disability, or upon a change in control. Successive grants of stock options may be made to the same participant whether or not any stock options previously granted to such participant remain unexercised.

        Any grant of stock options may specify management objectives (as described below) that must be achieved as a condition to exercising such rights. Stock options granted under the Amended Plan may not be accompanied by a tandem award of dividend equivalents, or provide for any dividends, dividend equivalents, or other distributions to be paid on such stock options.

        Stock options granted under the Amended Plan may be stock options that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code or stock options that are not intended to so qualify, or a combination of the two.

        SARs.    A SAR is a right, exercisable by the surrender of a related stock option (if granted in tandem with stock options) or by itself (if granted as a free-standing SAR), to receive from us an amount equal to 100%, or such lesser percentage as the Compensation Committee may determine, of the spread between the base price (or option exercise price if a tandem SAR) and the value of shares of our common stock on the date of exercise. Any grant may specify that the amount payable on exercise of a SAR may be paid by us in cash, in shares of common stock, or in any combination of the two.

        SARs will be evidenced by an award agreement (or other evidence of award) containing such terms and provisions, consistent with the Amended Plan, as the Compensation Committee may approve. Any grant of a tandem SAR will provide that it may be exercised only at a time when the related stock option is also exercisable, at a time when the spread is positive, and by surrender of the related stock option for cancellation. Successive grants of a tandem SAR may be made to the same participant regardless of whether any tandem SARs previously granted to the participant remain unexercised. Each grant will specify in respect of each free-standing or tandem SAR a base price that (except with respect to converted, assumed or substituted awards as described in the Amended Plan) may not be less than the market value per share of common stock on the date of grant. No free-standing SAR granted under the Amended Plan may be exercised more than ten years from the date of grant. A grant of SARs may provide that the SARs may be exercised only in the event of, or earlier in the event of, the retirement, death or disability of the participant or a change in control (as defined in the award agreement). Any grant of SARs may specify management objectives (as described below) that must be achieved as a condition to exercising such SARs. No SARs granted under the Amended Plan may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs.

        Restricted Stock.    A grant of restricted stock involves the immediate transfer by us to a participant of ownership of a specific number of shares of common stock in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares of common stock. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than current market value at the date of grant.

        Restricted stock that vests upon the passage of time must be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code for a period to be determined by the Compensation Committee at the date of grant. Each such grant or sale of restricted stock will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the restricted stock will be prohibited or restricted in the manner and to the extent prescribed by the Compensation Committee at the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal or provisions subjecting the restricted stock to a continuing substantial risk of forfeiture in the hands of any transferee).

        Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Each grant may specify in respect of such management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of restricted stock on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of the maximum achievement of the specified management objectives.

        The Compensation Committee may provide for the earlier termination of restrictions on restricted stock, including in the event of the retirement, death or disability of the grantee or a change in control.

        Grants of restricted stock will be evidenced by an award agreement (or other evidence of award) containing such terms and provisions, consistent with the Amended Plan, as the Compensation Committee may approve. Any grant or sale of restricted stock may require that any or all dividends or other distributions paid with respect to the restricted stock during the period of restriction be automatically deferred and reinvested in additional shares of restricted stock, which may be subject to the same restrictions as the underlying award. However, dividends or other distributions on restricted stock with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives.

        RSUs.    A grant of RSUs constitutes an agreement by us to deliver shares of common stock or cash, or a combination of both, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the Compensation Committee may specify. Each grant of RSUs may specify a formula for determining the number of shares of common stock subject to the RSUs as to which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives.

        During the applicable restriction period, the participant will have no rights of ownership in the common stock underlying the RSUs and will have no right to vote the shares of common stock subject to the RSUs. The Compensation Committee may, at the date of grant, authorize the payment of dividend equivalents on RSUs on either a current, deferred, or contingent basis, either in cash or in additional shares of common stock. However, dividends or other distributions on shares of common stock underlying RSUs with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingently upon the achievement of the applicable management objectives. The Compensation Committee may provide for a shorter restriction period, including in the event of the retirement, death or disability of the grantee, or a change in control.

        RSUs will be evidenced by an award agreement (or other evidence of award) containing such terms and provisions, consistent with the Amended Plan, as the Compensation Committee may approve. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by such participant that is less than the market value per share of common stock at the date of grant. Each grant or sale of RSUs will also specify the time and manner of payment of the RSUs that have been earned and will specify that the amount payable with respect to such grant will be paid by us in shares of common stock or cash, or a combination of the two.

        Performance Shares and Performance Units.    A performance share is the equivalent of one share of common stock and a performance unit is the equivalent of $1.00 or such other value as determined by the Compensation Committee. A participant may be granted any number of performance shares or performance units, subject to the limitations set forth above. The participant will be given one or more management objectives to meet within a specified period, or Performance Period. The Performance Period may be subject to earlier lapse or other modification, including in the event of the retirement, death or disability of a participant, or upon a change in control.

        Each grant of performance shares or performance units may specify, in respect of the relevant management objectives, a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of performance shares or performance units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives. The grant of performance shares or performance units will specify that, before the performance shares or performance units will be earned and paid, the Compensation Committee must certify that the management objectives have been satisfied.

        To the extent earned, performance shares or performance units will be paid to the participant at the time and in the manner determined by the Compensation Committee. Any grant may specify that the amount payable with respect thereto may be paid by us in cash, shares of common stock, or any combination of the two. The Compensation Committee may, at the date of grant of performance shares, provide for the payment of dividend equivalents to a participant either in cash or in additional shares of common stock, subject in all cases to payment on a contingent basis based on the participant's earning of the performance shares with respect to which such dividend equivalents are paid.

        Performance shares and performance units will be evidenced by an award agreement (or other evidence of award) containing such terms and provisions, consistent with the Amended Plan, as the Compensation Committee may approve. Each grant will specify the amount of performance shares or performance units to which it pertains.

        Awards to Non-Employee Directors.    The Board may authorize the granting to non-employee directors of stock options, SARs, or other stock-based awards under the Amended Plan, and may also authorize the grant or sale of common stock, restricted stock, or RSUs to non-employee directors.

        Each grant of an award to a non-employee director will not be required to be subject to any minimum vesting period, and will be evidenced by an award agreement (or other evidence of award) in such form as will be approved by the Board. Each grant will specify in the case of stock options, an exercise price, and in the case of SARs, a base price per share, which (except with respect to converted, assumed or substituted awards as described in the Amended Plan) will not be less than the current market value on the date of grant. Each stock option and SAR granted under the Amended Plan to a non-employee director will expire not more than 10 years from the date of grant and will be subject to earlier termination as provided in the Amended Plan. If a non-employee director subsequently becomes an employee of ours or a subsidiary while remaining a member of the Board, any award held under the Amended Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-employee directors, in accordance with the Amended Plan, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Board, all or any portion of their annual retainer, meeting fees or other fees in common stock, restricted stock, RSUs or other awards under the Amended Plan in lieu of cash.

        Other Awards.    The Compensation Committee may, subject to limitations under applicable law, grant to any participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock or factors that may influence the value of such shares, including, without limitation:

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  convertible or exchangeable debt securities;

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  other rights convertible or exchangeable into shares of common stock;

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  purchase rights for shares of common stock;

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  awards with value and payment contingent upon our performance or the performance of specified subsidiaries, affiliates or other business units of the company or any other factors designated by the Board; and

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  awards valued by reference to the book value of shares of common stock or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of the company.

        The Compensation Committee will determine the terms and conditions of the other awards. Shares of common stock delivered pursuant to an award in the nature of a purchase right will be purchased for such consideration, and paid for at such time, by such methods, and in such forms, including, without limitation, cash, shares of common stock, other awards, notes or other property, as the Compensation Committee will determine. Cash awards, as an element of or supplement to any other award granted under the Amended Plan, may also be granted.

        The Compensation Committee may grant shares of common stock as a bonus, or may grant other awards in lieu of our obligation or a subsidiary's obligation to pay cash or deliver other property under the Amended Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Compensation Committee in a manner that complies with Section 409A of the Code.

        The stock-based awards described above are not required to be subject to any minimum vesting period.

        Management Objectives.    The Amended Plan requires that the Compensation Committee establish "management objectives" for purposes of performance shares and performance units. When so determined by the Compensation Committee, stock options, SARs, restricted stock, RSUs, dividend equivalents or other awards under the Amended Plan may also specify management objectives. Management objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within us or our subsidiaries. The management objectives may be made relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions, functions or other organization units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Compensation Committee may grant awards subject to management objectives that may or may not be intended to qualify as "qualified performance-based compensation" under Section 162(m) of the Code. The management objectives applicable to any award intended to qualify as "qualified performance-based compensation" under Section 162(m) of the Code to a "covered employee," within the meaning of Section 162(m) of the Code, will be based on one or more, or a combination, of the criteria (including relative or growth achievement regarding such criteria) listed above under "Why We Believe You Should Vote for Proposal Three—Section 162(m) Amendments".

        In the case of an award intended to qualify as "qualified performance-based compensation" under Section 162(m) of the Code, each management objective will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Compensation Committee and to the extent consistent with Section 162(m) of the Code, will exclude the effect of certain designated items identified at the time of grant. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the company, or the manner in which we conduct our business, or other events or circumstances render the management objectives unsuitable, the Compensation Committee may in its discretion modify such management objectives or the related level or levels of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of an award intended to qualify as "qualified performance-based compensation" under Section 162(m) of the Code (other than in connection with a change in control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Board will not make any modification of the management objectives or minimum acceptable level of achievement with respect to such award.

        Administration.    The Amended Plan will be administered by the Compensation Committee (or the Board, to the extent provided in the Amended Plan). References in the Amended Plan to "Committee" shall be deemed to be references to "Board" for purposes of administering awards granted to non-employee directors under the Amended Plan. The interpretation and construction by the Compensation Committee of any provision of the Amended Plan or of any agreement, notification or document evidencing the awards and any determination by the Compensation Committee will be final and conclusive. No member of the Compensation Committee or the Board will be liable for any such action or determination made in good faith. The Board, the Compensation Committee (or a subcommittee), or any person to whom duties or powers have been delegated, may employ one or more persons to render advice with respect to any responsibility the Board, the Compensation Committee (or subcommittee) or such person may have under the Amended Plan.

        Amendments.    The Compensation Committee may at any time and from time to time amend the Amended Plan in whole or in part. However, if an amendment to the Amended Plan:

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  would materially increase the benefits accruing to participants under the Amended Plan;

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  would materially increase the number of securities which may be issued under the Amended Plan;

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  would materially modify the requirements for participation in the Amended Plan; or

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  must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the NYSE (or other applicable securities exchange);

then such amendment will be subject to stockholder approval and will not be effective until such approval has been obtained.

        If permitted by Section 409A of the Code and Section 162(m) of the Code, in case of termination of the employment of a participant by reason of death, disability or retirement, or in the event of an unforeseeable emergency or other special circumstances, if a participant holds:

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  a stock option or SAR not immediately exercisable in full;

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  any shares of restricted stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed;

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  any RSUs as to which the applicable restriction period has not been completed;

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  any performance shares or performance units which have not been fully earned;

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  any other awards subject to any vesting schedule or transfer restriction; or

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  shares of common stock subject to any transfer restriction imposed by the Amended Plan;

or in the case of a change in control, the Compensation Committee may, in its sole discretion, accelerate the time at which:

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  such stock option or SAR or other award may be exercised;

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  such substantial risk of forfeiture or prohibition or restriction on transfer will lapse;

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  such restriction period will end; or

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  performance shares or performance units will be deemed to have been fully earned or the time when such transfer restriction will terminate.

        The Compensation Committee may also waive any other limitation or requirement under any such award.

        The Compensation Committee may amend the terms of any awards granted under the Amended Plan prospectively or retroactively, except in the case of an award intended to qualify as "qualified performance-based compensation" under Section 162(m) of the Code (other than in connection with the participant's death or disability, or a change in control) where such action would result in the loss of the otherwise available deduction. Except in connection with certain corporate transactions described in the Amended Plan, no amendment will materially impair the rights of any participant without his or her consent.

        The Board may, in its discretion, terminate the Amended Plan at any time. Termination of the Amended Plan will not affect the rights of participants or their successors under any outstanding awards and not exercised in full on the date of termination.

        No Repricing of Stock Options or SARs.    Except in connection with certain corporate transactions described in the Amended Plan, the terms of outstanding awards may not be amended to reduce the option price of outstanding stock options or the base price of outstanding SARs, or cancel outstanding stock options or SARs that have an exercise price or base price in excess of the current market price of the underlying shares in exchange for cash, other awards or stock options or SARs with an option price or base price, as applicable, that is less than the option price of the original stock options or base price of the original SARs, as applicable, without stockholder approval.

        Transferability.    Except as otherwise determined by the Compensation Committee, no stock options, SARs, restricted stock awards, restricted stock units, performance shares, performance units or other awards granted under the Amended Plan will be transferable by the participant except by will or the laws of descent and distribution, and in no event shall any such award granted under the Amended Plan be transferred for value. Except as otherwise determined by the Compensation Committee, stock options and SARs will be exercisable during the participant's lifetime only by him or her or, in the event of the participant's legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law and/or court supervision.

        The Compensation Committee may provide at the date of grant additional restrictions on transfer for certain common shares earned under the Amended Plan.

        Adjustments.    The Compensation Committee will make or provide for such adjustments in the numbers of shares of common stock covered by outstanding stock options, SARs, RSUs, performance shares and performance units granted under the Amended Plan and, if applicable, in the number of shares of common stock covered by other awards, in the option price and base price provided in outstanding stock options and SARs, and in the kind of stock covered by such awards as the Compensation Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of participants or optionees that otherwise would result from:

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  any stock dividend, stock split, combination of stock, recapitalization or other change in the capital structure of us;

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  any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or

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  any other corporate transaction or event having an effect similar to these events or transactions.

        In the event of any such transaction or event or in the event of a change in control, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Amended Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code.

        In addition, for each stock option or SAR with an option price or base price greater than the consideration offered in connection with any such termination or event or change in control, the Compensation Committee may in its sole discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Compensation Committee shall also make or provide for such adjustments in the total number of shares of common stock available under the Amended Plan and any other share limits under the Amended Plan as the Compensation Committee, in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described above. However, any adjustment to the number of ISOs that may be granted under the Amended Plan will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an ISO to fail to so qualify.

        Detrimental Activity and Recapture Provisions.    Any award agreement (or other evidence of award) may provide for the cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award, or other provisions intended to have a similar effect, upon terms and conditions determined by the Compensation Committee, if a participant, either during (1) his or her employment or other service with us or a subsidiary or (2) within a specific period after termination of employment or service, engages in any "detrimental activity" (as defined in such award agreement). In addition, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time or under Section 10D of the Securities Exchange Act of 1934, as amended, or the rules of any national securities exchange or national securities association on which our common stock is traded.

        Non-U.S. Participants.    The Compensation Committee may provide for such special terms for awards to participants who are foreign nationals or who are employed by we or a subsidiary of ours outside of the United States, or who provide services to us under an agreement with a foreign nation or agency, as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Further, the Compensation Committee may approve such supplements to or amendments, restatements or alternative versions of the Amended Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Amended Plan as in effect for any other purpose. An appropriate officer of ours may certify any such document as having been approved and adopted in the same manner as the Amended Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of the Amended Plan as then in effect unless the Amended Plan could have been amended to eliminate such inconsistency without further approval by our stockholders.

        Withholding Taxes.    To the extent that we are required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Amended Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to us for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit or the delivery to us of common stock. In no event shall the market value of the common stock to be withheld and delivered to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.

        Effective Date and Termination.    The Amended Plan will be effective as of the date the Amended Plan is approved by our stockholders (the Effective Date). No grants will be made under the Amended Plan after June 24, 2024, 10 years from the Effective Date, except that outstanding awards granted under the Current Plan or the Amended Plan will continue unaffected following such date. If the Amended Plan is not approved by stockholders, it will not become effective and no awards thereunder will be granted. In such case, however, the Current Plan will remain in effect in accordance with its terms.

Federal Income Tax Consequences

        The following is a brief summary of some of the federal income tax consequences of certain transactions under the Amended Plan based on federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Amended Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

  Tax Consequences to Participants

        Non-Qualified Stock Options.    In general, (1) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (2) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares of common stock and the fair market value of the shares of common stock, if unrestricted, on the date of exercise; and (3) at the time of sale of shares of common stock acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares of common stock after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares of common stock have been held.

        Incentive Stock Options.    No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If shares of common stock are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares of common stock is made by such optionee within two years after the date of grant or within one year after the transfer of such shares of common stock to the optionee, then upon sale of such shares of common stock, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

        If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares of common stock at the time of exercise (or, if less, the amount realized on the disposition of such shares in a sale or exchange) over the option price paid for such shares of common stock. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

        SARs.    No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise.

        Restricted Stock.    The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares of common stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (the Restrictions). However, a recipient may instead elect under Section 83(b) of the Code within 30 days of the date of transfer of the shares of common stock to have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares of common stock (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

        RSUs.    No income generally will be recognized upon the award of RSUs. The recipient of a RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of common stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

        Performance Shares and Performance Units.    No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received.

  Tax Consequences to Us or Our Subsidiaries

        To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. In this regard, certain types of awards under the Amended Plan, such as time-vested restricted stock and RSUs, cannot qualify as performance-based awards under Section 162(m), and in other cases awards may fail to qualify if all requirements for qualification are not met in connection with such awards.

Registration with the SEC

        We intend to file a Registration Statement on Form S-8 relating to the issuance of additional shares of common stock under the Amended Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended Plan by our stockholders.

        The Board recommends that stockholders vote "FOR" the approval of the Molycorp, Inc. Amended and Restated 2010 Equity and Performance Incentive Plan.

New Plan Benefits

        It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the Amended Plan because the grant and actual pay-out of awards under the Amended Plan are subject to the discretion of the plan administrators.

        The following table shows, as to each named executive officer and the various indicated groups, the aggregate number of options awarded under the Current Plan from inception through April 1, 2014:

Name	Number of Options Granted
Named Executive Officers:
Geoffrey R. Bedford President and Chief Executive Officer	0
Michael F. Doolan Executive Vice President and Chief Financial Officer	0
Kevin W. Johnson. Executive Vice President and General Counsel	0
Constantine E. Karayannopoulos Former President and Chief Executive Officer and Chairman	0
John F. Ashburn, Jr. Former Executive Vice President and General Counsel	2,070
John L. Burba. Former Executive Vice President and Chief Technology Officer	2,070
All current executive officers as a group	0
All current non-employee directors as a group	0
Each nominee for election as a director	0
Each associate of any of the foregoing	0
Each other person who received at least 5% of all options granted
Mark A. Smith	13,246
James S. Allen	6,209
All employees, excluding current executive officers	29,224

PROPOSAL FOUR—APPROVAL OF AMENDMENTS TO THE COMPANY'S
A&R CERTIFICATE OF INCORPORATION AND BYLAWS TO DECLASSIFY THE BOARD OF DIRECTORS

        Our A&R Certificate of Incorporation and Bylaws currently provide for a classified board structure pursuant to which the Board is divided into three classes and Directors are elected to staggered three-year terms with members of one of the three classes elected every year. As part of the Company's commitment to effective governance practices, however, management and the Board undertook a review of current corporate governance trends and considered the view held by many institutional stockholders that a classified board structure has the potential effect of reducing the accountability of directors. After careful consideration, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that it is appropriate to propose for stockholder consideration amendments to our A&R Certificate of Incorporation and Bylaws that, if adopted, would eliminate the classified structure of our Board over a three-year period. The phasing in of annual elections of directors over a three-year period is designed to ensure a smooth transition to a system of annual elections of all of our Directors.

        If this proposal is adopted, Article VII of the A&R Certificate of Incorporation will be amended to provide that all Director nominees standing for election at or after the 2017 annual meeting would be elected to a one-year term. Each Director elected at or prior to the Annual Meeting will hold office for a three-year term until the next applicable election and until such Director's successor is elected and qualified or such Director's earlier resignation or removal. Each of the Directors in the class of Directors elected at the 2015 annual meeting of stockholders will hold office for a two-year term expiring at the 2017 annual meeting and until such Director's successor is elected and qualified or such Director's earlier resignation or removal. Each of the Directors in the class of Directors elected at the 2016 annual meeting of stockholders will hold office for a one-year term expiring at the 2017 annual meeting and until such Director's successor is elected and qualified or such Director's earlier resignation or removal. Beginning at the 2017 Annual Meeting, and at each succeeding annual meeting of the stockholders of the Company thereafter, each of the Directors whose term expires at that meeting will, other than those who may be elected by the holders of any series of the Company's preferred stock, be elected by plurality vote of all votes cast at such annual meeting of stockholders to hold office for a term expiring at the next succeeding annual meeting of stockholders and each Director will hold office until such Director's successor is elected and qualified or such Director's earlier resignation or removal. Article VII of the A&R Certificate of Incorporation and Bylaw 17 will also be amended to clarify that, so long as the Board is classified, a Director may only be removed by our stockholders for cause. Finally, Bylaws 15 and 16 will also be amended to make some technical changes required in light of the declassification of the Board.

        The specific language of the proposed amendments to Article VII of our A&R Certificate of Incorporation and Bylaws is set forth on Appendix B to this proxy statement and is marked to show the proposed changes.

        If this proposal is approved, the amendment to the A&R Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware, which is expected to occur promptly following the stockholder vote.

Board Recommendation

        The Board recommends that you vote "FOR" Proposal Four to approve amendments to the Company's A&R Certificate of Incorporation and Bylaws to declassify the Board of Directors.

 PROPOSAL FIVE—APPROVAL OF AMENDMENTS TO THE COMPANY'S A&R CERTIFICATE OF
INCORPORATION AND BYLAWS TO REQUIRE MAJORITY
VOTING IN UNCONTESTED DIRECTOR ELECTIONS

        The Board recommends that our stockholders approve and adopt amendments to our A&R Certificate of Incorporation and Bylaws that would implement majority voting in uncontested elections of directors. Currently, directors are elected pursuant to a plurality voting standard, where the nominees for director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy will be elected.

        The proposed amendments to Article VII, Section 1 of the A&R Certificate of Incorporation and Bylaws 2 and 7 would provide that in an uncontested election of directors, a candidate will be elected as a director only if the votes cast for the candidate exceed the votes cast against the candidate. Abstentions will not be counted as votes cast for or against a candidate. If, however, the Board determines that an election of directors is contested (i.e., the number of candidates in any one year exceeds the number of directors to be elected in that year), the proposed amendments to Bylaws 2 and 7 would provide that a plurality voting standard will apply and the candidates receiving the greatest number of votes will be elected.

        The Board has determined that the adoption of a majority voting standard in uncontested director elections will give our stockholders a greater voice in determining the composition of the Board. In addition, the proposed majority voting standard is consistent with the Board's current belief that it is accountable to the interests of a majority of our stockholders.

        The Board believes, however, that plurality voting should continue to apply in situations where the number of candidates to be elected exceeds the number of directors to be elected. If a majority voting standard is used in that circumstance, it is possible that not all Board seats would be filled, since it is possible that no director candidate would receive a majority of the votes cast in his or her election.

        If the adoption of a majority voting standard in uncontested director elections is approved, the Board may adopt a resignation policy that will, if adopted, apply in the event that an incumbent director standing for re-election fails to receive a majority of votes cast in favor of such director nominee, which we refer to as a "failed election." In the event of a failed election, the incumbent director would be expected to tender his or her resignation following certification of the stockholder vote pursuant to any director resignation policy then in effect. If such a resignation is tendered, the Nominating and Corporate Governance Committee would then consider the tendered resignation and make a recommendation to the Board. The Board will act on the Nominating and Corporate Governance Committee's recommendation within 90 days following certification of the stockholder vote. Any director who tenders his or her resignation pursuant to such resignation policy would not participate in the Nominating and Corporate Governance Committee's recommendation or the Board's action regarding whether to accept or reject the tendered resignation.

        The specific language of the proposed amendments to Article VII, Section 1 of our A&R Certificate of Incorporation and Bylaws 2 and 7, is set forth on Appendix C to this proxy statement and is marked to show the proposed changes.

        If this proposal is approved, the amendment to the A&R Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware, which is expected to occur promptly following the stockholder vote.

Board Recommendation

        The Board recommends that you vote "FOR" Proposal Five to approve amendments to the Company's A&R Certificate of Incorporation and Bylaws to require majority voting in uncontested director elections.

 PROPOSAL SIX—APPROVAL OF AN AMENDMENT TO THE COMPANY'S
A&R CERTIFICATE OF INCORPORATION TO INCREASE NUMBER
OF AUTHORIZED SHARES OF COMMON STOCK

        Our Board has approved and recommended that our stockholders approve an amendment to our A&R Certificate of Incorporation to increase the number of authorized shares of common stock from 350,000,000 to 700,000,000, which will result in an increase in the total number of authorized shares of capital stock from 355,000,000 to 705,000,000. Currently, we have 350,000,000 authorized shares of common stock. As of May 1, 2014, there were 244,712,409 shares of common stock issued and outstanding and 130,711 shares of common stock held as treasury shares. As of May 1, 2014, we also had 78,694,459 shares of common stock reserved for future issuance, including (1) in connection with our outstanding convertible senior notes, (2) in connection with the outstanding exchangeable shares issued by our subsidiary, MCP Exchangeco, Inc., pursuant to our acquisition of Neo Materials, (3) under our employee stock purchase plan, (4) with respect to outstanding equity awards under the Molycorp, Inc. Amended and Restated 2010 Equity and Performance Incentive Plan and (5) with respect to other equity awards that may be made under the Molycorp, Inc. Amended and Restated 2010 Equity and Performance Incentive Plan.

        Our Board believes that the proposed increase in authorized shares of common stock is desirable to enhance our flexibility in taking possible future actions, such as financings, mergers, acquisitions, stock splits, stock dividends, equity compensation awards or other corporate purposes. The proposed amendment will enable us to accomplish these objectives in a timely manner. Our Board determines whether, when and on what terms to issue authorized shares of common stock, without further stockholder approval except as may be required by applicable law, regulation or the rules of any national securities exchange on which the shares of common stock are then traded.

        The additional shares of common stock to be authorized will have rights identical to our currently outstanding shares of common stock.

        If we issue additional shares of common stock or other securities convertible into shares of common stock in the future, it could dilute the voting rights, equity, earnings per share and book value per share attributable to present stockholders. The increase in authorized shares of common stock could also discourage or hinder efforts by other parties to obtain control of us, thereby having an anti-takeover effect. The increase in authorized shares of common stock is not proposed in response to any known attempt to acquire control of us.

        The specific language of the proposed amendment to Article IV of the A&R Certificate of Incorporation is set forth on Appendix D to this proxy statement and is marked to show the proposed changes.

        If this proposal is approved, the amendment to the A&R Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware, which is expected to occur promptly following the stockholder vote.

Board Recommendation

        The Board recommends a vote "FOR" Proposal Six relating to the amendment to the Company's A&R Certificate of Incorporation to increase the number of authorized shares of common stock from 350,000,000 to 700,000,000.

 THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        PricewaterhouseCoopers LLP served as the independent registered public accounting firm for the Company and the Company's subsidiaries for 2012 and 2013. It is expected that representatives of PwC U.S. and PwC Canada (each as defined below) will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and, if a representative is in attendance, the representative will be available to answer appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

        For the years ended December 31, 2013 and 2012, fees billed by the Company's independent registered public accounting firm for such periods, PricewaterhouseCoopers LLP, to the Company were as follows (in thousands):

	Year ended December 31, (in thousands)
	2013(1)	2012
Audit Fees(2)	$4,338	$4,296
Audit-Related Fees(3)	324	1,703
Tax Fees(4)	—	—
All Other Fees(5)	5	5

Total Accounting Fees and Services	$4,667	$6,004

(1)
Fees for 2013 include proposed billings for overruns, which remain subject to the approval of management and the Audit and Ethics Committee.

(2)
Audit Fees for 2013 and 2012 were for professional services rendered for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2013 and 2012, respectively, and the reviews of the interim financial statements included in the Company's Forms 10-Q filed during the fiscal years ended December 31, 2013 and 2012, respectively, as well as for services provided in connection with statutory and regulatory filings or engagements and comfort letters in connection with capital raisings by the Company for such fiscal years.

(3)
Audit-Related Fees for 2013 were for professional services rendered in connection with an attestation engagement in support of a proposed funding transaction and a non monetary contribution to a subsidiary pursuant to local statutory requirements and in 2012 were for professional services rendered for due diligence related to mergers and acquisitions and attestation engagements in support of proposed funding transactions.

(4)
No professional services were rendered for tax compliance, tax advice or tax planning in either 2013 or 2012.

(5)
All Other Fees for 2013 and 2012 were for fees paid to access a PricewaterhouseCoopers LLP accounting database and other research materials.

        Except as set forth above and approved by the Audit and Ethics Committee pursuant to the Company's pre-approval policies and procedures, no assurance or related services, tax compliance, tax advice or tax planning services were performed by PricewaterhouseCoopers LLP for the Company during the last two fiscal years.

Pre-Approval Policies and Procedures

        Under the Company's pre-approval policies and procedures, only audit, audit-related services and limited tax and accounting services will be performed by the Company's principal independent registered public accounting firm. All audit, audit-related, tax and other accounting services to be performed for the Company must be pre-approved by the Company's Audit and Ethics Committee. In furtherance of this policy, for 2013, the Audit and Ethics Committee authorized the Company to engage PricewaterhouseCoopers LLP for specific audit, audit-related and tax services up to specified fee levels. Pre-approval authority may be delegated to a committee member or a subcommittee, and any such member or subcommittee must report any decisions to the full committee at its next scheduled meeting. The Company receives a report on pre-approval policies and procedures, if any to report, from the Audit and Ethics Committee at each general meeting of the Board.

        The Audit and Ethics Committee considered whether PricewaterhouseCoopers LLP providing the Company with non-audit services was compatible with maintaining PricewaterhouseCoopers LLP's independence and has received from PricewaterhouseCoopers LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board concerning independence.

Changes in Independent Registered Public Accounting Firm

        On March 19, 2014, the Audit and Ethics Committee approved the appointment of PricewaterhouseCoopers LLP (Canada), referred to in this section as PwC Canada, as the Company's new independent registered public accounting firm beginning with the review of the Company's financial statements for the quarter ending March 31, 2014. On March 19, 2014, the Audit and Ethics Committee also approved the dismissal of PricewaterhouseCoopers LLP (U.S.), referred to in this section as PwC U.S., as the Company's independent registered public accounting firm effective March 19, 2014.

        The audit report of PwC U.S. on the consolidated financial statements of the Company for the years ended and as of December 31, 2013 and 2012 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

        During the fiscal years ended December 31, 2013 and 2012, and the subsequent interim period through March 19, 2014, there were no "disagreements" (as that term is defined in Item 304(a)(1)(iv) and the related instructions of Regulation S-K) between the Company and PwC U.S. However, during such periods, there were "reportable events" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K). The reportable events included a material weakness as described by the Company in Item 9A of the Company's Annual Report on Form 10-K/A for the year ended December 31, 2012, and Annual Report on Form 10-K for the year ended December 31, 2013 and in Item 4 of the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2013, Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013. This material weakness related to not maintaining a sufficient complement of accounting and financial reporting personnel. In addition, as disclosed in Item 9A of the Company's Annual Report in Form 10-K for the year ended December 31, 2013, there was an additional material weakness related to not designing and maintaining effective controls over restricted access, automated controls and change management activities within a recently implemented ERP system, and certain personnel had the ability to prepare and post journal entries without independent review by someone other than the preparer. PwC U.S.'s report on the effectiveness of the Company's internal control over financial reporting as of December 31, 2013, which was included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 3, 2014, contained an adverse opinion thereon. The Audit and Ethics Committee has discussed the material weaknesses in the Company's internal control over financial reporting with PwC U.S., and has authorized PwC U.S. to respond fully to the inquiries of PwC Canada concerning such material weaknesses.

        The Company engaged PwC Canada as the Company's new registered public accounting firm on March 19, 2014. During the fiscal years ended December 31, 2013 and 2012, and the subsequent interim period through March 19, 2014, neither the Company nor anyone acting on its behalf has consulted with PwC Canada with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that PwC Canada concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a "disagreement" (as that term is defined in Item 304(a)(1)(iv) and the related instructions of Regulation S-K) or a "reportable event" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

        The Company provided PwC U.S. with a copy of the disclosure made in a Current Report on Form 8-K, referred to in this section as the Report, prior to the time the Report was filed with the SEC. The Company requested that PwC U.S. furnish a letter addressed to the SEC stating whether or not it agrees with the statements made in the Report. A copy of PwC U.S.'s letter, dated March 21, 2014, was attached as Exhibit 16.1 to the Report.

SUBMISSION OF STOCKHOLDER PROPOSALS

        A stockholder who would like a proposal considered for inclusion in the Company's proxy statement relating to the Company's 2015 annual meeting pursuant to Rule 14a-8 under the Exchange Act, or Rule 14a-8, must be received by the Corporate Secretary of the Company no later than January 13, 2015 and must otherwise comply with Rule 14a-8.

        Any stockholder proposals received outside of the Rule 14a-8 procedure for consideration at the Company's 2015 annual meeting must be received by the Corporate Secretary of the Company between February 25, 2015 and March 27, 2015. If, however, the date of the 2015 annual meeting is changed by more than 30 days from the anniversary date of this year's Annual Meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day after public announcement of the date of such meeting. Such proposals must be addressed to Molycorp, Inc., 5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111, Attention: Corporate Secretary. If the Company does not receive such notice within the timeframe described above, the notice will be considered untimely and the proposal may not be brought.

        In addition to the timely notice requirements, a stockholder's proposal for nominees for directors must comply with Section 10 of the Company's Bylaws or otherwise be submitted in accordance with the policy of the Company's Nominating and Corporate Governance Committee discussed above under "The Board of Directors and its Committees—Nominating and Corporate Governance Committee." Stockholder proposals related to other business must comply with Section 9 of the Company's Bylaws. Furthermore, any stockholder proposal must comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

        The Company's proxy for the 2015 annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any matter of which the Company did not receive notice between February 25, 2015 and March 27, 2015. Notices should be submitted to the address set forth above.

 SOLICITATION OF PROXIES

        The Company will bear the costs of soliciting proxies from the Company's stockholders. In addition to the use of the mails, proxies may be solicited by the Company's directors, officers and employees by personal interview, telephone, electronic mail or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the Company's common stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

OTHER MATTERS

        The directors know of no other matters which are likely to be brought before the Annual Meeting. The enclosed proxy card grants to the persons named in the proxy the authority to vote in their discretion regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors
Alexander D. Caldwell Corporate Secretary

Appendix A

MOLYCORP, INC.
Amended and Restated 2010 Equity and Performance Incentive Plan

        1.    Purpose.    The purpose of this Plan is to attract and retain directors, officers and other employees of Molycorp, Inc., a Delaware corporation, and its Subsidiaries and to provide to such persons incentives and rewards for performance.

        2.    Definitions.    As used in this Plan,

          (a)   "Appreciation Right" means a right granted pursuant to Section 5 or Section 9 of this Plan, and will include both Tandem Appreciation Rights and Free-Standing Appreciation Rights.

          (b)   "Base Price" means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

          (c)   "Board" means the Board of Directors of the Company.

          (d)   "Change in Control" of the Company, for purposes of awards granted under this Plan on or after the Effective Date, shall mean, unless otherwise defined in the applicable Evidence of Award:

    (i)
    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change in Control: (A) any acquisition directly from the Company that is approved by the Incumbent Board (as defined in subsection (ii) below), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; provided, further, that if any Person's beneficial ownership of the Outstanding Company Voting Securities exceeds 50% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own more than 50% of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than or equal to 50% of the Outstanding Company Voting Securities, then no Change in Control shall have occurred as a result of such Person's acquisition;

    (ii)
    individuals who, as of the Effective Date constituted the Board (the "Incumbent Board" as modified by this subsection (ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

    (iii)
    the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation or other transaction ("Business Combination") excluding, however, such a Business Combination pursuant to which (A) the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company, the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

    (iv)
    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iii) above.

          (e)   "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (f)    "Committee" means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 13 of this Plan.

          (g)   "Common Stock" means the common stock, par value $0.001 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

          (h)   "Company" means Molycorp, Inc., a Delaware corporation, and its successors.

          (i)    "Covered Employee" means a Participant who is, or is determined by the Committee to be likely to become, a "covered employee" within the meaning of Section 162(m) of the Code (or any successor provision).

          (j)    "Date of Grant" means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units or other awards contemplated by Section 10 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 10 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

          (k)   "Director" means a member of the Board.

          (l)    "Effective Date" means the date this Plan is approved by the stockholders of the Company.

          (m)  "Evidence of Award" means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under the Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

          (n)   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

          (o)   "Free-Standing Appreciation Right" means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is not granted in tandem with an Option Right.

          (p)   "Incentive Stock Options" means Option Rights that are intended to qualify as "incentive stock options" under Section 422 of the Code or any successor provision.

          (q)   "Management Objectives" means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. Management Objectives may be made relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Committee may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee shall be based on one or more, or a combination, of the following metrics (including relative or growth achievement regarding such metrics):

    (i)
    Profits (e.g., operating profit or income, EBIT, EBT, net income, earnings per share, residual or economic earnings);

    (ii)
    Cash Flow (e.g., EBITDA, operating cash flow, total cash flow, or free cash flow);

    (iii)
    Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

    (iv)
    Working Capital (e.g., working capital divided by sales, days' sales outstanding, days' sales inventory, and days' sales in payables, total inventory, total receivables, inventory turns or any combination thereof);

    (v)
    Margins (e.g., operating profit, EBIT, EBITDA or gross profit divided by revenues or value added revenues);

    (vi)
    Liquidity Measures (e.g., debt-to-debt-plus-equity, debt-to-capital, debt-to-equity, debt-to-EBITDA, total debt ratio, EBIT-to-interest expense);

    (vii)
    Sales, Value-Added Sales, Sales Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, new product sales growth, new product value-added sales growth, value-added sales, growth in value added sales, stock price appreciation, total return to shareholders (on absolute or relative basis), sales and administrative costs divided by sales, sales and administrative costs divided by value-added sales, sales per employee, value-added sales per employee, cost targets, expense or debt reduction levels or any combination thereof); and

    (viii)
    Strategic Initiative Key Deliverable Metrics (e.g., product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, increase in yield and productivity and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures).

        In the case of a Qualified Performance-Based Award, each Management Objective will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Section 162(m) of the Code, will exclude the effects of certain designated items identified at the time of grant. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or any related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to such Covered Employee.

          (r)   "Market Value per Share" means, as of any particular date, the closing sale price of a share of Common Stock as reported for that date on the New York Stock Exchange or, if the common stock is not then listed on such exchange, on any other national securities exchange on which the Common Stock is listed. If the Common Stock is not traded as of any given date, the Market Value per Share means the closing price for a share of Common Stock on the principal exchange on which the Common Stock is traded for the immediately preceding date on which the Common Stock is traded. If there is no regular public trading market for the Common Stock, the Market Value per Share shall be the fair market value of a share of Common Stock as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the Evidence of Award, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

          (s)   "Non-Employee Director" means a person who is a "Non-Employee Director" of the Company within the meaning of Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act and an "outside director" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder by the U.S. Department of the Treasury.

          (t)    "Optionee" means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

          (u)   "Option Price" means the purchase price payable on exercise of an Option Right.

          (v)   "Option Right" means the right to purchase Common Stock upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

          (w)  "Participant" means a person who is selected by the Committee to receive benefits under this Plan and who is at the time an officer or other key employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within

  90 days of the Date of Grant, and will also include each non-employee Director who receives Common Stock or an award of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units or other awards under this Plan. The term "Participant" shall also include any person who provides services to the Company or a Subsidiary that are substantially equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an "employee").

          (x)   "Performance Period" means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 7(f) of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

          (y)   "Performance Share" means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 7(f) of this Plan.

          (z)   "Performance Unit" means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Board.

          (aa) "Plan" means this Molycorp, Inc. Amended and Restated 2010 Equity and Performance Incentive Plan, as may be amended from time to time.

          (bb) "Qualified Performance-Based Award" means any award of Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units or other awards contemplated under Section 10 of this Plan, or portion of such award, to a Covered Employee that is intended to satisfy the requirements for "qualified performance-based compensation" under Section 162(m) of the Code.

          (cc) "Restricted Stock" means Common Stock granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

          (dd) "Restriction Period" means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 or Section 9 of this Plan.

          (ee) "Restricted Stock Unit" means an award made pursuant to Section 7 or Section 9 of this Plan of the right to receive Common Stock or cash, or a combination thereof, at the end of a specified period.

          (ff)  "Spread" means the excess of the Market Value per Share on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

          (gg) "Subsidiary" means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, "Subsidiary" means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

          (hh) "Tandem Appreciation Right" means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is granted in tandem with an Option Right.

        3.    Shares Available Under the Plan.

          (a)   Maximum Shares Available Under Plan.

    (i)
    Subject to adjustment as provided in Section 12 of this Plan, the number of shares of Common Stock that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) as Restricted Stock and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards to Non-Employee Directors, (F) as awards contemplated by Section 10 of this Plan, or (G) in payment of dividend equivalents paid with respect to awards made under the Plan, will not exceed in the aggregate 16,112,685 shares of Common Stock (4,112,685 of which were approved by stockholders of the Company in 2010 and 12,000,000 of which will be added upon approval by stockholders of the Company in 2014), plus any shares of Common Stock relating to awards that expire or are forfeited, cancelled or settled in cash under this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the forgoing.

    (ii)
    Shares of Common Stock covered by an award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant and, therefore, the total number of shares of Common Stock available under the Plan as of a given date shall not be reduced by any Common Stock relating to prior awards that have expired or have been forfeited or cancelled, and upon payment in cash of the benefit provided by any award granted under the Plan, any shares of Common Stock that are covered by that award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (A) if shares of Common Stock are tendered or otherwise used in payment of the Option Price of an Option Right, the total number of shares of Common Stock covered by the Option Right being exercised shall count against the aggregate plan limit described above, (B) shares of Common Stock tendered or withheld by the Company to satisfy the tax withholding obligation shall count against the aggregate plan limit described above, (C) the number of shares of Common Stock that are repurchased by the Company with Option Right proceeds will not be added to the aggregate plan limit described above, and (D) the number of shares of Common Stock covered by an Appreciation Right, to the extent that it is exercised and settled in Common Stock, whether or not all shares of Common Stock covered by the award are actually issued to the Participant upon exercise of the Appreciation Right, shall be considered issued or transferred pursuant to this Plan.

          (b)   Incentive Stock Option Limit.    Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment pursuant to Section 10 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 8,050,000 shares of Common Stock.

          (c)   Individual Participant Limits.    Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment pursuant to Section 10 of this Plan:

    (i)
    No Participant shall be granted Option Rights or Appreciation Rights, in the aggregate, for more than 1,000,000 shares of Common Stock during any calendar year.

    (ii)
    No Participant shall be granted Qualified Performance-Based Awards of Restricted Stock, Restricted Stock Units, Performance Shares or other awards granted under Section 10, in the aggregate, for more than 1,000,000 shares of Common Stock during any calendar year.

    (iii)
    No Participant shall be granted in any calendar year a Qualified Performance-Based Award of Performance Units or other awards payment in cash under Section 10 having an aggregate maximum value as of their respective Dates of Grant in excess of $8,000,000.

    (iv)
    In no event will any non-employee Director receive in any calendar year Common Stock-based awards under this Plan for, in the aggregate, more than 100,000 shares of Common Stock or cash-based awards under this Plan having an aggregate maximum value as of their respective Dates of Grant in excess of $500,000.

        4.    Option Rights.    The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

          (a)   Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

          (b)   Each grant will specify an Option Price per share, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

          (c)   Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Stock owned by the Optionee (or other consideration authorized pursuant to Section 4(d)) having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, the Company's withholding of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a "net exercise" arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

          (d)   To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

          (e)   Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

          (f)    Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable. A grant of Option Rights may provide for the earlier exercise of such Option Rights, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.

          (g)   Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

          (h)   Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of "employees" under Section 3401(c) of the Code.

          (i)    No grant of Option Rights may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Option Rights.

          (j)    The exercise of an Option Right will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

          (k)   No Option Right will be exercisable more than 10 years from the Date of Grant.

          (l)    Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award shall be subject to the Plan and shall contain such terms and provisions as the Committee may approve.

        5.    Appreciation Rights.

          (a)   The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

          (b)   Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

      (i)
      Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Stock or in any combination thereof.

      (ii)
      Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

      (iii)
      Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

      (iv)
      Any grant may specify that such Appreciation Right may be exercised only in the event of, or earlier in the event of, the retirement, death or disability of a Participant, or a Change in Control.

      (v)
      Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

      (vi)
      No grant of Appreciation Rights may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Appreciation Rights.

      (vii)
      Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

          (c)   Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Grants of Tandem Appreciation Rights (except with respect to awards under Section 22 of this Plan) may not have an exercise price less than the Market Value per Share on the Date of Grant. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

          (d)   Regarding Free-Standing Appreciation Rights only:

      (i)
      Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) will be equal to or greater than the Market Value per Share on the Date of Grant;

      (ii)
      Successive grants of Free-Standing Appreciation Rights may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

      (iii)
      No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

        6.    Restricted Stock.    The Committee may, from time to time and upon such terms and conditions as it may determine, also authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

          (a)   Each such grant or sale will constitute an immediate transfer of the ownership of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

          (b)   Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

          (c)   Each such grant or sale will provide that the Restricted Stock covered by such grant or sale that vests upon the passage of time will be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant or upon achievement of Management Objectives referred to in subparagraph (e) below.

          (d)   Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

          (e)   Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

          (f)    Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock may provide for the earlier termination of restrictions on such Restricted Stock, including in the event of the retirement, death or disability of a Participant, or a Change in Control; provided, however, that no award of Restricted Stock intended to be a Qualified Performance-Based Award will provide for such early termination of restrictions (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.

          (g)   Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional shares of Restricted Stock, which may be subject to the same restrictions as the underlying award; provided, however, that dividends or other distributions on Restricted Stock with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

          (h)   Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares, or (ii) all shares of Restricted Stock will be held at the Company's transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

        7.    Restricted Stock Units.    The Committee may, from time to time and upon such terms and conditions as it may determine, also authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

          (a)   Each such grant or sale will constitute the agreement by the Company to deliver Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Shares of Common Stock subject to the Restricted Stock Units as to which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

          (b)   Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

          (c)   Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock Units may provide for the earlier lapse or modification of the Restriction Period, including in the event of the retirement, death or disability of a Participant, or a Change in Control; provided, however, that no award of Restricted Stock Units intended to be a Qualified Performance-Based Award will provide for such early lapse or modification of the Restriction Period (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.

          (d)   During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Stock underlying the

  Restricted Stock Units and will have no right to vote the Common Stock subject to the Restricted Stock Units, but the Board may at the Date of Grant authorize the payment of dividend equivalents on either a current, deferred or contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

          (e)   Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Stock or cash, or a combination thereof.

          (f)    Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

        8.    Performance Shares and Performance Units.    The Committee may, from time to time and upon such terms and conditions as it may determine, also authorize the granting of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

          (a)   Each grant will specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

          (b)   The Performance Period with respect to each Performance Share or Performance Unit will be such period of time as will be determined by the Committee at the time of grant which may be subject to earlier lapse or other modification, including in the event of the retirement, death or disability of a Participant, or in the event of a Change in Control; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

          (c)   Any grant of Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives. The grant of Performance Shares or Performance Units will specify that, before the Performance Shares or Performance Units will be earned and paid, the Board must certify that the Management Objectives have been satisfied.

          (d)   Each grant will specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Stock or in any combination thereof.

          (e)   Any grant of Performance Shares or Performance Units may specify that the amount payable or the number of shares of Common Stock issued with respect thereto may not exceed maximums specified by the Committee at the Date of Grant.

          (f)    The Committee may at the Date of Grant of Performance Shares provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock subject in all cases to payment on a contingent basis based on the Participant's earning of the Performance Shares with respect to which such dividend equivalents are paid.

          (g)   Each grant of Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

        9.    Awards to Non-Employee Directors.    The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to non-employee Directors of Option Rights, Appreciation Rights or other awards contemplated by Section 10 of this Plan and may also authorize the grant or sale of Common Stock, Restricted Stock or Restricted Stock Units to non-employee Directors. Each grant of an award to a non-employee Director will be upon such terms and conditions as approved by the Board, will not be required to be subject to any minimum vesting period, and will be evidenced by an Evidence of Award in such form as will be approved by the Board. Each grant will specify in the case of an Option Right, an Option Price per share, and in the case of Appreciation Rights, a Base Price per share, which (except with respect to awards under Section 22 of this Plan) will not be less than the Market Value per Share on the Date of Grant. Each Option Right and Free-Standing Appreciation Right granted under the Plan to a non-employee Director will expire not more than 10 years from the Date of Grant and will be subject to earlier termination as hereinafter provided. If a non-employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Board, all or any portion of their annual retainer, meeting fees or other fees in Common Stock, Restricted Stock, Restricted Stock Units or other awards under the Plan in lieu of cash. References in this Plan to "Committee" shall be deemed to be references to "Board" for purposes of administering awards granted under this Section 9.

        10.    Other Awards.

          (a)   The Committee may, subject to limitations under applicable law and the limits set forth in Section 3 of this Plan, grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee shall determine the terms and conditions of such awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, shares of Common Stock, other awards, notes or other property, as the Committee shall determine.

          (b)   Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10 of this Plan.

          (c)   The Committee may grant Common Stock as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee in a manner that complies with Section 409A of the Code.

          (d)   Share-based awards pursuant to this Section 10 are not required to be subject to any minimum vesting period.

        11.    Transferability.

          (a)   Except as otherwise determined by the Committee, no Option Right, Appreciation Right or other derivative security granted under the Plan shall be transferable by the Participant except by will or the laws of descent and distribution, and in no event shall any such award granted under this Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant's lifetime only by him or her or, in the event of the Participant's legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

          (b)   The Committee may specify at the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

        12.    Adjustments.    The Committee shall make or provide for such adjustments in the numbers of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of shares of Common Stock covered by other awards granted pursuant to Section 10 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of shares of Common Stock specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(c)(i) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

        13.    Administration of the Plan.

          (a)   This Plan will be administered by the Committee (or the Board, to the extent provided herein). The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

          (b)   The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or other awards pursuant to Section 10 of this Plan and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee or the Board will be liable for any such action or determination made in good faith.

          (c)   The Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Board, the Committee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Board, the Committee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee or the committee shall not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization sets forth the total number of shares of Common Stock such officer(s) may grant; and (C) the officer(s) shall report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

        14.    Recapture Provisions.    Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary or (b) within a specified period after termination of such employment or service, shall engage in any detrimental activity. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company or any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded.

        15.    Non U.S. Participants.    In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

        16.    Withholding Taxes.    To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant's benefit is to be received in the form of Common Stock, and such Participant fails to make arrangements for the payment of tax, the Company shall withhold such shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld (except in the case of Restricted Stock where an election under Section 83(b) of the Code has been made), or by delivering to the Company other shares of Common Stock held by such Participant. The shares used for tax withholding will be valued at an amount equal to the Market Value per Share of such Common Stock on the date the benefit is to be included in Participant's income. In no event shall the fair market value of the Common Stock to be withheld and delivered pursuant to this Section 16 to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights.

        17.    Amendments, Etc.

          (a)   The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that if an amendment to the Plan (i) would materially increase the benefits accruing to participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan or (iv) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Stock is not traded on New York Stock Exchange, the principal national securities exchange upon which the Common Stock is traded or quoted, then, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

          (b)   Except in connection with a corporate transaction or event described in Section 12 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without stockholder approval. This Section 17(b) is intended to prohibit the repricing of "underwater" Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 12 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 17(b) may not be amended without approval by the Company's stockholders.

          (c)   If permitted by Section 409A of the Code and Section 162(m) of the Code, but subject to Section 17(d) hereof, in case of termination of employment by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 10 subject to any vesting schedule or transfer restriction, or who holds Common Stock subject to any transfer restriction imposed pursuant to Section 11(b) of this Plan, or in the case of a Change in Control, the Committee may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

          (d)   Subject to Section 17(b) hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant's death or disability or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 12 above, no such amendment shall impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

        18.    Compliance with Section 409A of the Code.

          (a)   To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

          (b)   Neither a Participant nor any of a Participant's creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant's benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

          (c)   If, at the time of a Participant's separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the tenth business day of the seventh month after such separation of service.

          (d)   Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant's account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

        19.    Governing Law.    The Plan and all grants and awards and actions taken hereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

        20.    Effective Date/Termination.    The Molycorp, Inc. 2010 Equity and Performance Incentive Plan first became effective as of June 9, 2010. This Plan shall be effective as of the Effective Date. No grant will be made under this Plan after June 24, 2024, 10 years from the date on which this Plan is expected to be approved by the stockholders of the Company, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan (or its predecessor).

        21.    Miscellaneous.

          (a)   The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

          (b)   This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant's employment or other service at any time.

          (c)   Except with respect to Section 21(e), to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

          (d)   No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Board, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

          (e)   Absence or leave approved by a duly constituted officer of the Company or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

          (f)    No Participant shall have any rights as a stockholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

          (g)   The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

          (h)   If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any award under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

          (i)    Except with respect to Option Rights and Appreciation Rights, the Board may permit Participants to elect to defer the issuance of Common Stock under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Board may also provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

        22.    Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company.    Notwithstanding anything in this Plan to the contrary:

          (a)   Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

          (b)   In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

          (c)   Any shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will not reduce the Common Stock available for issuance or transfer under the Plan or otherwise count against the limits contained in Section 3 of the Plan. In addition, no shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will be added to the aggregate plan limit contained in Section 3 of the Plan.

Appendix B

TEXT OF PROPOSED AMENDMENTS TO THE
COMPANY'S A&R CERTIFICATE OF INCORPORATION AND BYLAWS

        Set forth below is the text of Article VII of the A&R Certificate of Incorporation and Bylaws 15, 16 and 17, in each case marked to show the proposed changes from Proposal Four. New text is bold and underlined; deleted text is struck through. These amendments would be approved if Proposal Four is approved.

MOLYCORP, INC.
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

ARTICLE VII

        Section 1. Number, Election, Terms of Directors and Initial Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Company will not be less than seven nor more than eleven and will be fixed from time to time in the manner provided in the Bylaws of the Company. ~~The~~Until the election of Directors at the 2017 annual meeting of stockholders (the "2017 Annual Meeting"), the Directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. ~~At~~Until the 2017 Annual Meeting, at any meeting of stockholders at which Directors are to be elected, the number of Directors elected may not exceed the greatest number of Directors then in office in any class of Directors. ~~The Directors first appointed to Class I~~Beginning at the 2017 Annual Meeting, and at each succeeding annual meeting of stockholders thereafter, the number of Directors elected may not exceed the greatest number of Directors then in office. Each Director elected at or prior to the 2014 annual meeting of stockholders will hold office for a three-year term until the next applicable election and until such Director's successor is elected and qualified or such Director's earlier resignation or removal. Each of the Directors in the class of Directors elected at the 2015 annual meeting of stockholders will hold office for a term expiring at the 2017 Annual Meeting and until such Director's successor is elected and qualified or such Director's earlier resignation or removal; and each of the Directors in the class of Directors elected at the 2016 annual meeting of stockholders ~~to be held in 2011; the Directors first appointed to Class II~~ will hold office for a term expiring at the ~~annual meeting of stockholders to be held in 2012; and the Directors first appointed to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2013, with the members of each class to hold office until their successors are~~2017 Annual Meeting and until such Director's successor is elected and qualified~~. At~~ or such Director's earlier resignation or removal. Beginning at the 2017 Annual Meeting, and at each succeeding annual meeting of the stockholders of the Company~~, the successors to the class of~~ thereafter, each of the Directors whose term expires at that meeting will, other than those who may be elected by the holders of any series of Preferred Stock , be elected by plurality vote of all votes cast at such annual meeting of stockholders to hold office for a term expiring at the next succeeding annual meeting of stockholders ~~held in the third year following the year of their election~~, and each Director will hold office until such Director's successor is elected and qualified or such Director's earlier resignation or removal . Subject to the rights, if any, of the holders of any series of Preferred Stock ~~to elect additional Directors~~ under circumstances specified in a Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders. Election of Directors of the Company need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected. If authorized by the

Board, such requirement of written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder. ~~The names and mailing addresses of the persons who are to serve as the initial Directors in accordance with the terms and conditions of this Article VII, Section 1 are as follows:~~

~~Class~~	~~Name~~	~~Address~~
~~Class II~~	~~Mark A. Smith~~	~~5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111~~
~~Class III~~	~~Ross R. Bhappu~~	~~5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111~~
~~Class II~~	~~Brian T. Dolan~~	~~5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111~~
~~Class I~~	~~Charles R. Henry~~	~~5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111~~
~~Class III~~	~~Mark S. Kristoff~~	~~5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111~~
~~Class III~~	~~Alec Machiels~~	~~5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111~~
~~Class I~~	~~Russell D. Ball~~	~~5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111~~
~~Class I~~	~~Jack E. Thompson~~	~~5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111~~

        Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws of the Company.

        Section 3. Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the authorized number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor has been elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

        Section 4. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock ~~to elect additional Directors under circumstances~~specified in a Preferred Stock Designation, until the 2017

Annual Meeting, any Director may be removed from office by the stockholders only for cause and only in the manner provided in this Article VII, Section 4. Beginning at the 2017 Annual Meeting, subject to the rights, if any, of the holders of any series of Preferred Stock specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders ~~only for~~with or without cause and only in the manner provided in this Article VII, Section 4. At any annual meeting or special meeting of the stockholders, the notice of which identifies the Director or Directors proposed to be removed and states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Voting Stock, voting together as a single class, may remove such Director or Directors ~~for cause~~as provided in this Article VII, Section 4 .

        Section 5. Amendment, Repeal, Etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article VII. The amendment or repeal of, or the adoption of any provision inconsistent with, this Article VII must be by written ballot.

MOLYCORP, INC.
BYLAWS

        15.    Number, Election and Terms.    Subject to the rights, if any, of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, and to the minimum and maximum number of authorized Directors provided in the Certificate of Incorporation, the authorized number of Directors may be determined from time to time only (a) by a vote of a majority of the Whole Board or(b) by the affirmative vote of the holders of at least 66 2/3% of the Voting Stock, voting together as a single class. ~~The Directors, other than those who may be elected by the holders of any series of the Preferred Stock, will be classified with respect to the time for which they severally hold office in accordance with the provisions of the Certificate of Incorporation.~~

        16.    Vacancies and Newly Created Directorships.    Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the authorized number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause may be filled only by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office ~~for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and~~ until such Director's successor is elected and qualified. No decrease in the authorized number of Directors will shorten the term of any incumbent Director.

        17.    Removal.    Subject to the rights, if any, of the holders of any series of Preferred Stock specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders only ~~for cause and only~~ in the manner provided in the Certificate of Incorporation.

Appendix C

TEXT OF PROPOSED AMENDMENTS TO THE COMPANY'S A&R CERTIFICATE OF INCORPORATION AND BYLAWS

        Set forth below is the text of Article VII, Section 1 of the A&R Certificate of Incorporation and Bylaws 2 and 7 marked to show the proposed changes from Proposal Five. New text is bold and underlined; deleted text is struck through. These amendments would be approved if Proposal Five is approved.

MOLYCORP, INC.

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

ARTICLE VII

        Section 1.    Number, Election, Terms of Directors and Initial Directors.    Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Company will not be less than seven nor more than eleven and will be fixed from time to time in the manner provided in the Bylaws of the Company. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. At any meeting of stockholders at which Directors are to be elected, the number of Directors elected may not exceed the greatest number of Directors then in office in any class of Directors. The Directors first appointed to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2011; the Directors first appointed to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2012; and the Directors first appointed to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2013, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Company, the successors to the class of Directors whose term expires at that meeting will be elected ~~by plurality vote of all votes cast~~ at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders. Election of Directors of the Company need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected. If authorized by the Board, such requirement of written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder. The names and mailing addresses of the persons who are to serve as the initial Directors in accordance with the terms and conditions of this Article VII, Section 1 are as follows:

Class	Name	Address
Class II	Mark A. Smith	5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111
Class III	Ross R. Bhappu	5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111
Class II	Brian T. Dolan	5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111
Class I	Charles R. Henry	5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111
Class III	Mark S. Kristoff	5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111
Class III	Alec Machiels	5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111
Class I	Russell D. Ball	5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111
Class I	Jack E. Thompson	5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111

MOLYCORP, INC.

BYLAWS

        2.    Annual Meetings.    At each annual meeting of stockholders, the stockholders will elect~~, by a plurality of the votes of the shares present in person or represented by proxy at such meeting and entitled to vote on the election of Directors,~~ the Directors to succeed those Directors whose terms expire at such meeting, in accordance with this Bylaw 2, and will transact such other business as may properly be brought before the meeting in accordance with Bylaws 8, 9, 10 and 11. Subject to the rights, if any, of any series of Preferred Stock to elect Directors under circumstances specified in a Preferred Stock Designation, each Director to be elected by stockholders will be elected as such by the vote of a majority of the votes cast by stockholders for that Director at a meeting for the election of Directors at which a quorum is present; provided that the director nominees shall be elected by a plurality of the votes cast if the number of director nominees exceeds the number of directors to be elected (a "contested election"), with the determination thereof to be made by the Secretary as of the close of the applicable notice for nomination set forth in these Bylaws or under applicable law. For purposes of this Bylaw 2, a "majority of votes cast" means that the number of shares voted "for" a director must exceed the number of votes cast "against" that director, and any abstentions or broker non-votes shall not be considered votes "against." If, in any election of Directors that is an uncontested election, a nominee for Director who is also an incumbent Director does not receive a majority of the votes cast, then such incumbent Director shall tender his or her resignation pursuant to any director resignation policy then in effect, if any.

        7.    Voting; Proxies.    Except as otherwise provided by law, by the Company's Certificate of Incorporation, or in a Preferred Stock Designation, each stockholder will be entitled at every meeting of the stockholders to one vote for each share of stock having voting power standing in the name of such stockholder on the books of the Company on the record date for the meeting and such votes may be cast either in person or by proxy. Every proxy must be authorized in a manner permitted by

Section 212 of the General Corporation Law of the State of Delaware (the "DGCL") (or any successor provision). When a quorum is present at any meeting of stockholders, the affirmative vote of the holders of a majority of the stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders in all matters ~~other than the election of Directors~~, or as otherwise provided in these Bylaws (including Bylaw 2) , the Certificate of Incorporation, a Preferred Stock Designation, or by law.

Appendix D

TEXT OF PROPOSED AMENDMENTS TO THE A&R CERTIFICATE OF INCORPORATION

        Set forth below is the text of Section 1 of Article IV of the A&R Certificate of Incorporation marked to show the proposed changes from Proposal Six. New text is bold and underlined; deleted text is struck through. These amendments would be approved if Proposal Six is approved.

MOLYCORP, INC.

ARTICLE IV

        Section 1.    Authorized Capital Stock.    The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is ~~355,000,000~~705,000,000 shares, consisting of ~~350,000,000~~700,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share

D-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01UM6B 1 U PX + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate office, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR each of the director nominees listed and FOR Proposals 2, 3, 4, 5 and 6. 2. To approve, on a non-binding advisory basis, the compensation of Molycorp, Inc.’s named executive officers. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. For Against Abstain IMPORTANT ANNUAL MEETING INFORMATION 1. Election of Directors: For Withhold For Withhold For Withhold 4. To approve amendments to Molycorp, Inc.’s Amended and Restated Certificate of Incorporation and Bylaws to declassify the Board of Directors of the Company. 6. To approve an amendment to Molycorp, Inc.’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 350,000,000 to 700,000,000. 3. To approve the Molycorp, Inc. Amended and Restated 2010 Equity and Performance Incentive Plan. For Against Abstain 5. To approve amendments to Molycorp, Inc.’s Amended and Restated Certificate of Incorporated and Bylaws to adopt majority voting in uncontested director elections. 01 - Russell D. Ball 02 - Charles R. Henry 03 - Dr. Michael Schwarzkopf qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Daylight Time on June 24, 2014. Vote by Internet • Go to www.envisionreports.com/MCP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Notice of 2014 Annual Meeting of Stockholders St. Andrews Club & Conference Centre 150 King Street West, 27th Floor Toronto, Ontario, Canada M5H 1J9 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Geoffrey R. Bedford, Michael F. Doolan and Kevin W. Johnson, or any of them, each with the power to appoint his substitute, as proxies for the undersigned to vote all shares of common stock of Molycorp, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 25, 2014, and at any reconvened meeting after any adjournment thereof, as directed on the matters referred to on the reverse side and at their discretion on any other matters that may properly be presented at the meeting. This proxy, when properly executed, will be voted in the manner directed by the undersigned. If no directions are given on a properly executed proxy, this proxy will be voted “FOR” the election of each director nominee in Proposal 1 and “FOR” Proposal 2, 3, 4, 5 and 6. This proxy also confers discretionary authority to the proxies to vote on any other matters that may be presented at the meeting. If any other matters are properly presented at the meeting, this proxy will be voted in accordance with the recommendations of Molycorp, Inc.’s management. . Proxy — Molycorp, Inc. Molycorp, Inc. 2014 Annual Meeting of Stockholders Admission Ticket Wednesday, June 25, 2014, 10:00 a.m., Eastern Time St. Andrew’s Club & Conference Centre 150 King St. West, 27th Floor Toronto, Ontario, Canada M5H 1J9 Upon arrival, please present photo identification and this admission ticket or other proof of ownership of Molycorp common stock as of May 1, 2014 at the registration desk. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 2014: The Notice, 2014 Proxy Statement and 2013 Annual Report are available at http://www.edocumentview.com/MCP qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q